Filed pursuant to Rule 424(b)3
Registration Statement No. 333-161931

PROSPECTUS

Harvard Illinois Bancorp, Inc.

(Proposed Holding Company for Harvard Savings Bank)

Up to 1,035,000 Shares of Common Stock

Harvard Illinois Bancorp, Inc., a Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Harvard Savings, MHC from the mutual to the stock form of organization. All shares of common stock are being offered for sale at a price of $10.00 per share. We expect that our common stock will be quoted on the OTC Bulletin Board upon conclusion of the stock offering. There is currently no public market for the shares of our common stock.

We are offering up to 1,035,000 shares of common stock for sale on a best efforts basis. We may sell up to 1,190,250 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. We must sell a minimum of 765,000 shares in order to complete the offering.

We are offering the shares of common stock in a “subscription offering.” Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” to be managed by Keefe, Bruyette & Woods, Inc.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered through a single qualifying account is 20,000 shares, and no person by himself or with an associate or group of persons acting in concert may purchase more than 40,000 shares. The offering is expected to expire at 4:30 p.m., Central Time, on March 18, 2010. We may extend this expiration date without notice to you until May 2, 2010, or such later date as the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation may approve, to the extent such approval is required, which may not be beyond April 1, 2012. Once submitted, orders are irrevocable. However, if the offering is extended beyond May 2, 2010, or the number of shares of common stock to be sold is increased to more than 1,190,250 shares or decreased to fewer than 765,000 shares, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. Funds received during the offering will be held in a segregated account at Harvard Savings Bank, or, in our discretion, at another insured depository institution, and will earn interest at 0.30%, which is our current passbook savings rate.

Keefe, Bruyette & Woods, Inc. will assist us in selling our shares of common stock on a best efforts basis. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in the common stock, but is under no obligation to do so.

Upon completion of the conversion, Harvard Illinois Bancorp, Inc. will be a savings and loan holding company, and will be registered with the Office of Thrift Supervision and subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. See “Supervision and Regulation” for more information.

This investment involves a degree of risk, including the possible loss of your investment.

Please read “Risk Factors” beginning on page 11.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Maximum	Adjusted Maximum
Number of shares	765,000	1,035,000	1,190,250
Gross offering proceeds	$7,650,000	$10,350,000	$11,902,500
Estimated offering expenses (excluding selling agent fees)	$690,000	$690,000	$690,000
Estimated selling agent fees(1)	$180,000	$180,000	$180,000
Estimated net proceeds	$6,780,000	$9,480,000	$11,032,500
Estimated net proceeds per share	$8.86	$9.16	$9.27

(1)	See “The Conversion; Plan of Distribution—Marketing and Distribution; Compensation” for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for this offering.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center, toll free, at 877-860-2094.

KEEFE, BRUYETTE & WOODS

The date of this prospectus is February 12, 2010.

HARVARD SAVINGS BANK

MBL Morris Building & Loan

Wisconsin
94
Harvard
Lake Michigan
90
88
Chicago
39
Illinois
80
Morris
Indiana
65

14
Harvard
Branch Office and Financial Network Office
14
173
Main Office
173

Morris
47
80
Main Office
Illinois River

Illinois

Harvard Savings Bank

Main Office
58 North Ayer
Harvard, IL 60033

Branch Office
1400 North Division
Harvard, IL 60033

Financial Network Office
1400 North Division
Harvard, IL 60033

Morris Building & Loan
Division of Harvard Savings Bank

Main Office
211 E. Jefferson Street
Morris, IL 60450

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the Consolidated Financial Statements and the notes to the Consolidated Financial Statements.

In this prospectus, the terms “we, “our,” and “us” refer to Harvard Illinois Bancorp, Inc. and Harvard Savings Bank, Harvard Savings, MHC and Harvard Illinois Financial Corporation, unless the context indicates another meaning.

Harvard Savings Bank

Harvard Savings Bank is an Illinois chartered savings bank headquartered in Harvard, Illinois. Harvard Savings Bank was organized in 1934, and reorganized into the mutual holding company structure in 2005 by forming Harvard Savings, MHC. Harvard Savings, MHC owns 100% of the outstanding shares of common stock of Harvard Illinois Financial Corporation, a federal corporation, which in turn owns 100% of the outstanding shares of common stock of Harvard Savings Bank.

In April 2008, Morris Building & Loan, s.b., a mutual institution, merged into Harvard Savings Bank. Morris Building & Loan, s.b., which had $36 million in assets at the time of the merger, currently operates as a division of Harvard Savings Bank. We provide financial services to individuals, families and businesses through our three banking offices located in the Illinois counties of McHenry and Grundy. See “Business of Harvard Savings Bank.”

Harvard Savings Bank’s executive offices are located at 58 North Ayer Street, Harvard, Illinois 60033. Our telephone number at this address is (815) 943-5261. Our website address is www.harvardsavingsbank.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Harvard Illinois Bancorp, Inc.

Harvard Illinois Bancorp, Inc. is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Harvard Savings Bank upon completion of the mutual-to-stock conversion and the offering. Harvard Illinois Bancorp, Inc. was incorporated on September 14, 2009 and has not engaged in any business to date.

Our executive offices are located at 58 North Ayer Street, Harvard, Illinois 60033. Our telephone number at this address is (815) 943-5261.

Business Strategy

Over the last several years, we have modified our strategy to provide a broader array of financial services to consumers and businesses within our market area. Highlights of our current strategy include, subject to market conditions, the following:

•	continue to focus on residential lending, including home equity lines of credit;

•	continue to increase our commercial real estate and commercial and industrial lending, including agricultural lending;

•	manage our interest rate risk while enhancing, to the extent practicable, our net interest margin;

•	continue to build our “core” deposits consisting of demand, NOW, savings and money market accounts;

•	continue to grow our operations in our Morris office, which is located in one of the faster growing parts of our market area;

•	build strong asset quality; and

•	maintain controlled growth of our assets and liabilities.

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are to: (1) compete more effectively in the financial services marketplace; (2) offer our depositors, employees and directors the opportunity to have an equity ownership interest in our institution and thereby obtain an economic interest in its future success; (3) increase our capital to support future growth and profitability; and (4) finance the expansion of our operations.

The reorganization and the capital raised in the offering are expected to:

•	increase our lending capacity by providing us with additional capital to support new loans and higher lending limits; and

•	support the growth of our banking franchise, including the modernization and, if practicable, expansion of our branch network.

The reorganization and stock offering also will allow us to establish stock-based benefit plans for management, directors and employees that will permit us to attract and retain qualified personnel and provide such personnel with a stake in our success.

Terms of the Conversion and the Offering

We are offering between 765,000 and 1,035,000 shares of common stock to eligible depositors and borrowers of Harvard Savings Bank, to our employee benefit plans and, to the extent shares remain available, to the general public. The number of shares of common stock to be sold may be increased to up to 1,190,250 as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 1,190,250 or decreased to less than 765,000, or the offering is extended beyond May 2, 2010, subscribers will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be issued in the offering is $10.00. Investors will not be charged a commission to purchase shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

•	First, to depositors of Harvard Savings Bank with aggregate account balances of at least $50 as of the close of business on June 30, 2008.

•	Second, to Harvard Savings Bank’s tax-qualified employee benefit plans.

•	Third, to depositors of Harvard Savings Bank with aggregate account balances of at least $50 as of the close of business on December 31, 2009.

•

Fourth, to depositors of Harvard Savings Bank as of February 4, 2010 and to the former borrowers of Morris Building & Loan, s.b. as of April 18, 2008 whose borrowings remain outstanding as of February 4, 2010.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons residing in the Illinois Counties of Boone, McHenry and Grundy and the Wisconsin county of Walworth.

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of Harvard Illinois Bancorp, Inc., assuming the conversion and the offering are completed. RP Financial, LC, our independent appraiser, has estimated that, as of November 27, 2009, this market value ranged from $7.7 million to $10.4 million, with a midpoint of $9.0 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 765,000 shares to 1,035,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 20,000 shares ($200,000) of common stock. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 40,000 shares ($400,000):

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion; Plan of Distribution—Limitations on Common Stock Purchases.”

How We Intend to Use the Proceeds From the Offering

Assuming we sell 1,190,250 shares of common stock in the stock offering (the adjusted maximum of the offering range), and we have net proceeds of $11.0 million, we intend to distribute the net proceeds as follows:

•	$6.6 million (60.0% of the net proceeds) will be invested in Harvard Savings Bank;

•	$952,000 (8.6% of the net proceeds) will be loaned to our employee stock ownership plan to fund its purchase of our shares of common stock; and

•	$3.5 million (31.4% of the net proceeds) will be retained by us.

We may use the funds we receive for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes. Harvard Savings Bank may use the proceeds it receives from Harvard Illinois Bancorp, Inc. to support increased lending and other products and services, and to repay short-term borrowings. The net proceeds retained by Harvard Illinois Bancorp, Inc. and Harvard Savings Bank also may be used for future business expansion through acquisitions of banks, thrifts and other financial services companies, and opening or acquiring branch offices. We have no current arrangements or agreements with respect to any such acquisitions or branch offices. Initially, a substantial portion of the net proceeds will be invested in short-term investments and other securities consistent with our investment policy.

We do not anticipate the number of shares we sell in the stock offering will result in significant changes in the respective use of proceeds by Harvard Savings Bank and Harvard Illinois Bancorp, Inc. However, if we sell 765,000 shares of common stock in the stock offering (the minimum of the offering range), a larger percentage of the net proceeds will be invested in Harvard Savings Bank and a smaller percentage of the net proceeds will be retained by us. Please see the section of this prospectus entitled “How We Intend to Use the Proceeds From the Offering” for more information on the proposed use of the proceeds from the offering, including a table showing the distribution of net proceeds at different points in the offering range.

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock in the offering, we must receive a properly completed original stock order and certification form, together with full payment for the shares of common stock, at the Stock Information Center or any of our branch offices no later than 4:30 p.m., Central Time, on March 18, 2010.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 765,000 shares of common stock, we may take steps to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•

seek the approval, to the extent required, of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation to extend the offering beyond May 2, 2010, so long as we resolicit subscriptions that we have previously received in the offering.

If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial, LC will update its appraisal before we complete the offering. If, as a result of demand for the shares, or changes in market conditions, RP Financial, LC determines that our pro forma market value has increased, we may sell up to 1,190,250 shares in the offering without further notice to you. If our pro forma market value at that time is either below $7.7 million or above $11.9 million, then, after consulting with the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation, we may:

•	terminate the stock offering and promptly return all funds;

•	set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of Harvard Illinois Bancorp, Inc.'s common stock; or

•

take such other actions as may be permitted, to the extent such permission is required, by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation and the Securities and Exchange Commission.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Harvard Savings, MHC that is being called to vote upon the conversion, and at any time after member approval with the approval, to the extent such approval is required, of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation.

We must sell a minimum of 765,000 shares to complete the offering. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our passbook savings rate and we will cancel deposit account withdrawal authorizations.

Purchases by Officers and Directors

We expect our directors (excluding a director who has reached retirement age and will retire effective February 25, 2010) and officers, together with their associates, along with our Morris Advisory Directors and the person who has been nominated for election to replace our retiring director, to subscribe for 54,100 shares of common stock in the offering, or 7.07% of the shares to be sold at the minimum of the offering range. See “Subscriptions by Directors and Officers.”

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our tax-qualified employee stock ownership plan to purchase 8% of the total number of shares of common stock that we sell in the offering, or 82,800 shares of common stock, assuming we sell the maximum of the shares proposed to be sold.

We also intend to implement one or more stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable regulations. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or more than 12 months after the completion of the conversion. If presented more than 12 months after the completion of the conversion, these plans would require the approval of our stockholders by a majority of votes cast; otherwise, they would require the approval of our stockholders by a majority of votes eligible to be cast. Further, there are a number of restrictions that would apply to these plans if adopted within one year of the conversion, including limits on awards to non-employee directors and officers and vesting. See “Management of Harvard Illinois Bancorp, Inc. – Stock-Based Benefit Plans.” For example, if adopted within 12 months following the completion of the conversion, the stock-based benefit plans will reserve a number of shares of common stock equal to not more than 4% of the shares sold in the offering (reduced by amounts purchased in the stock offering by our 401(k) plan using its purchase priority in the stock offering) for restricted stock awards to key employees and directors, at no cost to the recipients, and will also reserve a number of stock options equal to not more than 10% of the shares of common stock sold in the offering for key employees and directors.

If 4% of the shares of common stock sold in the offering are awarded under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 3.8% in their ownership interest in Harvard Illinois Bancorp, Inc. If 10% of the shares of common stock sold in the offering are issued upon the exercise of options granted under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 9.1% in their ownership interest in Harvard Illinois Bancorp, Inc.

We have entered into employment agreements and change in control agreements with certain of our executive officers. See “Management of Harvard Illinois Bancorp, Inc.—Executive Officer Compensation” and “Risk Factors – We have entered into employment and change-in-control severance agreements that may increase our compensation costs” for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are available under our employee stock ownership plan and one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock award and stock option grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased(3)			Dilution Resulting From Issuance of Shares for Stock Benefit Plans	Value of Grants (1)

	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued (2)		At Minimum of Offering Range	At Maximum of Offering Range
					(Dollars in thousands)
Employee stock ownership plan	61,200	82,800	8.00%	—	$612	$828
Stock awards	30,600	41,400	4.00	3.8%	306	414
Stock options	76,500	103,500	10.00	9.1%	363	491

Total	168,300	227,700	22.00%	12.3%	$1,281	$1,733

(1)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.74 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 3.31%; and a volatility rate of 30.23% based on an index of publicly traded thrift institutions. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.
(2)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.
(3)	For plans adopted within 12 months of the completion of the conversion, applicable regulations permit stock awards to encompass up to 4.0% and the ESOP and stock awards to encompass in the aggregate up to 12.0% of the shares issued, provided Harvard Savings Bank has tangible capital of 10.0% or more following the conversion.

The actual value of restricted stock awards will be determined based on their fair value (the closing market price of shares of common stock of Harvard Illinois Bancorp, Inc.) as of the date grants are made. The following table presents the total value of all shares to be available for awards of restricted stock under the stock-based benefit plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $16.00 per share at the time of the grant.

Share Price	30,600 Shares Awarded at Minimum of Offering Range	36,000 Shares Awarded at Midpoint of Offering Range	41,400 Shares Awarded at Maximum of Offering Range	47,610 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)
$8.00	$245	$288	$331	$381
10.00	306	360	414	476
12.00	367	432	497	571
14.00	428	504	580	667
16.00	490	576	662	762

The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of Harvard Illinois Bancorp, Inc. on the date the options are granted. The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares are $8.00 per share to $16.00 per share at the time of the grant.

Exercise Price	Grant-Date Fair Value Per Option	76,500 Options at Minimum of Range	90,000 Options at Midpoint of Range	103,500 Options at Maximum of Range	119,025 Options at Maximum of Range, As Adjusted
(In thousands, except share price information)
$8.00	$3.79	$290	$341	$392	$451
10.00	4.74	363	427	491	564
12.00	5.68	435	511	588	676
14.00	6.63	507	597	686	789
16.00	7.58	580	682	785	902

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 11.

Market for Common Stock

We anticipate that the common stock sold in the offering will be traded and quoted on the OTC Bulletin Board. See “Market for the Common Stock.”

Our Policy Regarding Dividends

Our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. See “Our Policy Regarding Dividends.”

Conditions to Completion of the Conversion and the Offering

We cannot complete the conversion and the offering unless:

•	the plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Harvard Savings, MHC;

•	we have received orders to purchase at least the minimum number of shares of common stock offered; and

•

we receive all required final approvals of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation to complete the conversion and the offering.

Material Income Tax Consequences

The conversion qualifies as a tax-free reorganization. Neither Harvard Illinois Financial Corporation, Harvard Savings Bank, Harvard Savings, MHC nor Eligible Account Holders, Supplemental Eligible Account Holders or Other Members will recognize any gain or loss as a result of the conversion. See “—Material Income Tax Consequences” for a complete discussion of the income tax consequences of the transaction.

How You Can Obtain Additional Information

Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call our Stock Information Center, toll free, at 877-860-2094, Monday through Friday, between 8:30 a.m. and 4:30 p.m., Central Time.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF MARCH 18, 2010 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO MARCH 18, 2010.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Related to Our Business

The current economic downturn has adversely impacted our operations and will likely continue to have an adverse effect on us.

Our success depends primarily on the general economic conditions in the Illinois Counties of McHenry and Grundy, and to a lesser extent, Walworth County in Wisconsin, as nearly all of our customers are in these markets. Accordingly, the local economic conditions in these markets have a significant impact on the ability of borrowers to repay loans as well as our ability to originate new loans. As such, a decline in real estate valuations in these markets would lower the value of the collateral securing those loans. In addition, a significant weakening in general economic conditions such as inflation, recession, unemployment or other factors beyond our control could negatively affect our financial results.

During the last 21 months, economic conditions within our market area have declined significantly. In particular, unemployment in the State of Illinois, on a seasonally adjusted basis, has increased from 5.3% as of December 31, 2007 to 10.5% as of September 30, 2009, and local real estate values have declined significantly. We believe that such conditions have contributed to recent increases in our non-performing assets as well as increases in our loan charge-offs and our provisions for loan losses. Nonperforming assets and troubled debt restructuring, as a percent of total assets were 2.33% at September 30, 2009 compared to 0.81% at December 31, 2007. Net charge-offs totaled $773,000 for the nine months ended September 30, 2009 compared to $209,000 for the nine months ended September 30, 2008. The provision for loan losses totaled $1.0 million for the nine months ended September 30, 2009 compared to $248,000 for the nine months ended September 30, 2008. At September 30, 2009, the allowance for loan losses totaled $1.3 million, or 1.14% of total loans, compared to $675,000, or 0.56% of total loans at December 31, 2007.

According to data published by the Illinois Association of Realtors, the median price of all homes sold in the third quarter of 2009 compared to the third quarter of 2008 declined 7.3%, 1.7% and 12.9%, respectively, in McHenry and Grundy Counties, and for the State of Illinois. The median price of all homes sold in the third quarter of 2009 compared to the last quarter of 2007 declined 12.9%, 4.5% and 13.6%, respectively, in McHenry and Grundy Counties, and for the State of Illinois. These decreases in home values have reduced the collateral value for our loans and, therefore, have increased our lending risks.

We believe that these unfavorable economic conditions will continue to have an unfavorable impact on our operations as long as they persist.

We have increased our emphasis on commercial real estate and commercial and industrial lending, thus increasing our credit risk. Continued weakness or a deeper downturn in the real estate market and local economy could adversely affect our earnings.

We have increased our portfolio of commercial real estate and commercial and industrial loans, and recently hired a new commercial loan officer with substantial experience in commercial lending, including agricultural lending. At September 30, 2009, commercial real estate and commercial and industrial loans comprised 17.51% and 5.23%, respectively, of our loan portfolio, compared to 13.67%

and 3.98% at December 31, 2007. These loans generally have more credit risk than one- to four-family residential mortgage loans. Because the repayment of these loans depends on the successful management and operation of the borrower’s properties and/or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market and/or economy. In particular, the business and collateral value underlying our commercial real estate loans are vulnerable to today’s recessionary economy. Subject to further economic market and regulatory conditions, we intend to focus on this type of lending.

Some of our borrowers also have more than one commercial real estate or commercial and industrial loan outstanding with us. At September 30, 2009, our largest commercial real estate loan totaled $3.0 million and was secured by a mortgage on an automobile dealership outside of our market area in Cook County, Illinois. Our largest commercial and industrial loan relationship was a $1.0 million commercial line of credit to an automobile dealer in our market area. While both loans were performing in accordance with their terms at September 30, 2009, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. Finally, if we foreclose on such a loan, our holding period for the collateral, if any, typically is longer than for one- to four-family residential mortgage loans because there are fewer potential purchasers of the collateral. We have increased the level of our allowance for loan losses because of the increased risk characteristics associated with these types of loans. Any further increase to our allowance for loan losses would adversely affect our earnings.

Our return on average assets (“ROA”) and return on average equity (“ROE”), two commonly employed measures of the profitability of financial institutions, have decreased in recent years as we recorded a net loss of $(416,000) for the nine months ended September 30, 2009, and net losses of $(1.2) million and $(674,000) for the years ended December 31, 2008 and 2007, respectively.

Our ROA for the nine months ended September 30, 2009, and the years ended December 31, 2008 and 2007 was (0.34)%, (0.74)% and (0.43)%, respectively, while our ROE over those same periods was (4.42)%, (8.86)% and (4.45)%, respectively. These performance measures were below those of our peer institutions. There have been several factors that have contributed to this poor performance. First, we completed our merger with Morris Building and Loan, s.b. in April 2008, which we accounted for in a manner similar to a pooling of interests. Our net losses for the years ended December 31, 2008 and 2007 included pre-merger net losses of Morris Building and Loan, s.b. of $(170,000) and $(845,000), respectively. Merger expenses totaled $55,000 and $618,000 for the years ended December 31, 2008 and 2007, respectively. These merger expenses and the higher operating expenses of Morris Building and Loan, s.b. were the primary factors for the increase in our efficiency ratios to 87.71%, 107.20% and 116.68% for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, respectively.

Second, our net income has been negatively affected in recent years by the continued compression of our net interest income, primarily due to high borrowing rates. Our net interest margin was 2.65%, 2.42% and 2.43% for the nine months ended September 30, 2009, and the years ended December 31, 2008 and 2007, respectively, compared to 2.83% for the year ended December 31, 2006. Further, the Federal Home Loan Bank of Chicago stopped paying dividends in 2007, which also adversely affected our net interest income. Specifically, we received dividend income from the Federal Home Loan Bank of Chicago of $218,000 and $430,000 for the years ended December 31, 2007 and 2006, respectively.

Third, our net income has been negatively affected by losses from other than temporary impairment of equity securities totaling $(45,000), $(1.2) million and $(167,000) for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, respectively.

Fourth, our net income was negatively affected in 2009 by higher FDIC insurance premiums, which increased to $227,000 (including a $74,000 special assessment) for the nine months ended September 30, 2009 from $46,000 for the nine months ended September 30, 2008.

Finally, we recorded a provision for loan losses of $1.0 million and $634,000 for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively, compared to a credit to the provision for loan losses of $180,000 for the year ended December 31, 2007.

Future changes in interest rates could reduce our profits.

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

We are vulnerable to changes in interest rates including the shape of the yield curve because of a mismatch between the terms to repricing of our assets and liabilities. Historically, our liabilities repriced more quickly than our assets, which made us vulnerable to increases in interest rates. During the last several years, we have taken certain actions which have made usless “liability sensitive,” including increasing our originations and purchases of commercial and consumer loans with relatively short terms to repricing, selling much of our new long term fixed-rate loan production and increasing our non-certificate of deposit “core” deposits. Nevertheless, our net interest income remains vulnerable to changes in interest rates.

For the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, our net interest margin was 2.65%, 2.42% and 2.43%, respectively. Our Asset/Liability Management Committee utilizes a computer simulation model to provide an analysis of estimated changes in net interest income in various interest rate scenarios. At September 30, 2009, in the event of an immediate 100 basis point decrease in interest rates, our model projects a decrease in net interest income of $(338,000) or (8.05)%, and a decrease in our net portfolio value of $(1.2 million), or (8.76)%. In the event of an immediate 200 basis point increase in interest rates, our model projects an increase in net interest income of $380,000 or 9.05% and an increase in our net portfolio value of $556,000, or 3.92%.

Changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations –Management of Market Risk.”

Our earnings could be adversely affected if we are not able to effectively grow our operations in our Morris, Illinois market.

In April 2008, we merged with Morris Building & Loan, s.b., and, in the process, acquired a branch office in Morris, Illinois, approximately 80 miles south of our main office in Harvard, Illinois. On the merger date, the Morris office had $35.9 million of assets (including $23.2 million in loans) and $26.3 in deposits. We believe that we could enjoy economies of scale and more effectively serve the Morris community if we are able to grow the deposits and loans of the Morris office. As of September 30, 2009, the Morris office had approximately $19 million of loans and $31 million of deposits.

Recent negative developments in the financial industry and the domestic and international credit markets may adversely affect our operations and results.

Negative developments since the latter half of 2007 in the global credit and securitization markets have resulted in significant uncertainty in the financial markets. Loan portfolio quality has deteriorated at many institutions. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. Bank and bank holding company stock prices have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets. Specifically, the Federal Deposit Insurance Corporation Quarterly Banking Profile has reported that, for financial institutions in its data base, noncurrent assets plus other real estate owned as a percentage of assets rose to 3.05% as of September 30, 2009, compared to 1.89% as of December 31, 2008 and 0.94% as of December 31, 2007. For the nine months ended September 30, 2009, the Federal Deposit Insurance Corporation Quarterly Banking Profile has reported that annualized return on average assets was 0.10% compared to 0.04% for the year ended December 31, 2008 and 0.81% for the year ended December 31, 2007.

The potential exists for additional federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies are expected to be active in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement orders. Actions taken to date, as well as potential actions, may not have the beneficial effects that are intended, particularly with respect to the extreme levels of volatility and limited credit availability currently being experienced. In addition, new laws, regulations, and other regulatory changes may increase our costs of regulatory compliance and of doing business, and otherwise affect our operations. New laws, regulations, and other regulatory changes, along with negative developments in the financial industry and the domestic and international credit markets, may significantly affect the markets in which we do business, the markets for and value of our loans and investments, and our ongoing operations, costs and profitability. Further, continued declines in the stock market in general, or for stock of financial institutions and their holding companies, could affect our stock performance.

The Federal Deposit Insurance Corporation has imposed an emergency assessment on financial institutions, which will decrease our earnings in 2009. The Federal Deposit Insurance Corporation also has required insured depository institutions to prepay their estimated quarterly risk-based assessments through 2012. In addition, new obligations assumed by the Federal Deposit Insurance Corporation may result in higher premiums and additional special assessments in the future.

The Federal Deposit Insurance Corporation recently has assumed significant additional obligations as a result of (i) a significant increase in bank and thrift failures, (ii) an increase in obligations assumed in assisted mergers, (iii) the implementation of the Temporary Liquidity Guarantee Program, (iv)

the increase in the deposit insurance maximum to $250,000 and (v) the FDIC’s new role in guaranteeing financing in the U.S. Treasury’s Public-Private Investment Program. To finance these new obligations, the Federal Deposit Insurance Corporation adopted a final rule that imposed a special assessment of 5 basis points on each FDIC-insured depository institution’s assets minus its Tier 1 capital as of June 30, 2009. This special assessment resulted in an addition to our non-interest expense of $74,000 based on our assets and Tier 1 capital as of June 30, 2009. We fully accrued this amount in the period ended June 30, 2009. The final rule also permits the Federal Deposit Insurance Corporation to impose up to two additional special assessments.

The Federal Deposit Insurance Corporation recently amended its assessment regulations to require insured institutions to prepay, on December 30, 2009, their estimated quarterly risk-based assessments for the fourth quarter of calendar 2009 and for all of the calendar years 2010, 2011 and 2012. The amount of the prepayment is generally determined based upon an institution’s assessment rate in effect on September 30, 2009 and reflects a 5% annualized growth factor applied to the institution’s assessment base as well as an assessment rate increase of three cents per $100 of deposits effective January 1, 2011. Under the rule, our prepayment amount was $773,000. In recognition of the industry’s current weakened condition, the prepayment is intended to preclude any additional special assessments during 2009; however, such a prepayment requirement does not necessarily preclude the Federal Deposit Insurance Corporation from changing assessment rates or from revising the risk-based assessment system, pursuant to the existing notice-and-comment rulemaking framework.

If our investment in the Federal Home Loan Bank of Chicago is classified as other-than-temporarily impaired, our earnings and stockholders’ equity could decrease.

We own common stock of the Federal Home Loan Bank of Chicago. We are required to hold this stock in order to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the Federal Home Loan Bank of Chicago’s advance program. The aggregate cost of our Federal Home Loan Bank of Chicago common stock as of September 30, 2009 was $6.5 million based on its par value. There is no market for our Federal Home Loan Bank of Chicago common stock.

Recent published reports indicate that the Federal Home Loan Bank of Chicago, may be subject to asset quality and other risks that could adversely affect its regulatory capital level. In an extreme situation, it is possible that the capital of the Federal Home Loan Bank of Chicago, could be substantially diminished or reduced to zero. This would have a significant adverse impact on our liquidity as we have relied on borrowings from the FHLB of Chicago to fund a portion of our operations and as a source of liquidity. Consequently, we believe that there is a risk that our investment in Federal Home Loan Bank of Chicago common stock could be impaired at some time in the future, and if this occurs, it would cause our earnings and stockholders’ equity to decrease by the amount of the impairment charge.

The Federal Home Loan Bank of Chicago stopped paying dividends during the fourth quarter of 2007. This has negatively affected our earnings.

The Federal Home Loan Bank of Chicago has not declared any dividends on its common stock since the third quarter of 2007 due to the combined effect of the Federal Home Loan Bank of Chicago’s financial condition and a cease and desist order that prohibits the Federal Home Loan Bank of Chicago from declaring dividends without the prior approval of the Federal Housing Finance Agency. The cease and desist order imposes a similar prior approval requirement on the Federal Home Loan Bank of Chicago’s repurchase or redemption of common stock from existing and withdrawn members, subject to certain exceptions that are not applicable to the shares of Federal Home Loan Bank of Chicago common stock that we own. The Federal Home Loan Bank of Chicago has stated in its recent public filings that it cannot predict when it will resume paying dividends or repurchasing or redeeming common shares that are subject to the restrictions imposed by the cease and desist order.

We received $218,000 in dividends from the Federal Home Loan Bank of Chicago for fiscal year ended December 31, 2007. The absence of a dividend has had a significant adverse impact on our results of operations.

Lack of consumer confidence in financial institutions may decrease our level of deposits and increase the cost of our deposits.

Deposits at Harvard Savings Bank are insured by the Federal Deposit Insurance Corporation up to certain levels. However, our level of deposits may be affected by a recent lack of consumer confidence in financial institutions, which has caused depositors at financial institutions to withdraw deposits in excess of the applicable insurance levels. Such depositors may determine to place their excess funds in other institutions or to invest uninsured funds in investments perceived as being more secure, such as securities issued by the U.S. Department of the Treasury. These consumer preferences may require us to pay higher interest rates to retain deposits and may constrain liquidity as we seek to meet funding needs caused by reduced deposit levels.

Future legislative or regulatory actions responding to perceived financial and market problems could impair our rights against borrowers.

There have been proposals made by members of Congress and others that would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral. If proposals such as these, or other proposals limiting our rights as a creditor, are implemented, we could experience increased credit losses or increased expense in pursuing our remedies as a creditor.

Legislative proposals have been introduced that would eliminate the Office of Thrift Supervision, which, upon completion of the conversion, would be the regulator of Harvard Illinois Bancorp, Inc. As a result, Harvard Illinois Bancorp, Inc. may, depending upon the outcome of these proposals, be required to become a bank holding company supervised by the Federal Reserve, or may become subject to supervision by a new federal regulator.

The U.S. Treasury Department released a legislative proposal that would implement sweeping changes to the current bank regulatory structure. The proposal would create a new federal banking regulator, the National Bank Supervisor, and merge the Office of Thrift Supervision (which, upon completion of the conversion, would be the supervisor of Harvard Illinois Bancorp, Inc.) as well as the Office of the Comptroller of the Currency (the primary federal regulator for national banks) into this new federal bank regulator. Under the proposal, savings institution holding companies that were supervised and regulated by the Office of Thrift Supervision would be required to become bank holding companies supervised and regulated by the Board of Governors of the Federal Reserve System.

In addition to the U.S. Treasury Department’s proposal, the passed legislation that would establish a Financial Services Oversight Council and merge the Office of Thrift Supervision into the Office of the Comptroller of the Currency. The proposal also contemplates that a division of thrift supervision within the Office of the Comptroller of the Currency would regulate federal savings banks. As with the U.S. Treasury Department’s proposal, savings institution holding companies would, under the House proposal, be subject to supervision and regulation by the Federal Reserve.

The Senate Banking Committee Chairman, Senator Christopher Dodd, also recently released draft financial reform legislation. Among other changes, the Senate proposal would (i) remove bank and bank holding company regulatory powers from the Board of Governors of the Federal Reserve System, (ii) eliminate the Office of Thrift Supervision and the Office of the Comptroller of the Currency, and (iii) establish a single bank and bank holding company regulator known as the Financial Institutions Regulatory Administration. Under this proposal, savings and loan holding companies that were regulated by the Office of Thrift Supervision would become subject to supervision and regulation by this new regulator.

If the reforms contained in the U.S. Treasury Department or House proposals are fully enacted, Harvard Illinois Bancorp, Inc. would become a bank holding company subject to supervision by the Board of Governors of the Federal Reserve System as opposed to the Office of Thrift Supervision, and we expect we would become subject to the Federal Reserve’s regulations, including holding company capital requirements, that Harvard Illinois Bancorp, Inc. would not be subject to as a savings and loan holding company. Holding company capital requirements could reduce capital available for dividends and share repurchases. In addition, under the reforms contained in the Senate proposal, Harvard Illinois Bancorp, Inc. would become subject to supervision and regulation by the Financial Institutions Regulatory Administration, a new federal regulatory agency. Compliance with new regulations and being supervised by one or more new regulatory agencies could increase our expenses.

Non-residential loans increase our exposure to credit risks.

Over the last several years, we have begun to increase our non-residential lending in order to enhance the yield and reduce the duration of our assets. At September 30, 2009, our portfolio of commercial real estate, commercial and industrial, purchased indirect auto and other non-residential loans totaled $44.2 million, or 39.49% of total loans, compared to $34.9 million, or 33.52% of total loans at June 30, 2005. In addition, we recently hired a commercial loan officer with substantial experience in agricultural lending, and we intend to increase our lending in this area. Non-residential loans expose us to a greater risk of non-payment and loss than residential real estate loans because, in the case of commercial loans, repayment often depends on the successful operations and income stream of the borrowers and, in the case of consumer loans, the applicable collateral is subject to rapid depreciation. Additionally, commercial loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential real estate loans.

Also, non-residential loans are generally considered to be more vulnerable to adverse economic conditions than residential loans because of the disproportionate impact of an economic recession on businesses and consumers.

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively and originate or purchase larger loans than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market areas. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. For additional information see “Business of Harvard Savings Bank—Competition.”

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to our allowance and a reduction in our earnings. While our allowance for loan losses was 1.14% of total loans at September 30, 2009, significant additions to our allowance could materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities will have a material adverse effect on our financial condition and results of operations.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision, and examination by the Illinois Department of Financial and Professional Regulation, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Such regulators govern the activities in which we may engage, primarily for the protection of depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank, and the adequacy of a bank’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on us and our operations. Because our business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change. There can be no assurance that proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.

We rely on our management team for the successful implementation of our business strategy.

Our future success will be largely due to the efforts of our senior management team consisting of Duffield J. Seyller III, President and Chief Executive Officer, Donn L. Claussen, Executive Vice President and Chief Financial Officer, and Michael T. Neese, Vice President and Loan Officer. The loss of services of one or more of these individuals may have a material adverse effect on our ability to implement our business plan.

Risks Related to this Stock Offering

Our stock price may decline when trading commences.

If you purchase shares in the offering, you may not be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

The capital we raise in the stock offering will reduce our return on equity. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the fiscal year ended December 31, 2008, we had a negative return on equity. Following the stock offering, we expect our consolidated equity to increase from $12.2 million to between $18.0 million at the minimum of the offering range and $21.8 million at the adjusted maximum of the offering range. Based upon our earnings for the fiscal year ended December 31, 2008, and these pro forma equity levels, we anticipate that our return on equity will remain negative. We expect our return on equity to remain negative or only slightly positive until we are able to leverage the additional capital we receive from the stock offering. Although we anticipate increasing net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plan we intend to adopt. Until we can increase our net interest income and non-interest income, our return on equity may reduce the value of our shares of common stock.

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.

The obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert management’s attention from our banking operations. Federal regulations also will require us to certify the adequacy of our internal controls and procedures, which could require us to upgrade our systems, and/or hire additional staff, which would increase our operating costs.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 8% of the total shares of common stock sold in the stock offering. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based benefit plan after the stock offering that would award participants restricted shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based benefit plan may not exceed 4% and 10%, respectively, of our total outstanding shares, if these plans are adopted within 12 months after the completion of the conversion. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is 10 years; the risk free interest rate is 3.31% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 30.23% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $4.74 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be $113,000 at the adjusted maximum. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the stock-based benefit plan would be $95,000 at the adjusted maximum. However, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The shares of restricted stock granted under the stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Harvard Illinois Bancorp, Inc.) and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the plan would be between $306,000 at the minimum of the offering range and $476,000 at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The implementation of stock-based benefit plans may dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) and/or options to purchase shares of our common stock, following the stock offering. If these stock-based benefit plans are funded from the issuance of authorized but unissued shares of common stock, stockholders would experience a reduction in ownership interest totaling 12.3%.

Although the implementation of the stock-based benefit plan will be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined whether we will adopt stock-based benefit plans more than one year following the stock offering. Stock-based benefit plans adopted more than one year following the stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would increase our costs.

If we adopt stock-based benefit plans within one year following the completion of the stock offering, then we may grant shares of common stock or stock options under our stock-based benefit plans for up to 4% and 10%, respectively, of our total outstanding shares. The amount of stock awards and stock options available for grant under the stock-based benefit plans may exceed these amounts, provided the stock-based benefit plans are adopted more than one year following the stock offering. Although the implementation of the stock-based benefit plan will be subject to stockholder approval, the determination as to the timing of the implementation of such a plan will be at the discretion of our Board of Directors. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our costs, which will reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans will dilute your ownership interest.”

We have entered into employment agreements, a change-in-control severance agreement and salary continuation agreements that may increase our compensation costs.

We have entered into employment agreements with each of our President and our Chief Financial Officer, and we have entered into a change-in-control agreement with our Secretary-Treasurer. In addition, we have entered into salary continuation agreements with each of these executives. In the event of involuntary or good reason termination of employment, or certain types of termination following a change in control, the employment and change-in-control agreements provide for cash severance benefits that would cost approximately $1.1 million in the aggregate based on a change in control and termination occurring as of September 30, 2009. The salary continuation agreements provide for benefits that would cost us approximately $456,000 in the event of the a change in control and termination occurring as of September 30, 2009, payable in 180 monthly installments. In the event of the executives’ termination without cause at September 30, 2009, other than following a change in control, an aggregate of approximately $634,000 would be required to be paid. In addition, the executives would be entitled to benefits, the present value of which is approximately $188,000, payable in 180 monthly installments. For additional information see “Management of Harvard Illinois Bancorp, Inc.—Executive Officer Compensation.”

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively use such proceeds could reduce our profits.

We will use a portion of the net proceeds to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan, and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, deposit funds in Harvard Savings Bank, acquire other financial services companies or for other general corporate purposes. Harvard Savings Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, reduce a portion of our borrowings, or for general corporate purposes. We have not identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the deployment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds.

Our stock value may be negatively affected by federal and state regulations that restrict takeovers.

For three years following the stock offering, applicable regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision and the Illinois Department of Financial and Professional Regulation. Applicable regulations also require approval or nonobjection for any acquisition of “control” of the Harvard Illinois Bancorp, Inc. which may include an acquisition of as little as 10% of our outstanding shares. See “Restrictions on Acquisition of Harvard Illinois Bancorp, Inc.” for a discussion of applicable regulations regarding acquisitions.

The corporate governance provisions in our articles of incorporation and bylaws, and the corporate governance provisions under Maryland law, may prevent or impede the holders of our common stock from obtaining representation on our board of directors and may impede takeovers of the company that our board might conclude are not in the best interest of Harvard Illinois Bancorp, Inc. or its stockholders. In addition, the Illinois Savings Bank Act and regulations issued thereunder may make takeovers of Harvard Illinois Bancorp, Inc. more difficult.

Provisions in our articles of incorporation and bylaws may prevent or impede holders of our common stock from obtaining representation on our Board of Directors and may make takeovers of Harvard Illinois Bancorp, Inc. more difficult. For example, our Board of Directors is divided into three staggered classes. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Our articles of incorporation include a provision that no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us. In addition, our articles of incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office. Additionally, in certain instances, the Maryland General Corporation Law requires a supermajority vote of our stockholders to approve a merger or other business combination with a large stockholder, if the proposed transaction is not approved by a majority of our directors. Furthermore, the acquisition or change of control of Harvard Illinois Bancorp, Inc. is subject to applicable provisions of the Illinois Savings Bank Act and regulations issued thereunder, which may make takeovers of Harvard Illinois Bancorp, Inc. more difficult. See “Restrictions on Acquisition of Harvard Illinois Bancorp, Inc.”

We have never issued common stock and there is no guarantee that a liquid market will develop.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the OTC Electronic Bulletin Board, subject to completion of the offering and compliance with certain conditions. Keefe Bruyette & Woods, Inc. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

We may take other actions to meet the minimum required sales of shares if we cannot find enough purchasers in the community.

If we are not able to reach the minimum of the offering range, we may do any of the following: increase the maximum purchase limitations and allow all maximum purchase subscribers to increase their orders to the new maximum purchase limitations; terminate the offering and promptly return all funds; set a new offering range, notifying all subscribers of the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted, to the extent such permission is required, by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted to certain depositors of Harvard Savings Bank and certain borrowers of Morris Building & Loan, s.b. are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion from RP Financial, LC that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary information presented below at each date or for each of the periods presented is derived in part from the consolidated financial statements of Harvard Savings, MHC. The data for all of the periods set forth below includes financial information for Morris Building & Loan, s.b., which merged with and into Harvard Savings Bank effective as of April 18, 2008. Such merger was accounted for in a manner similar to a pooling of interests. The financial condition data at December 31, 2008 and 2007, and the operating data for the years ended December 31, 2008 and 2007 were derived from the audited consolidated financial statements of Harvard Savings, MHC included herein. The information at and for the nine months ended September 30, 2009 and 2008 is unaudited. However, in the opinion of management of Harvard Savings, MHC, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the nine months ended September 30, 2009, are not necessarily indicative of the results that may be expected for the year ending December 31, 2009 or for future periods. The following information is only a summary, and should be read in conjunction with our financial statements and notes beginning on page F-1 of this prospectus.

	At or For the Nine Months Ended September 30,		At or For the Years Ended December 31,
	2009	2008	2008	2007
	(In thousands)
Financial Condition Data:
Total assets	$157,196	$160,275	$158,653	$158,335
Cash and cash equivalents	15,009	13,274	14,019	10,994
Other interest-bearing deposits	7,216	—	—	—
Securities	7,811	7,652	7,094	14,710
Loans, net	110,226	122,475	120,749	117,822
Federal Home Loan Bank stock	6,549	6,549	6,549	6,549
Deposits	122,581	118,052	117,302	113,778
Federal Home Loan Bank advances	19,778	26,514	26,064	27,225
Total equity	12,180	12,940	12,527	14,094

Operating Data:
Interest and dividend income	$5,979	$6,525	$8,551	$8,976
Interest expense	2,988	3,805	4,932	5,424

Net interest income	2,991	2,720	3,619	3,552
Provision for (credit to) loan losses	1,048	248	634	(180)

Net interest income after provision for (credit to) loan losses	1,943	2,472	2,985	3,732
Noninterest income (loss):
Losses on other-than-temporary impairment of equity securities	(45)	(1,074)	(1,248)	(167)
Other non-interest income	744	464	590	620

Total non-interest income	699	(610)	(658)	453
Non-interest expense	3,282	3,470	4,583	4,855

Loss before income taxes	(640)	(1,608)	(2,256)	(670)
Provision (benefit) for income taxes	(224)	(865)	(1,065)	4

Net loss	$(416)	$(743)	$(1,191)	$(674)

	At or For the Nine Months Ended September 30,		At or For the Years Ended December 31,
	2009	2008	2008	2007
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets (annualized)	(0.34)%	(0.61)%	(0.74)%	(0.43)%
Return on average equity (annualized)	(4.42)%	(7.23)%	(8.86)%	(4.45)%
Interest rate spread (annualized) (1)	2.51%	2.19%	2.22%	2.14%
Net interest margin (annualized) (2)	2.65%	2.41%	2.42%	2.43%
Efficiency ratio (3)	87.71%	106.74%	107.20%	116.68%
Non-interest expense to average total assets (annualized)	2.70%	2.86%	2.84%	3.09%
Average interest-earning assets to average interest-bearing liabilities	105.34%	106.48%	106.16%	107.81%

Capital Ratios:
Total risk-based capital to risk-weighted assets (4)	11.41%	11.15%	11.04%	12.93%
Tier 1 risk-based capital to risk-weighted assets (4)	10.22%	10.52%	10.15%	12.13%
Tier 1 leverage (core) capital to adjusted tangible assets (4)	6.92%	7.41%	7.19%	8.58%
Equity to total assets	7.75%	8.07%	7.90%	8.90%
Average equity to average total assets	7.75%	8.47%	8.34%	9.66%

Asset Quality Ratios:
Total non-performing assets to total assets (5)	1.82%	1.22%	2.19%	0.81%
Total non-performing assets and troubled debt restructurings to total assets (5)	2.33%	1.71%	2.19%	0.81%
Total non-performing loans to total loans (6)	2.37%	0.87%	2.26%	1.04%
Total non-performing loans and troubled debt restructurings to total loans (6)	3.08%	1.51%	2.26%	1.04%
Allowance for loan losses to total non-performing loans and troubled debt restructurings (6)	37.02%	38.26%	36.32%	54.09%
Allowance for loan losses to non-performing loans (6)	48.11%	66.60%	36.32%	54.09%
Allowance for loan losses to total loans	1.14%	0.58%	0.82%	0.56%
Net charge-offs (recoveries) to average total loans (annualized)	0.89%	0.23%	0.25%	(0.15)%

Other Data:
Number of full service offices	3	3	3	3
Number of full-time equivalent employees	29	30	30	32

(1)	The interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income, excluding gains and losses on securities and losses on other-than-temporary impairment of equity securities.
(4)	For Harvard Savings Bank only.
(5)	Non-performing assets consist of non-performing loans, other real estate owned and repossessed automobiles.
(6)	Non-performing loans consist of non-accrual loans and accruing loans past due 90 days or more.

RECENT DEVELOPMENTS OF HARVARD SAVINGS, MHC AND SUBSIDIARIES

The following financial information and other data should be read together with the consolidated financial statements and the notes thereto beginning on page F-1 of this document. The data for all of the periods set forth below include financial information for Morris Building & Loan, s.b., which merged with and into Harvard Savings Bank effective as of April 18, 2008. Such merger was accounted for in a manner similar to a pooling of interests. The financial condition data at December 31, 2008 was derived from the audited consolidated financial statements of Harvard Savings, MHC included herein. The data at November 30, 2009 and September 30, 2009, and for the two and eleven months ended November 30, 2009 and 2008, are unaudited. However, in the opinion of management of Harvard Savings, MHC, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the two and eleven months ended November 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009 or for future periods.

	At November 30,	At September 30,	At December 31,
	2009 (unaudited)	2009 (unaudited)	2008
	(Dollars in thousands)
Financial Condition Data:

Total assets	$155,862	$157,196	$158,653
Cash and cash equivalents	14,284	15,009	14,019
Other interest-bearing deposits	6,885	7,216	—
Securities	7,222	7,811	7,094
Loans, net	110,069	110,226	120,749
Federal Home Loan Bank Stock	6,549	6,549	6,549
Deposits	123,473	122,581	117,302
Federal Home Loan Bank Advances	16,928	19,778	26,064
Total equity	12,238	12,180	12,527

	For the Two Months Ended November 30,		For the Eleven Months Ended November 30,
	2009	2008	2009	2008
	(Unaudited)
	(Dollars in thousands)
Operating Data
Interest and dividend income	$1,319	$1,340	$7,298	$7,865
Interest expense	556	754	3,544	4,559

Net interest income	763	586	3,754	3,306
Provision for loan losses	80	186	1,128	434

Net interest income after provision for loan losses	683	400	2,626	2,872

Noninterest income (loss):
Losses on other than temporary impairment of equity securities	(8)	—	(53)	(1,074)
Other noninterest income	102	115	846	579

Total noninterest income (loss)	94	115	793	(495)

Noninterest expense	665	779	3,947	4,249

Income (loss) before income taxes	112	(264)	(528)	(1,872)
Provision (benefit) for income taxes	33	(100)	(191)	(965)

Net income (loss)	$79	$(164)	$(337)	$(907)

	At or For the Two Months Ended November 30,		At or For the Eleven Months Ended November 30,
	2009	2008	2009	2008
Performance Ratios:
Return on average assets (annualized)	0.30%	(0.62)%	(2.23)%	(0.61)%
Return on average equity (annualized)	3.92%	(7.68)%	(2.96)%	(7.31)%
Interest rate spread (annualized)(1)	3.02%	2.23%	2.60%	2.20%
Net interest margin (annualized)(2)	3.13%	2.38%	2.74%	2.41%
Efficiency ratio(3)	76.88%	111.13%	85.67%	107.52%
Noninterest expense to average total assets (annualized)	2.54%	2.93%	2.67%	2.87%
Average interest-earning assets to average interest-bearing liabilities	104.92%	104.99%	105.27%	106.21%

Capital Ratios:
Total risk-based capital to risk-weighted assets(4)	11.77%	10.93%	11.77%	10.93%
Tier 1 risk-based capital to risk-weighted assets(4)	10.42%	10.19%	10.42%	10.19%
Tier 1 leverage (core) capital to adjusted tangible assets(4)	7.10%	7.28%	7.10%	7.29%
Equity to total assets	7.85%	7.95%	7.85%	7.95%
Average equity to average total assets	7.69%	8.03%	7.70%	8.39%

Asset Quality Ratios:
Total non-performing assets to total assets(5)	1.27%	2.50%	1.27%	2.50%
Total non-performing assets and troubled debt restructurings to total assets(5)	1.78%	2.50%	1.78%	2.50%
Total non-performing loans to total loans(6)	1.33%	2.63%	1.33%	2.63%
Total non-performing loans and troubled debt restructurings to total loans(6)	2.04%	2.63%	2.04%	2.63%
Allowance for loan losses to total non-performing loans and troubled debt restructurings(6)	62.17%	25.68%	62.17%	25.68%
Allowance for loan losses to non-performing loans(6)	95.13%	25.68%	95.13%	25.68%
Allowance for loan losses to total loans	1.27%	0.68%	1.27%	0.68%
Net charge-offs (recoveries) to average total loans (annualized)	(0.37)%	0.32%	0.67%	0.24%

Other Data:
Number of full service offices	3	3	3	3
Number of full-time equivalent employees	30	30	30	30

(1)	The interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets.
(3)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains and losses on securities and losses on other than temporary impairment of equity securities.
(4)	For Harvard Savings Bank only.
(5)	Nonperforming assets consist of nonperforming loans, other real estate owned and repossessed automobiles.
(6)	Nonperforming loans consist of nonaccrual loans and accruing loans past due 90 days or more.

Comparison of Financial Condition at November 30, 2009 and September 30, 2009

At November 30, 2009, our assets were $155.9 million, a decrease of $1.3 million, or 0.8%, from $157.2 million at September 30, 2009. The net loan portfolio decreased $157,000 or 0.1% to $110.1 million at November 30, 2009 from $110.2 million at September 30, 2009. The decrease in the loan portfolio was primarily due to the increase in the allowance for loan losses of $150,000 or 11.8% to $1.4 million, or 1.27% of total loans at November 30, 2009, compared to $1.3 million, or 1.14% of total loans at September 30, 2009. Our nonperforming loans and troubled debt restructurings decreased by $1.2 million or 33.4% to $2.3 million or 2.04% of loans at November 30, 2009, from $3.4 million or 3.08% of loans at September 30, 2009.

Securities and interest-bearing deposits with other financial institutions decreased $920,000, or 6.1%, to $14.1 million at November 30, 2009 from $15.0 million at September 30, 2009. The decrease was primarily due to repayments and maturities on those securities.

Deposits increased $892,000 or 0.7% to $123.5 million at November 30, 2009 from $122.6 million at September 30, 2009. This increase was due to competitive pricing strategies to increase our deposits and repay our Federal Home Loan Bank advances as they mature. Cash flows provided by the increase in deposits and the decreases in securities and interest-bearing deposits with other financial institutions were used to reduce advances from the Federal Home Loan Bank by $2.9 million or 14.4% to $16.9 million at November 30, 2009 from $19.8 million at September 30, 2009.

Total equity increased $58,000 or 0.5% to $12.2 million at November 30, 2009 from $12.2 million at September 30, 2009. The increase was due to $79,000 in net income for the two months ended November 30, 2009 partially offset by a decrease in accumulated other comprehensive income of $21,000, net of tax, which pertained to the change in net unrealized gains of available-for-sale securities.

Comparison of Financial Condition at November 30, 2009 and December 31, 2008

At November 30, 2009, our assets were $155.9 million, a decrease of $2.8 million, or 1.8%, from $158.7 million at December 31, 2008. The net loan portfolio decreased $10.6 million, or 8.8%, to $110.1 million at November 30, 2009 from $120.7 million at December 31, 2008. The decrease in the loan portfolio was due to repayments, early payoffs and loan sales from refinancing activity. Our strategy is to reduce asset duration by expanding our commercial real estate and commercial and industrial loan portfolios to enhance yields and reduce concentrations in our residential mortgage and purchased indirect automobile portfolios. The allowance for loan losses increased $425,000, or 42.5%, to $1.4 million, or 1.27% of total loans at November 30, 2009, compared to $1.0 million, or 0.82% of total loans at December 31, 2008. Our nonperforming loans and troubled debt restructurings decreased $461,000 or 33.4% to $2.3 million, or 2.04% of loans at November 30, 2009, from $2.8 million, or 2.26% of loans at December 31, 2008.

Securities available for sale decreased $2.2 million, or 38.2%, to $3.3 million at November 30, 2009 from $5.5 million at December 31, 2008.

Deposits increased $6.2 million, or 5.3%, to $123.5 million at November 30, 2009 from $117.3 million at December 31, 2008. This increase was due primarily to competitive pricing strategies to increase our core deposit base, which increased by $4.3 million, or 9.3%, to $50.5 million at November 30, 2009 from $46.2 million at December 31, 2008. The liquidity generated from the increase in deposits and the decreases in loans and securities available for sale was used to reduce advances from the Federal

Home Loan Bank by $9.2 million, or 35.2%, to $16.9 million at November 30, 2009 from $26.1 million at December 31, 2008. The remaining liquidity was primarily used to increase the securities held to maturity and interest-bearing deposits portfolios by $2.3 million and $6.9 million to $3.9 million and $6.9 million, respectively, at November 30, 2009.

Total equity decreased $289,000, or 2.3%, to $12.2 million at November 30, 2009 from $12.5 million at December 31, 2008. The decrease was due to a net loss for the eleven months ended November 30, 2009 of $337,000 partially offset by an increase in accumulated other comprehensive income of $48,000, net of tax.

Comparison of Operating Results for the Two Months Ended November 30, 2009 and November 30, 2008

Net income for the two months ended November 30, 2009 was $79,000 compared to a net loss of $164,000 for the same period in 2008, an increase of $243,000 or 148.3%. Interest income decreased $21,000 due to a three basis point decrease in the average yield on interest-earning assets to 5.42% for the two months ended November 30, 2009 from 5.45% for the comparable period in 2008 combined with a $1.3 million decrease in average interest-earning assets to $146.1 million from $147.4 million. Offsetting the decrease in interest income was a decrease in interest expense of $198,000 reflecting a decrease in our cost of funds for the two month period ended November 30, 2009 of 82 basis points to 2.40% from 3.22% and a decrease in average interest-bearing liabilities of $1.2 million. The provision for loan losses decreased $106,000 to $80,000 for the two months ended November 30, 2009 from the comparable period in 2008 based on our review of the performance of our loan portfolio during the period.

Our net charge-offs on loans decreased by $136,000 or 206.1% to a net recovery total of $(70,000) or (0.37)% of average loans for the two months ended November 30, 2009, from $66,000 or 0.32% of average loans for the two months ended November 30, 2008. Recoveries totaled $174,000, which included a recovery of $158,000 pertaining to loans charged off in 2004, for the two months ended November 30, 2009 compared to total recoveries of $1,000 for the comparable period in 2008. The allowance for loan losses was $1.4 million, or 1.27% of total loans at November 30, 2009, compared to $834,000 or 0.68% of total loans at November 30, 2008. Our nonperforming loans and troubled debt restructurings decreased by $956,000 or 29.4% to $2.3 million or 2.04% of loans at November 30, 2009, from $3.2 million or 2.63% of loans at November 30, 2008.

Noninterest income decreased $21,000 to $94,000 for the two months ended November 30, 2009 from $115,000 for the two months ended November 30, 2008. The decrease was primarily due to lower customer fees, which decreased $9,000 to $37,000 in 2009, and lower brokerage commissions which decreased $11,000 to $6,000 in 2009.

Noninterest expense decreased $114,000 to $665,000 for the two months ended November 30, 2009 compared to $779,000 for the comparable period in 2008. The decrease was primarily due to lower losses on foreclosed assets, which decreased $97,000 to $0 in 2009, and lower compensation and benefit costs, which decreased $32,000 to $366,000 in 2009, partially offset by higher expense for FDIC deposit insurance, which increased $31,000 to $35,000 in 2009. Our efficiency ratio decreased to 76.88% for the two months ended November 30, 2009 from 111.13% for the comparable period in 2008.

The provision for income taxes increased to $33,000 for the two months ended November 30, 2009 from a benefit utilized for income taxes of $(100,000) for the same period in 2008, primarily due to the results of operations for the period.

Comparison of Operating Results for the Eleven Months Ended November 30, 2009 and November 30, 2008

Net loss for the eleven months ended November 30, 2009 was $337,000 compared to a net loss of $907,000 for the same period in 2008, a decrease of $570,000, or 62.8%. Interest income decreased $567,000 due to a 41 basis point decrease in the yield on interest-earning assets to 5.32% for the eleven months ended November 30, 2009 from 5.73% for the comparable period in 2008, and a $176,000 decrease in average interest-earning assets to $149.6 million from $149.8 million. Offsetting the decrease in interest income was a decrease in interest expense of $1.0 million, reflecting a decrease in our cost of funds for the eleven month period ended November 30, 2009 of 81 basis points to 2.72% from 3.53%, offset by an increase in interest-bearing liabilities for the same period of $1.1 million. The provision for loan losses increased $694,000 to $1.1 million for the eleven months ended November 30, 2009 from the comparable period in 2008, due to the performance of our loan portfolio during the period.

Our net charge-offs on loans increased $428,000, or 155.6%, to $703,000 or 0.67% of average loans for the eleven months ended November 30, 2009, from $275,000 or 0.24% of average loans for the eleven months ended November 30, 2008. The allowance for loan losses was $1.4 million, or 1.27% of total loans at November 30, 2009, compared to $834,000 or 0.68% of total loans at November 30, 2008. Our nonperforming loans and troubled debt restructurings decreased $956,000, or 29.4%, to $2.3 million or 2.04% of loans at November 30, 2009, from $3.2 million, or 2.63% of loans at November 30, 2008.

Noninterest income increased $1.3 million to $793,000 for the eleven months ended November 30, 2009 from a loss of $495,000 for the eleven months ended November 30, 2008. The increase was primarily due to a $1.1 million impairment charge on equity securities for the eleven months ended November 30, 2008 compared to a $53,000 charge for the same period in 2009.

Noninterest expense decreased $302,000 to $3.9 million for the eleven months ended November 30, 2009 compared to $4.2 million for the comparable period in 2008. The decrease in noninterest expense in 2009 was due in part to synergies realized from our merger dated April 18, 2008 with Morris Building and Loan, s.b., which are reflected in our efficiency ratio that decreased to 85.67% for the eleven months ended November 30, 2009 from 107.52% for the comparable period in 2008. The decrease in noninterest expense was offset by higher expense for FDIC deposit insurance, which increased $212,000 (which included a special assessment totaling $74,000) to $262,000 for the eleven months ended November 30, 2009 compared to $50,000 for the same period in 2008. The benefit utilized for income taxes decreased $774,000 to $191,000 for the eleven months ended November 30, 2009 from $965,000 for the eleven months ended November 30, 2008, primarily due to the results of operations for the period. In addition, the benefit for income taxes in 2008 included an income tax benefit of $300,000 recognized as a result of the reversal of valuation allowances recorded on deferred tax assets acquired in the merger with Morris Building & Loan, s.b., offset by an increase in the valuation allowance of $136,000 for deferred tax assets related to capital losses on equity securities. Also, in 2008 an income tax benefit of $100,000 was recognized for a tax credit related to the completion of the main office renovation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	our ability to improve our asset quality even as we increase our non-residential lending;

•	our success in increasing our commercial real estate and commercial business lending, including agricultural lending;

•	changes in the interest rate environment that reduce our margins or reduce the fair value of our financial instruments;

•	adverse changes in the securities markets;

•

changes in laws or government regulations or policies affecting financial institutions, including changes in deposit insurance premiums, regulatory fees and capital requirements, which increase our compliance costs;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully grow our Morris operations;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	loan delinquencies and changes in the underlying cash flows of our borrowers;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 11.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $6.8 million and $9.5 million, or $11.0 million if the offering range is increased by 15%.

We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	765,000 Shares		900,000 Shares		1,035,000 Shares		1,190,250 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Stock offering proceeds	$7,650	112.8	$9,000	110.7	$10,350	109.2	$11,903	107.9
Less offering expenses	870	12.8	870	10.7	870	9.2	870	7.9

Net offering proceeds	$6,780	100.0%	$8,130	100.0%	$9,480	100.0%	$11,033	100.0%

Use of net proceeds:
To Harvard Savings Bank	$6,102	90.0%	$6,301	77.5%	$6,399	67.5%	$6,620	60.0
To fund loan to employee stock ownership plan	612	9.0	720	8.9	828	8.7	952	8.6

Retained by Harvard Illinois Bancorp, Inc.	$66	1.0%	$1,109	13.6%	$2,253	23.8%	$3,461	31.4%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Harvard Savings Bank’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

Harvard Illinois Bancorp, Inc. may use the proceeds it retains from the stock offering:

•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the stock offering;

•	to invest in short-term and other securities consistent with our investment policy;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock; and

•	for other general corporate purposes.

With the exception of the funding of the loan to the employee stock ownership plan, Harvard Illinois Bancorp, Inc. has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Under currently applicable regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.

Harvard Savings Bank will receive a capital contribution equal to at least 50% of the net proceeds of the offering plus such additional amounts as may be necessary so that, upon completion of the offering, Harvard Savings Bank will have a tangible capital to assets ratio of at least 10%. Harvard Savings Bank may use the net proceeds it receives from the Offering:

•	to invest in commercial real estate, commercial and industrial and other loans, including agricultural loans;

•

to expand its banking franchise by establishing or acquiring new branches, or by acquiring other financial institutions or other financial services companies, although no such transactions are contemplated at this time;

•	to invest in short-term and other securities consistent with our investment policy;

•	to repay short-term borrowings; and

•	for other general corporate purposes.

Harvard Savings Bank has not quantified its plans for use of the offering proceeds for any of the foregoing purposes.

OUR POLICY REGARDING DIVIDENDS

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the Board of Directors is expected to take into account a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by applicable law, regulations and policy, may be paid in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with Harvard Savings Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our Articles of Incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock—Common Stock.”

Dividends we can declare and pay will depend, in part, upon receipt of dividends from Harvard Savings Bank, because initially we will have no source of income other than dividends from Harvard Savings Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with the loan to the employee stock ownership plan. Applicable regulations impose significant limitations on “capital distributions” by depository institutions. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

Any payment of dividends by Harvard Savings Bank to us that would be deemed to be drawn out of Harvard Savings Bank’s bad debt reserves would require a payment of taxes at the then-current tax rate by Harvard Savings Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Harvard Savings Bank does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation—Federal Taxation” and “—State Taxation.”

MARKET FOR THE COMMON STOCK

Harvard Illinois Bancorp, Inc. is a newly formed company and has never issued capital stock. Harvard Savings, MHC, as a mutual institution, has never issued capital stock. Harvard Illinois Bancorp, Inc. anticipates that its common stock will be traded in the over-the-counter market and quoted on the OTC Bulletin Board. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the reorganization and offering, but it is under no obligation to do so.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At September 30, 2009, Harvard Savings Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Harvard Savings Bank at September 30, 2009, and the pro forma regulatory capital of Harvard Savings Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by Harvard Savings Bank of at least 50% of the net offering proceeds plus such additional amounts as may be necessary so that, upon completion of the offering, Harvard Savings Bank will have a tangible capital to assets ratio of at least 10%. See “How We Intend to Use the Proceeds from the Offering.”

	Harvard Savings Bank Historical at September 30, 2009		Pro Forma at September 30, 2009, Based Upon the Sale in the Offering of
			765,000 Shares		900,000 Shares		1,035,000 Shares		1,190,250 Shares (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in thousands)
Equity	$12,083	7.69%	$17,573	10.76%	$17,664	10.81%	$17,654	10.79%	$17,750	10.84%

Tangible capital (3)(4)	$10,961	6.92%	$16,451	10.00%	$16,542	10.04%	$16,532	10.03%	$16,628	10.07%
Tangible requirement	2,377	1.50	2,468	1.50	2,471	1.50	2,473	1.50	2,476	1.50

Excess	$8,584	5.42%	$13,983	8.50%	$14,071	8.54%	$14,059	8.53%	$14,152	8.57%

Core capital (3)(4)	$10,961	6.92%	$16,451	10.00%	$16,542	10.04%	$16,532	10.03%	$16,628	10.07%
Core requirement (5)	6,338	4.00	6,582	4.00	6,590	4.00	6,594	4.00	6,603	4.00

Excess	$4,623	2.92%	$9,869	6.00%	$9,952	6.04%	$9,938	6.03%	$10,025	6.07%

Tier 1 risk-based capital	$10,961	10.22%	$16,451	14.91%	$16,542	14.98%	$16,532	14.97%	$16,628	15.04%
Risk-based requirement	4,291	4.00	4,413	4.00	4,417	4.00	4,419	4.00	4,423	4.00

Excess	$6,670	6.22%	$12,038	10.91%	$12,125	10.98%	$12,113	10.97%	$12,205	11.04%

Total risk-based capital (3)	$12,236	11.41%	$17,726	16.07%	$17,817	16.14%	$17,807	16.12%	$17,903	16.19%
Risk-based requirement	8,581	8.00	8,825	8.00	8,833	8.00	8,837	8.00	8,846	8.00

Excess	$3,655	3.41%	$8,901	8.07%	$8,984	8.14%	$8,970	8.12%	$9,057	8.19%

Reconciliation of capital infused into Harvard Savings Bank:
Net proceeds			$6,102		$6,301		$6,399		$6,620
Less: Common stock acquired by employee stock ownership plan			(612)		(720)		(828)		(952)

Pro forma increase			$5,490		$5,581		$5,571		$5,667

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	The current core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.
(3)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the shares of common stock to be outstanding immediately following the stock offering with funds we lend. Pro forma GAAP and regulatory capital have been reduced by the amount required to fund this plan. See “Management of Harvard Illinois Bancorp, Inc.” for a discussion of the employee stock ownership plan.
(5)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Harvard Savings, MHC at September 30, 2009 and the pro forma consolidated capitalization of Harvard Illinois Bancorp, Inc., after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Harvard Savings, MHC Historical at September 30, 2009	Harvard Illinois Bancorp, Inc. Pro Forma, Based Upon the Sale in the Offering at $10.00 per Share of
		765,000 Shares	900,000 Shares	1,035,000 Shares	1,190,250 Shares (1)
	(Dollars in thousands)
Deposits (2)	$122,581	$122,581	$122,581	$122,581	$122,581
Borrowings	19,778	19,778	19,778	19,778	19,778

Total deposits and borrowed funds	$142,359	$142,359	$142,359	$142,359	$142,359

Stockholders’ equity:
Preferred stock $0.01 par value, 1,000,000 shares authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock $0.01 par value, 30,000,000 shares authorized; assuming shares outstanding as shown (3)	—	8	9	10	12
Additional paid-in capital (4)	—	6,772	8,121	9,470	11,021
Retained earnings (5)	12,096	12,096	12,096	12,096	12,096
Accumulated other comprehensive income	84	84	84	84	84

Less:
Common stock to be acquired by employee stock ownership plan (6)	—	(612)	(720)	(828)	(952)
Common stock to be acquired by stock-based benefit plans (7)	—	(306)	(360)	(414)	(476)

Total stockholders’ equity	$12,180	$18,042	$19,230	$20,418	$21,784

Total stockholders’ equity as a percentage of total assets (2)	7.75%	11.06%	11.71%	12.34%	13.06%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of Harvard Illinois Bancorp, Inc. common stock pursuant to one or more stock-based benefit plans. If these plans are implemented within 12 months following the completion of the stock offering, an amount up to 10% and 4% of the shares of Harvard Illinois Bancorp, Inc. common stock sold in the offering will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively. See “Management of Harvard Illinois Bancorp, Inc.”
(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net stock offering proceeds at the offering price of $10.00 per share.
(5)	The retained earnings of Harvard Savings Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.”

(footnotes continue on following page)

(continued from previous page)

(6)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Harvard Illinois Bancorp, Inc. The loan will be repaid principally from Harvard Savings Bank’s contributions to the employee stock ownership plan. Since Harvard Illinois Bancorp, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on Harvard Illinois Bancorp, Inc.’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Harvard Illinois Bancorp, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock stock-based benefit plans will require stockholder approval. The funds to be used by the stock-based benefit plans will be provided by Harvard Illinois Bancorp, Inc.

PRO FORMA DATA

The following tables summarize historical data of Harvard Savings, MHC and pro forma data of Harvard Illinois Bancorp, Inc. at and for the fiscal year ended December 31, 2008 and the nine months ended September 30, 2009. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription and community offerings;

•

our employee stock ownership plan will purchase 8% of the shares of common stock sold in the stock offering with a loan from Harvard Illinois Bancorp, Inc. The loan will be repaid in substantially equal payments of principal and interest over a period of 15 years;

•	Keefe Bruyette & Woods, Inc. will receive a fee equal to $180,000; and

•	expenses of the stock offering, other than fees to be paid to Keefe Bruyette & Woods, Inc., will be $690,000.

We calculated pro forma consolidated net income for the nine months ended September 30, 2009 and the year ended December 31, 2008 as if the estimated net proceeds were received had been invested at an assumed interest rate of 1.45% and 1.00%, respectively (0.88% and 0.61% on an after-tax basis). This represents the three-year United States Treasury Note as of September 30, 2009 and December 31, 2008, which, in light of current market interests rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earnings assets and the weighted average rate paid on our deposits.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $4.74 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 30.23% for the shares of common stock, a dividend yield of 0.0%, an expected option life of 10 years and a risk-free interest rate of 3.31%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to contribute at least 50%, plus such additional amounts as may be necessary so that, upon completion of the offering, Harvard Savings Bank will have a tangible capital to assets ratio of at least 10%. We will retain the remainder of the net proceeds from the stock offering and use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

	At or For the Fiscal Year Ended December 31, 2008 Based Upon the Sale at $10.00 Per Share of
	765,000 Shares	900,000 Shares	1,035,000 Shares	1,190,250 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross Proceeds of Offering	$7,650	$9,000	$10,350	$11,903
Less: expenses	(870)	(870)	(870)	(870)

Estimated net proceeds	6,780	8,130	9,480	11,033
Less: Common stock purchased by ESOP (2)	(612)	(720)	(828)	(952)
Less: Common stock awarded under stock-based benefit plans (3)	(306)	(360)	(414)	(476)

Estimated net cash proceeds	$5,862	$7,050	$8,238	$9,604

For the Fiscal Year Ended December 31, 2008
Consolidated net loss:
Historical	$(1,191)	$(1,191)	$(1,191)	$(1,191)
Pro forma income on net proceeds	36	43	50	59
Pro forma ESOP adjustment(2)	(25)	(29)	(34)	(39)
Pro forma stock award adjustment (3)	(37)	(44)	(51)	(58)
Pro forma stock option adjustment (4)	(65)	(77)	(89)	(102)

Pro forma net loss	$(1,282)	$(1,298)	$(1,315)	$(1,331)

Per share net loss:
Historical	$(1.68)	$(1.43)	$(1.24)	$(1.08)
Pro forma income on net proceeds	0.05	0.05	0.05	0.05
Pro forma ESOP adjustment (2)	(0.04)	(0.03)	(0.04)	(0.04)
Pro forma stock award adjustment (3)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma stock option adjustment (4)	(0.09)	(0.09)	(0.09)	(0.09)

Pro forma net loss per share (5)	$(1.81)	$(1.55)	$(1.37)	$(1.21)

Offering price as a multiple of pro forma net earnings per share	NM	NM	NM	NM
Number of shares outstanding for pro forma net loss per share calculations (5)	707,880	832,800	957,720	1,101,378

At December 31, 2008
Stockholders’ equity:
Historical	$12,527	$12,527	$12,527	$12,527
Estimated net proceeds	6,780	8,130	9,480	11,033
Less: Common stock acquired by ESOP (2)	(612)	(720)	(828)	(952)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(306)	(360)	(414)	(476)

Pro forma stockholders’ equity	$18,389	$19,577	$20,765	$22,131

Stockholders’ equity per share:
Historical	$16.38	$13.92	$12.10	$10.52
Estimated net proceeds	8.86	9.03	9.16	9.27
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$24.04	$21.75	$20.06	$18.59

Offering price as percentage of pro forma stockholders’ equity per share	41.60%	45.98%	49.85%	53.79%
Number of shares outstanding for pro forma book value per share calculations	765,000	900,000	1,035,000	1,190,250

(footnotes begin on following page)

(Footnotes from previous page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Harvard Illinois Bancorp, Inc. at a rate per annum equal to the Prime Rate. Harvard Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Harvard Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 15 equal annual installments of principal and interest. Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans” (“SOP 93-6”), requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Harvard Savings Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 39.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 4,080, 4,800, 5,520 and 6,348 shares were committed to be released during the fiscal year at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	If approved by Harvard Illinois Bancorp, Inc.’s stockholders, one or more stock-based benefit plans plan may issue an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion) for award as restricted stock to our officers, employees and directors. Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Harvard Illinois Bancorp, Inc. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Harvard Illinois Bancorp, Inc. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 39%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.8%.
(4)	If approved by Harvard Illinois Bancorp, Inc.’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $4.74 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.1%.
(5)	Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with applicable accounting standards for employee stock ownership plans, subtracting the employee stock ownership plan shares that have not been committed for release during the period and subtracting non-vested stock awards granted under one or more stock-based benefit plans. See note 2, above.
(6)	The retained earnings of Harvard Savings Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

	At or For the Nine Months Ended September 30, 2009 Based Upon the Sale at $10.00 Per Share of
	765,000 Shares	900,000 Shares	1,035,000 Shares	1,190,250 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross Proceeds of Offering	$7,650	$9,000	$10,350	$11,903
Less: expenses	(870)	(870)	(870)	(870)
Estimated net proceeds	6,780	8,130	9,480	11,033
Less: Common stock purchased by ESOP (2)	(612)	(720)	(828)	(952)
Less: Common stock awarded under stock-based benefit plans (3)	(306)	(360)	(414)	(476)

Estimated net cash proceeds	$5,862	$7,050	$8,238	$9,604

For the Nine Months Ended September 30, 2009
Consolidated net loss:
Historical	$(416)	$(416)	$(416)	$(416)
Pro forma income on net proceeds	39	47	55	64
Pro forma ESOP adjustment(2)	(19)	(22)	(26)	(29)
Pro forma stock award adjustment (3)	(28)	(33)	(38)	(44)
Pro forma stock option adjustment (4)	(49)	(58)	(67)	(77)

Pro forma net loss	$(472)	$(482)	$(492)	$(502)

Per share net loss
Historical	$(0.59)	$(0.50)	$(0.43)	$(0.38)
Pro forma income on net proceeds	0.06	0.06	0.06	0.06
Pro forma ESOP adjustment (2)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock award adjustment (3)	(0.04)	(0.04)	(0.04)	(0.04)
Pro forma stock option adjustment (4)	(0.07)	(0.07)	(0.07)	(0.07)

Pro forma net loss per share (5)	$(0.67)	$(0.58)	$(0.51)	$(0.46)

Offering price as a multiple of pro forma net earnings per share	NM	NM	NM	NM
Number of shares outstanding for pro forma net loss per share calculations (5)	706,860	831,600	956,340	1,099,791

At September 30, 2009
Stockholders’ equity:
Historical	$12,180	$12,180	$12,180	$12,180
Estimated net proceeds	6,780	8,130	9,480	11,033
Less: Common stock acquired by ESOP (2)	(612)	(720)	(828)	(952)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(306)	(360)	(414)	(476)

Pro forma stockholders’ equity	$18,042	$19,230	$20,418	$21,784

Stockholders’ equity per share:
Historical	$15.92	$13.53	$11.77	$10.23
Estimated net proceeds	8.86	9.03	9.16	9.27
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$23.58	$21.36	$19.73	$18.30

Offering price as percentage of pro forma stockholders’ equity per share	42.41%	46.82%	50.68%	54.64%
Number of shares outstanding for pro forma book value per share calculations	765,000	900,000	1,035,000	1,190,250

NM: Not meaningful

(footnotes begin on following page)

(Footnotes from previous page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Harvard Illinois Bancorp, Inc. at a rate per annum equal to the Prime Rate. Harvard Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Harvard Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 15 equal annual installments of principal and interest. Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans” (“SOP 93-6”), requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Harvard Savings Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 39.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 3,060, 3,600, 4,140 and 4,761 shares were committed to be released during the nine months ended September 30, 2009 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	If approved by Harvard Illinois Bancorp, Inc.’s stockholders, one or more stock-based benefit plans plan may issue an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion) for award as restricted stock to our officers, employees and directors. Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Harvard Illinois Bancorp, Inc. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Harvard Illinois Bancorp, Inc. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 39%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.8%.
(4)	If approved by Harvard Illinois Bancorp, Inc.’s stockholders, one of more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $4.74 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.1%.
(5)	Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with applicable accounting standards for employee stock ownership plans, subtracting the employee stock ownership plan shares that have not been committed for release during the period and subtracting non-vested stock awards granted under one or more stock-based benefit plans. See note 2, above.
(6)	The retained earnings of Harvard Savings Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand the financial performance of Harvard Savings, MHC and its subsidiaries through a discussion of the factors affecting our financial condition at September 30, 2009 and December 31, 2008 and our results of operations for the nine months ended September 30, 2009 and 2008 and for the years ended December 31, 2008 and 2007. The data for all periods includes financial information for Morris Building & Loan, s.b., which was merged with and into Harvard Savings Bank as of April 18, 2008. Such merger was accounted for in a manner similar to a pooling of interest. This section should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear elsewhere in this prospectus.

Overview

A significant portion of our assets consist of residential mortgage loans and mortgage-backed securities, which we have funded primarily with deposit accounts and Federal Home Loan Bank of Chicago advances. Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and other interest-earning assets, and the interest paid on our interest-bearing liabilities, consisting primarily of savings and transaction accounts, certificates of deposit, and Federal Home Loan Bank of Chicago advances. Our results of operations also are affected by our provision for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of service charges on deposit accounts, gains on loans sold, servicing income, net income on bank-owned life insurance and miscellaneous other income, offset by impairment charges on securities. Non-interest expense currently consists primarily of compensation and employee benefits, net losses on foreclosed assets, occupancy and equipment expenses, data processing, professional fees, office expense, deposit insurance premiums and assessments, and other operating expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

During recent years, in order to reduce our vulnerability to changes in interest rates and enhance our net interest spread, we have begun to increase our originations of commercial real estate and commercial and industrial loans, sell most of our fixed rate one- to four-family loan production, and increase our core deposits (which we consider to be deposits other than certificates of deposit). We have purchased a significant amount of indirect automobile loans. During 2008 we significantly reduced our acquisitions of such loans as a part of our effort to diversify our loan portfolio as well as in recognition of the current adverse economic climate. In connection with the continued execution of our business strategy, we hired a new Executive Vice President and a new Chief Commercial Loan officer in 2007. In December 2009, we hired a commercial loan officer with over 20 years of agricultural and commercial lending experience in the Harvard community. With this hire, we intend, subject to economic, market and regulatory conditions, to increase our origination of agricultural operating lines of credit, intermediate-term loans, and real estate loans for the purchase of farmland in our market area.

Our non-performing assets and troubled debt restructurings totaled 2.33% of total assets at September 30, 2009. Our total nonperforming loans to total loans ratio was 2.37% at September 30, 2009. Total loans 30 days or more delinquent as of September 30, 2009 were $6.6 million.

Anticipated Increase in Non-Interest Expense Due to Stock Benefit Plans

Following the completion of the reorganization and stock offering, we anticipate that our non-interest expense will increase as a result of increased compensation expenses associated with the implementation of our employee stock ownership plan and the implementation of a stock-based incentive plan, if that incentive plan is approved by our stockholders.

Assuming that the adjusted maximum number of shares is sold in the offering:

•

the employee stock ownership plan will acquire 95,220 shares of common stock with a $1.0 million loan that is expected to be repaid over 15 years, resulting in an annual expense (after-tax) of approximately $39,000 (assuming that the common stock maintains a value of $10.00 per share);

•

the stock-based incentive plan would grant options to purchase shares equal to 10.0% of the total outstanding shares, or 119,025 shares, to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is zero; the expected option life is 10 years; the risk free interest rate is 3.31% (based on the 10-year Treasury rate) and the volatility rate on the common stock is 30.23% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options utilizing the Black-Scholes option pricing model is $4.74 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual expense (after-tax) associated with the stock options would be approximately $102,000; and

•

the stock-based incentive plan would award a number of restricted shares of common stock equal to 4.0% of the outstanding shares, or 47,610 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares awarded under the stock-based incentive plan have a value of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual expense (after-tax) associated with restricted shares awarded under the stock-based incentive plan would be approximately $58,000.

These estimates are subject to change. The actual expense that will be recorded for the employee stock ownership plan will be determined by the fair market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan will increase the annual employee stock ownership plan expense. Further, the actual expense of the stock awards issued under the stock-based incentive plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. The actual expense of the stock options issued under the stock-based incentive plan will be determined by the grant-date fair value of the options which will depend on a number of factors, including the valuation assumptions used in the Black-Scholes option pricing model.

Critical Accounting Policies

We consider accounting policies that require management to exercise significant judgment or discretion or make significant assumptions that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. We consider the following to be our critical accounting policies:

Allowance for Loan Losses. Our allowance for loan losses is the estimated amount considered necessary to reflect probable incurred credit losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical for Harvard Savings, MHC. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions utilized and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

Since a substantial amount of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans and discounted cash flow valuations of properties are critical in determining the amount of the allowance required for specific loans. Assumptions for appraisals and discounted cash flow valuations are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly impact the valuation of a property securing a loan and the related allowance determined. The assumptions supporting such appraisals and discounted cash flow valuations are carefully reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the related loans.

Management performs a quarterly evaluation of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the value of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision based on changes in economic and real estate market conditions.

The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating classified loans from the remaining loans, and then categorizing each group by type of loan. Loans within each type exhibit common characteristics including terms, collateral type, and other risk characteristics. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allocations. The Illinois Department of Financial and Professional Regulation and the Federal Deposit Insurance Corporation require the recognition of adjustments to the allowance for loan losses based on their judgment of information available to them at the time of their examinations. Actual loan losses may be significantly more than the allowance for loan losses we have established, which could have a material negative effect on our financial results.

Other Real Estate Owned. Other real estate owned acquired through loan foreclosure is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. The adjustment at the time of foreclosure is recorded through the allowance for loan losses. Due to the subjective nature of establishing the fair value when the property is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined that fair value declines subsequent to foreclosure, a charge to operations through noninterest expense is recorded. Operating costs associated with the asset after acquisition are also recorded as noninterest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and posted to other noninterest expense.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. These judgments and estimates are reviewed on a continual basis as regulatory and business factors change.

Additionally, we review our uncertain tax positions annually. An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount actually recognized is the largest amount of tax benefit that is greater than 50% likely to be recognized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. A significant amount of judgment is applied to determine both whether the tax position meets the “more likely than not” test as well as to determine the largest amount of tax benefit that is greater than 50% likely to be recognized. Differences between the position taken by management and that of taxing authorities could result in a reduction of a tax benefit or increase to tax liability, which could adversely affect future income tax expense.

Investment in Debt and Equity Securities. We classify our investments in debt and equity securities as either held-to-maturity or available-for-sale. Securities classified as held-to-maturity are recorded at cost or amortized cost. Available-for-sale securities are carried at fair value. Fair value calculations are based on quoted market prices when such prices are available. If quoted market prices are not available, estimates of fair value are computed using a variety of techniques, including extrapolation from the quoted prices of similar instruments or recent trades for thinly traded securities, fundamental analysis, or through obtaining purchase quotes. Due to the subjective nature of the valuation process, it is possible that the actual fair values of these investments could differ from the estimated amounts, thereby affecting our financial position, results of operations and cash flows. If the estimated value of investments is less than the cost or amortized cost, we evaluate whether an event or change in circumstances has occurred that may have a significant adverse effect on the fair value of the investment. If such an event or change has occurred and we determine that the impairment is other-than-temporary, a further determination is made as to the portion of impairment that is related to credit loss. The impairment of the investment that is related to credit is expensed in the period in which the event or change occurred. The remainder of the impairment is recorded in other comprehensive income.

Fair Value Measurements. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. We estimate the fair value of a financial instrument using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value. When observable market prices do not exist, we estimate fair value. The Company’s valuation methods consider factors such as liquidity and concentration concerns. Other factors such as model assumptions, market dislocations, and unexpected correlations can affect estimates of fair value. Imprecision in estimating these factors can impact the amount of revenue or loss recorded.

Accounting standards establish a framework for measuring the fair value of financial instruments that considers the attributes specific to particular assets or liabilities and establishes a three-level hierarchy for determining fair value based on the transparency of inputs to each valuation as of the fair value measurement date. The three levels are defined as follows:

•	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2: Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices or similar assets or liabilities in markets that are not active, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3: Inputs that are unobservable and significant to the fair value measurement.

At the end of each quarter, we assess the valuation hierarchy for each asset or liability measured. From time to time, assets or liabilities may be transferred within hierarchy levels due to changes in availability of observable market inputs to measure fair value at the measurement date. Transfers into or out of hierarchy levels are based upon the fair value at the beginning of the reporting period. A more detailed description of the fair values measured at each level of the fair value hierarchy can be found in Note 15 of the notes to our consolidated financial statements, which appear in the prospectus beginning on page F-1.

Business Strategy

We have focused primarily on improving the execution of our community oriented retail banking strategy. Highlights of our current business strategy include the following:

•

Continue to Focus on Residential Lending. We have been and will continue to be primarily a one- to four-family residential mortgage lender for borrowers in our market area. As of September 30, 2009, $55.9 million, or 49.93%, of our total loan portfolio consisted of one- to four-family residential mortgage loans. In 2000, we developed a secondary mortgage capacity so that we can offer loans, including long-term fixed-rate loans, to our customers that we do not wish to retain in our loan portfolio from an asset/liability management standpoint. We consider our current portfolio balance as well as general market conditions in making decisions as to whether to hold our originated mortgage loans for investment or to sell the loans to investors, choosing the strategy that is most advantageous to us from a profitability and risk management standpoint.

•

Increase Commercial Real Estate and Commercial and Industrial Lending, Including Agricultural Lending. While we will continue to emphasize one- to four-family residential mortgage loans, we also have increased and intend, subject to economic, market and regulatory condition, to continue to increase our origination and purchase of commercial real estate and commercial and industrial loans, including agricultural loans, in order to increase the yield of, and reduce the term to repricing of, our total loan portfolio. We recently hired a commercial loan officer with substantial experience in agricultural lending. We originated and purchased $6.4 million and $7.9 million of commercial real estate and commercial and industrial loans during the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively. At September 30, 2009, $25.5 million, or 22.74%, of our total loan portfolio consisted of commercial real estate and commercial and industrial loans. The additional capital raised in the stock offering will increase our commercial real estate and commercial and industrial lending capacity by enabling us to originate and purchase more loans. This will also permit us to serve commercial borrowers with larger lending needs and to originate larger commercial real estate and commercial and industrial loans than we have in the past.

•

Manage Interest Rate Risk While Enhancing to the Extent Practicable our Net Interest Margin. During the last several years, we have taken several steps that are intended to enhance our interest rate margin (in relation to what it would have been had we remained exclusively a residential lender) as well as our ability to manage our interest rate risk in the future. In particular, we have attempted to increase our acquisitions of non residential loans including commercial real estate loans, commercial and industrial loans and indirect automobile loans, all of which generally have shorter terms to maturity and higher yields than fixed-rate one- to four-family loans. In addition, we developed a secondary market capability so that we can originate and sell long-term fixed-rate loans that do not fit within our asset/liability management parameters. Finally, we have stressed non-certificate “core” deposits in our deposit gathering efforts because we believe that they are generally lower cost and more resistant to interest rate changes than certificates of deposit.

•

Build Our Core Deposits. We are seeking to build our demand, NOW, passbook and money market deposits and seeking to reduce our reliance on borrowings and certificates of deposit. We believe such core deposits not only have the favorable cost and interest rate change resistance set forth above but also allow us greater opportunity to connect with our customers and offer them other financial services and products.

•

Continue to Grow our Morris, Illinois Operations. We merged with Morris Building & Loan, s.b. in 2008 and in the process acquired a new branch in Morris, Illinois, a small community located on the edge of rapidly growing commercial and bedroom communities in the collar counties of Chicago. Since the date of the merger, we have grown deposits 16.3% to $30.6 million at September 30, 2009. We will continue to focus on growth in this market area.

•

Build Strong Asset Quality. We have sought to build strong asset quality by following conservative underwriting guidelines, sound loan administration, and focusing on loans secured by real estate located within our market area only. However, as a result in part of the current recessionary economy, our non-performing assets and troubled debt restructurings totaled $3.7 million or 2.33% of total assets at September 30, 2009. Our total nonperforming loans and troubled debt restructuring, to total loans ratio was 3.08% at September 30, 2009. Total loan delinquencies, greater than 30 days, as of September 30, 2009 were $6.6 million, or 5.86% of total loans.

•

Maintain Controlled Growth of Our Assets and Liabilities. Overhead costs for community financial institutions have increased, and we believe that they will continue to increase as a result of competitive factors, increasing technological demands and new regulatory requirements. We believe that our best strategy to address these challenges is to opportunistically grow our assets and liabilities to increase our earnings base. This was one of the key factors underlying our decision to merge with Morris Building & Loan, s.b. in 2008.

Comparison of Financial Condition at September 30, 2009 and December 31, 2008

Assets. Total assets at September 30, 2009 were $157.2 million compared to $158.7 million at December 31, 2008, a decrease of $1.5 million or 0.9%. Cash and cash equivalents increased $990,000 or 7.1% to $15.0 million at September 30, 2009 from $14.0 million at December 31, 2008. Interest-bearing deposits increased $7.2 million at September 30, 2009 from $0 at December 31, 2008. These deposits are certificates of deposit we have placed with other financial institutions with terms from six months to two years; all are fully covered by FDIC insurance. The investment reflects our decision to increase liquidity moderately in the current interest rate environment. This investment was funded primarily by a $5.3 million increase in deposits during the nine-month period ended September 30, 2009 and a $10.5 million decrease in the net loan portfolio as we sold most of our new one- to four-family residential loan production during the period based on asset/liability management considerations. The liquidity generated during the period was also used to reduce advances from the Federal Home Loan Bank by $6.3 million or 24.1% to $19.8 million at September 30, 2009 from $26.1 million at December 31, 2008 and purchase $4.5 million in securities classified as “held-to-maturity.”

The net loan portfolio decreased $10.5 million or 8.7% to $110.2 million at September 30, 2009 from $120.7 million at December 31, 2008. During the first nine months of 2009, we continued our strategy of expanding our commercial real estate and commercial and industrial loan portfolios to increase our yield and reduce asset duration. These two loan portfolios combined increased $3.8 million or 17.6% to $25.5 million at September 30, 2009 from $21.6 million at December 31, 2008. Of this increase, commercial real estate loans increased $3.3 million or 20.0% to $19.6 million at September 30, 2009, and represented 17.5% of the total loan portfolio, compared to $16.3 million or 13.4% of the total loan portfolio at December 31, 2008. These increases were offset primarily by decreases in total one-to four-family loans of $6.9 million and purchased indirect automobile loans, net of dealer reserve, of $5.6 million. The decrease in our one-to four-family loans during 2009 was primarily due to repayments, early payoffs and $24.2 million in loans sold to Fannie Mae from refinancing activity, which generated $265,000 in net gains on loan sales; offset by loan originations and purchases of $35.7 million and $1.5 million, respectively. The decrease in the one-to four-family loan portfolio reflects our strategy to sell substantially all our conforming one-to four-family loans based on yield and duration considerations. The decrease in our purchased indirect automobile loan portfolio at September 30, 2009 from December 31, 2008 was primarily due to normal amortization, payoffs, and our strategy to reduce our concentration in purchased indirect automobile loans under current market conditions.

Available-for-sale securities decreased $1.9 million or 33.7% to $3.6 million at September 30, 2009 from $5.5 million at December 31, 2008. This decrease was caused by $495,000 in securities sales, with a related net loss of $7,000, repayments and maturities on those securities. Held-to-maturity securities totaled $4.2 million at September 30, 2009, an increase of $2.6 million or 160.9% from $1.6 million at December 31, 2008. The increase was primarily due to our strategy to increase yields while decreasing asset duration, in part, through the purchase of seasoned privately-issued collateralized mortgage obligations totaling $4.5 million in 2009. The collateralized mortgage obligations purchased have been packaged by U.S. financial institutions, are all “AAA” rated senior tranches with an average life of approximately three years, and have been performing as anticipated.

Liabilities. Deposits increased $5.3 million or 4.5% to $122.6 million at September 30, 2009 from $117.3 million at December 31, 2008. Savings, NOW and money market accounts totaled $48.7 million at September 30, 2009 compared to $42.3 million at December 31, 2008, an increase of $6.4 million or 15.3%. This increase was due to competitive pricing and promotional interest rates offered during the first nine months of 2009 consistent with our strategy to grow our core deposits. Certificates of deposit increased $852,000 while brokered certificates of deposit and demand deposits decreased $1.0 million and $1.0 million, respectively, during the same nine month period of 2009.

Federal Home Loan Bank advances decreased to $19.8 million from $26.1 million at September 30, 2009 from December 31, 2008, a decrease of $6.3 million or 24.1%. This decrease was due to our liquidity and capital strategy which sets as one of its goals to depend less on advances from the Federal Home Loan Bank and to grow deposits to provide liquidity and fund our operations in the current interest rate environment.

Equity. Total equity at September 30, 2009 decreased $347,000 or 2.8% to $12.2 million from $12.5 million at December 31, 2008. The decrease was the result of a net loss for the nine months ended September 30, 2009 of $416,000, offset by an increase in accumulated other comprehensive income of $69,000, net of tax which pertains to the change in unrealized gains or losses in the available-for-sale securities portfolio.

Comparison of Financial Condition at December 31, 2008 and December 31, 2007

Assets. Total assets at December 31, 2008 were $158.7 million, a $318,000 or 0.2% increase from $158.3 million at December 31, 2007. Cash and cash equivalents increased $3.0 million or 27.5% to $14.0 million at December 31, 2008 from $11.0 million at December 31, 2007. This increase was due to our intention to increase our liquidity position at December 31, 2008 based on low market interest rates. Available-for-sale securities decreased $8.2 million to $5.5 million at December 31, 2008 from $13.7 million at December 31, 2007. This decrease was primarily due to the recognition during 2008 of $1.2 million in losses on other than temporary impairment on equity securities, securities sales of $4.1 million with a related gain of $66,000, and scheduled amortization and maturities. The net loan portfolio increased $2.9 million or 2.5% to $120.7 million at December 31, 2008 from December 31, 2007. Historically, we have emphasized one-to four-family lending and home equity lines of credit. During 2008 those total loan portfolios increased $4.1 million and $1.3 million, respectively, and combined comprised 60.6% of the overall total loan portfolio. We also continued our strategy of expanding our commercial and industrial loan portfolio to enhance the yield on our loan portfolio and shorten its duration. Commercial and industrial loans increased $523,000 or 10.9% at December 31, 2008 to $5.3 million from $4.8 million at December 31, 2007. Included in our loan strategy was a goal to reduce the concentration of purchased indirect automobile loans under current market conditions, and we discontinued these purchases in 2008. Our portfolio of purchased indirect automobile loans decreased to $18.2 million at December 31, 2008 from $23.2 million at December 31, 2007, a $5.0 million or 21.5% decrease. Foreclosed assets held for sale increased to $718,000 at December 31, 2008 from $40,000 at December 31, 2007, an increase of $678,000. This increase was primarily due to foreclosure of one commercial real estate property of $475,000 in 2008. Deferred income taxes increased $1.1 million at December 31, 2008 from December 31, 2007, primarily due to the reversal of valuation allowances previously recorded on net operating loss carryforwards and other components of deferred tax assets acquired in the merger with Morris Building & Loan, s.b. in 2008, and the impact of our 2008 net loss, as we met the criteria for realization of those deferred tax assets.

Liabilities. Deposits totaled $117.3 million at December 31, 2008 compared to $113.8 million at December 31, 2007, an increase of $3.5 million or 3.1%. Savings, NOW and money market accounts increased $4.2 million or 11.0% at December 31, 2008 from December 31, 2007. This increase was the result of our intention to increase liquidity and reduce our Federal Home Loan Bank advances replacing them with lower-cost core deposits. To increase the core deposit base we competitively priced our core deposit products and offered promotional rates periodically. Our non-brokered certificates of deposit decreased $936,000 or 1.4% at December 31, 2008 from December 31, 2007 due to our maintaining pricing discipline in a competitive environment. Federal Home Loan Bank advances decreased $1.2 million or 4.3% at December 31, 2008 from December 31, 2007 to $26.1 million. This decrease was due to our plan to reduce advances and replace them with lower-cost core deposits.

Equity. Total equity at December 31, 2008 decreased $1.6 million or 11.1% to $12.5 million from $14.1 million at December 31, 2007. The decrease was the result of a net loss for the year ended December 31, 2008 of $1.2 million and a decrease in accumulated other comprehensive income of $376,000, net of tax which pertains to the change in unrealized gains or losses in the available-for-sale securities portfolio.

Comparison of Operating Results for the Nine Months Ended September 30, 2009 and September 30, 2008

General. Net loss for the nine months ended September 30, 2009 was $416,000, compared to a net loss of $743,000 for the same period in 2008, a decrease of $327,000 or 44.0%. This decrease in net loss was due to increases in net interest income of $271,000, noninterest income of $1.3 million and a decrease in noninterest expense of $188,000, offset by an increase in the provision for loan losses of $800,000 and a decrease in the benefit for income taxes of $641,000.

Interest and Dividend Income. Total interest and dividend income decreased $546,000 or 8.4% to $6.0 million for the nine months ended September 30, 2009 from $6.5 million for the same period in 2008. This decrease was primarily due to a decrease in interest and fees on loans of $565,000 or 9.5% to $5.4 million from $5.9 million for the nine months ended September 30, 2009 and 2008, respectively. The average balance of loans decreased $7.1 million to $115.9 million while the average yield on loans decreased 26 basis points to 6.19% from 6.45% for the nine months ended September 30, 2009 from the comparable period in 2008. These decreases reflected the interest rate environment and loans sales of $24.2 million during the period. The remainder of the variance in this category was the result of yields on securities, interest-bearing deposits and Federal Home Loan Bank stock decreasing 51 basis points to 2.32% from 2.83% while the average balance for these accounts increased $7.1 million reflecting our emphasis on increasing our liquidity levels in this lower interest rate environment. During 2007, the Federal Home Loan Bank suspended paying dividends on its common stock, resulting in no dividend income for the nine months ended September 30, 2009 and 2008, respectively.

Interest Expense. Total interest expense decreased $817,000 or 21.5% to $3.0 million for the nine months ended September 30, 2009 from $3.8 million for the nine months ended September 30, 2008. Interest expense on deposit accounts decreased $680,000 or 23.1% to $2.3 million for the nine months ended September 30, 2009 from $3.0 million for the same period in 2008. This decrease was primarily due to a decrease in interest expense on savings, NOW and money market accounts of $200,000 during the period while interest expense on certificates of deposit and non-brokered certificate accounts decreased $439,000 and $41,000, respectively. Average savings, NOW and money market accounts increased $6.9 million while the cost of these deposits decreased 80 basis points during the nine months ended September 30, 2009 from the nine months ended September 30, 2008. The movement in these accounts was the result of our competitive pricing and promotional events pricing to increase our liquidity while decreasing our utilization of Federal Home Loan Bank advances. The average balance in non-brokered certificates of deposit decreased $787,000 between the nine month periods ended September 30, 2009 and 2008, respectively, with the cost of these deposits decreasing 81 basis points during the same periods. Interest expense on Federal Home Loan Bank advances decreased $137,000 to $718,000 for the nine months ended September 30, 2009 from $855,000 for the nine months ended September 30, 2008. The average balance for advances decreased $3.2 million while the average cost of this funding decreased 18 basis points for the nine months ended September 30, 2009 from the nine months ended September 30, 2008. The decrease in the average balance of advances was due to adhering to our capital and liquidity plans to lessen our reliance on advances. The decrease in the cost of these funds was a reflection of the interest rate environment at that time.

Net Interest Income. Net interest income increased $271,000 or 10.0% to $3.0 million for the nine months ended September 30, 2009 from $2.7 million for the nine months ended September 30, 2008, primarily as a result of an increase in our net interest rate spread of 32 basis points to 2.51% from 2.19% during the comparable periods of 2009 and 2008, respectively. The increase in our net interest rate spread reflects the more rapid repricing of our interest-bearing liabilities in a decreasing interest rate environment compared to our interest-earning assets.

Provision for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when we believe the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

We evaluate the allowance for loan losses on a regular basis and the provision is based upon our periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. The factors we considered in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. We determine the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial loans by either the present value of expected future cash flows discounted at the loans effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar loan characteristics, including individually evaluated loans not determined to be impaired, are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, we do not separately identify individual consumer and residential loans for impairment measurements.

Based upon our evaluation of these factors, a provision of $1.0 million was recorded for the first nine months ended September 30, 2009, an increase of $800,000 or 322.6% from $248,000 for the nine months ended September 30, 2008. The provision for loan losses reflected net charge offs of $773,000 for the nine months ended September 30, 2009, compared to $209,000 for the nine months ended September 30, 2008. The allowance for loan losses was $1.3 million, or 1.14% of total loans at September 30, 2009, compared to $714,000, or 0.58% of total loans at September 30, 2008. At September 30, 2009, we had identified substandard loans totaling $3.8 million, all of which were considered impaired, and established an allowance for loan losses of $394,000. At September 30, 2008, we considered all substandard loans totaling $2.2 million impaired and established an allowance for loan losses of $189,000. We used the same methodology in assessing the allowance for each period. We increased the impact of qualitative factors during the second half of 2008 to reflect further deterioration in the economy. In particular, allocations to the allowance for commercial real estate, construction and land development and other graded loans were increased. Although we used the same methodology in assessing the allowance for each period, the larger provision for loan losses in 2009 is primarily due to the greater proportional effect of qualitative factors throughout the entire loan portfolio, a higher level of impaired loans and an increase during the nine months of 2009, of $564,000 in charge offs from the same period in 2008. To the best of our knowledge, we have recorded all losses that are both probable and reasonably estimable for the nine months ended September 30, 2009 and 2008, respectively.

Noninterest Income. Noninterest income increased $1.3 million to $699,000 for the nine months ended September 30, 2009 from a loss of $610,000 for the nine months ended September 30, 2008. The increase was primarily related to losses or other than temporary impairment of equity securities which was $1.1 million for the nine months ended September 30, 2008, compared to $45,000 for the same period in 2009, a decrease of $1.0 million. In addition, increases in net realized gains on loan sales were $220,000 or 488.9% to $265,000 in 2009 from $45,000 in 2008. These sales reflect our decision in 2000 to increase our sales of long-term fixed rate one- to four-family loans in an attempt to shorten the duration in our loan portfolio so that it is more responsive to the changes in interest rates. Gains on loan sales included the net increase in fair value of mortgage servicing rights of $79,000 in 2009 and $12,000 in 2008, an increase of $67,000 primarily due to an increase in the size of our mortgage servicing portfolio. The $45,000 other than temporary impairment of equity securities in 2009 was related to our investment in Fannie Mae and Freddie Mac common stock and the Shay Asset Management mutual funds.

Noninterest Expense. Noninterest expense decreased $188,000 or 5.4% to $3.3 million for the nine months ended September 30, 2009 from $3.5 million for the nine months ended September 30, 2008. The decrease was primarily due to expenses related to our merger with Morris Building & Loan, s.b. that occurred in the first nine months of 2008, with no corresponding expense recognized during the first nine months of 2009. The decrease in 2009 was also due to decreases in compensation and benefits, office occupancy and data processing expenses of $63,000, $43,000 and $106,000, respectively, professional fees of $28,000, servicing expense of $44,000, bank merger expenses of $55,000 and other operating expenses of $78,000 during the first nine months of 2009. These decreases were offset by increases in marketing expense of $13,000, FDIC insurance premiums of $181,000, including a special assessment totaling $74,000, and an increase in losses on foreclosed assets, net of $52,000.

Provision for Income Taxes. The benefit for income taxes was $224,000 for the nine months ended September 30, 2009 compared to a benefit of $865,000 for the same period in 2008. The effective tax benefit as a percent of pre-tax loss was (35.0)% and (53.8)% for the nine months ended September 30, 2009 and 2008, respectively. The benefit for income taxes in 2008 included an income tax benefit of $300,000 recognized as a result of the reversal of valuation allowances recorded on deferred tax assets acquired in the merger with Morris Building & Loan, s.b., offset by an increase in the valuation allowance of $136,000 for deferred tax assets related to capital losses on equity securities. Also, in 2008 an income tax benefit of $100,000 was recognized for a tax credit related to the completion of the main office renovation.

Comparison of Operating Results for the Years Ended December 31, 2008 and December 31, 2007

General. Net loss for the year ended December 31, 2008 was ($1.2 million) compared to a net loss of ($674,000) for the year ended December 31, 2007, an increase in losses of $517,000 or 76.7%. The increase in the net loss was due to increases in the provision for loan losses of $814,000 and a decrease in noninterest income of $1.1 million offset by an increase in net interest income of $67,000, an increase in the benefit from income taxes of $1.1 million and a decrease in noninterest expense of $272,000.

Interest and Dividend Income. Total interest and dividend income decreased $425,000 or 4.7% to $8.6 million for the year ended December 31, 2008 from $9.0 million for the year ended December 31, 2007. This decrease was primarily due to decreases in interest income from both taxable and tax-exempt securities of $231,000 with the average balance in these securities decreasing $5.9 million for the year ended December 31, 2008 from the year ended December 31, 2007 offset by the average yield on these securities which increased by 16 basis points to 4.37% from 4.21% for the comparable years. During 2007, the Federal Home Loan Bank of Chicago suspended paying dividends on its common stock, resulting in a $218,000 decrease in dividend income for the year ended December 31, 2008 compared to the year ended December 31, 2007. Interest income from securities purchased under agreements to resell and other interest-bearing deposits decreased $211,000 and $125,000 to $204,000 and $54,000, respectively, for the year ended December 31, 2008 from $415,000 and $179,000 for the year ended December 31, 2007 reflecting the lower interest rate environment during 2008. Offsetting these decreases was an increase in interest and fees on loans of $360,000 or 4.8% to $7.8 million from $7.5 million for the years ended December 31, 2008 and 2007, respectively. The average balance of loans increased $10.4 million to $123.2 million while the average yield on loans decreased 27 basis points to 6.36% from 6.63% for the year ended December 31, 2008 from the 2007 year end. The increase in the average balance of loans was due primarily to $43.9 million in loan originations and purchases during 2008 offset by loan repayments of $32.6 million and loan sales of $8.4 million the majority of which occurred in the fourth quarter of 2008. The decrease in the average yield in the loan portfolio was the result of the interest rate environment in 2008 as overall interest rates declined.

Interest Expense. Total interest expense decreased $492,000 or 9.1% to $4.9 million for the year ended December 31, 2008 from $5.4 million for the year ended December 31, 2007. Interest expense on deposit accounts decreased $382,000 or 9.1% to $3.8 million for the year ended 2008 from $4.2 million for the same period in 2007. This decrease was primarily due to a decrease in interest expense on non-brokered certificates of deposit of $341,000 or 10.6% to $2.9 million for the year ended December 31, 2008 from $3.2 million for the year ended December 31, 2007. The average balance in non-brokered certificates of deposit increased $1.3 million between the years ended December 31, 2008 and 2007, respectively, with the average cost of these deposits decreasing 59 basis points during the same time periods. Interest expense on savings, NOW and money market accounts decreased $106,000 to $759,000 from $865,000 for the years ended December 31, 2008 and 2007. Average savings, NOW and money market accounts increased $2.3 million while the cost of these deposits decreased 37 basis points during the year ended December 31, 2008 from the year ended December 31, 2007. The increase in the balances in these accounts was the result of our competitive pricing and promotional events pricing to increase our liquidity while decreasing our utilization of Federal Home Loan Bank advances. Interest on brokered certificates of deposit increased $65,000 to $169,000 for the year ended December 31, 2008 from $104,000 for the year ended December 31, 2007, respectively. Average brokered certificates of deposit increased $1.3 million while the average cost of these funds increased 38 basis points for the years ended December 31, 2008 and 2007, respectively. Interest expense on Federal Home Loan Bank advances decreased $110,000 to $1.1 million for the year ended December 31, 2008 from $1.2 million for the year ended December 31, 2007. The average balance for advances increased $320,000 while the average cost of this funding decreased 48 basis points for the year ended December 31, 2008 from the year ended December 31, 2007.

Net Interest Income. Net interest income remained relatively stable, increasing $67,000 or 1.9% for the year ended December 31, 2008 compared to the year ended December 31, 2007. Our net interest rate spread increased 8 basis points to 2.22% in 2008 from 2.14% in 2007. The average yield on interest-earning assets decreased 42 basis points to 5.72% from 6.14% while our cost of funds decreased 50 basis points to 3.50% from 4.00% for the years ended December 31, 2008 and 2007, respectively.

Provision for Loan Losses. A provision of $634,000 was recorded for the year ended December 31, 2008, an increase of $814,000 from $(180,000) for the year ended December 31, 2007. The provision for loan losses reflected net charge offs of $309,000 for the year ended December 31, 2008 compared to net recoveries of $174,000 for the year ended December 31, 2007. The credit in the provision for 2007 was due to a recovery of a receivable previously charged-off against the allowance. The allowance for loan losses was $1.0 million, or 0.82% of total loans at December 31, 2008 compared to $675,000, or 0.56% of total loans at December 31, 2007. We used the same methodology in assessing the allowance for each period. At December 31, 2008 we had substandard loans, all of which were considered impaired, totaling $3.1 million, and established a related allowance totaling $411,000. At December 31, 2007, we considered all substandard loans totaling $1.7 million impaired and established a related allowance totaling $145,000. We increased the impact of qualitative factors in 2008 to reflect deterioration in the economy, increasing the allocation to the allowance for commercial real estate, construction and land development loans. Although we used the same methodology in assessing the allowance for each period, the larger provision for loan losses in 2008 was primarily due to the impact of qualitative factors, the higher level of impaired loans and related allowance, and the increase in net charge offs in 2008. To the best of our knowledge, we have recorded all losses that are both probable and estimable for the years ended December 31, 2008 and 2007, respectively.

Noninterest Income (Loss). Noninterest income (loss) decreased $1.1 million to a loss of ($658,000) for the year ended December 31, 2008 from income of $453,000 for the year ended December 31, 2007. The decrease was primarily related to an increase in the charge for other-than-temporary impairment of equity securities, which increased $1.1 million to $1.2 million during the year ended December 31, 2008 from a charge of $167,000 for the year ended December 31, 2007. The increased charge in 2008 to other-than-temporary impairment of equity securities was primarily related to (i) a $792,000 impairment loss on our investment in the common stock of Fannie Mae and Freddie Mac, which were placed into conservatorship during 2008 and (ii) a $456,000 impairment in the value of our holdings of the AMF Ultra Short and AMF Ultra Short Mortgage mutual funds due to a decline in value of the underlying securities, many of which were “private label” mortgage-backed securities.

Noninterest Expense. Noninterest expense decreased $272,000 to $4.6 million for the year ended December 31, 2008 from $4.9 million for the year ended December 31, 2007. The decrease was primarily due to merger related expenses incurred during 2007 in anticipation of the merger with Morris Building & Loan, s.b., with lower similar expenses in 2008. Merger expenses decreased $563,000 to $55,000 for the year ended December 31, 2008 from $618,000 for the year ended December 31, 2007 primarily as a result of costs related to the termination of a data center contract of $467,000 incurred in 2007. Decreases in professional fees of $123,000, and other noninterest operating expenses of $58,000 were primarily due to post merger synergies. These decreases were offset by increases in compensation and benefits of $99,000, office occupancy of $28,000, and data processing of $104,000 which relate to additional costs incurred in the integration of operations with Morris Building & Loan, s.b. during 2008. Losses on foreclosed assets, net, increased $166,000 to $172,000 for the year ended December 31, 2008 from $6,000 for the year ended December 31, 2007 primarily due to losses incurred due to repossessions in our purchased indirect automobile loan portfolio.

Provision for Income Taxes. The provision for income taxes decreased $1.1 million to a benefit of ($1.1 million) for the year ended December 31, 2008 from a provision of $4,000 for the year ended December 31, 2007. The effective tax rate (benefit) as a percent of pre-tax loss was (47.2)% and 0.6% for the years ended December 31, 2008 and 2007, respectively. The benefit for income taxes in 2008 included an income tax benefit of $649,000 recognized as a result of the reversal of valuation allowances recorded on deferred tax assets acquired in the merger with Morris Building & Loan, s.b., offset by an increase in the valuation allowance of $305,000 for deferred tax assets related to capital losses on equity securities. The provision for income taxes in 2007 included an increase in valuation allowances recorded on deferred tax assets of $319,000, primarily for the net loss of Morris Building & Loan, s.b. which was acquired in 2008. Also, in 2008 an income tax benefit of $100,000 was recognized for a tax credit related to the completion of the main office renovation.

Analysis of Net Interest Income

Net interest income represents the difference between the income we earn on interest-earning assets and the interest expense we pay on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them. The following tables set forth average balance sheets, average yields and costs, and certain other information at or for the periods indicated. Average balances are predominantly derived from daily average balances, and to a lesser extent, from month end balances. Management does not believe that the limited use of month end balances rather than daily balances has caused any material differences in the information presented. Non-accrual loans were included in the computation of average balances, but have been reflected in the tables as loans carrying a zero yield. No tax equivalent yield adjustments have been made. The yields set forth below include the effect of loan fees, discounts and premiums that are amortized or accreted to interest income.

	At September 30, 2009		For the Nine Months Ended September 30,
			2009			2008
	Actual Balance	Yield/Cost	Average Balance	Interest Income / Expense	Yield/Cost	Average Balance	Interest Income / Expense	Yield/Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Interest-earning deposits	$8,959	1.97%	$7,006	$121	2.30%	$2,072	$33	2.12%
Securities purchased under agreements to resell Investment securities	12,250	1.91	12,804	185	1.93	7,357	164	2.97
Securities, tax-exempt (1)	683	4.50	763	26	4.54	3,172	94	3.95
Securities, taxable (1)	7,128	5.13	7,407	268	4.82	8,220	290	4.70
Loans (2)	110,226	6.04	115,897	5,379	6.19	122,965	5,944	6.45
Federal Home Loan Bank stock	6,549	—	6,549	—	—	6,549	—	—

Total interest-earning assets	145,795	5.12%	150,426	5,979	5.30%	150,335	6,525	5.79%

Noninterest-earning assets	11,401		11,619			11,358

Total assets	$157,196		$162,045			$161,693

Liabilities and equity:
Interest-bearing liabilities:
Savings accounts	$13,569	0.42%	$13,356	43	0.43	$11,735	93	1.06%
NOW and money market accounts	35,179	0.96	35,777	347	1.29	30,460	497	2.18
Certificates of deposit	68,141	3.01	68,052	1,780	3.49	68,839	2,219	4.30
Brokered certificates of deposit	2,820	4.63	2,926	100	4.56	4,227	141	4.45
Federal Home Loan Bank advances	19,778	4.07	22,683	718	4.22	25,931	855	4.40

Total interest-bearing liabilities	139,487	2.42%	142,794	2,988	2.79%	141,192	3,805	3.59%

Non-interest-bearing deposits	2,872		3,496			3,467
Other non-interest-bearing liabilities	2,657		3,194			3,333

Total liabilities	145,016		149,484			147,992

Total equity	12,180		12,561			13,701

Total liabilities and equity	$157,196		$162,045			$161,693

Net interest income				$2,991			$2,720

Interest rate spread (3)					2.51%			2.19%

Net interest margin (4)					2.65%			2.41%

Average interest-earning assets to average interest-bearing liabilities					105.34%			106.48%

	For the Years Ended December 31,
	2008			2007
	Average Balance	Interest Income / Expense	Yield/Cost	Average Balance	Interest Income / Expense	Yield/Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Interest-earning deposits	$1,876	$54	2.88%	$3,298	$179	5.43%
Securities purchased under agreements to resell	7,464	204	2.73	7,300	415	5.68
Securities, tax-exempt (1)	2,714	108	3.98	4,474	180	4.02
Securities, taxable (1)	7,712	348	4.51	11,862	507	4.27
Loans (2)	123,226	7,837	6.36	112,791	7,477	6.63
Federal Home Loan Bank stock	6,549	—	—	6,549	218	3.33

Total interest-earning assets	149,541	8,551	5.72%	146,274	8,976	6.14%

Noninterest-earning assets	11,575			10,680

Total assets	$161,116			$156,954

Liabilities and equity:
Interest-bearing liabilities:
Savings accounts	$12,059	120	1.00%	$11,547	134	1.16%
NOW and money market accounts	29,889	639	2.14	28,096	731	2.60
Certificates of deposit	68,960	2,885	4.18	67,651	3,226	4.77
Brokered certificates of deposit	3,828	169	4.41	2,578	104	4.03
Federal Home Loan Bank advances	26,126	1,119	4.28	25,806	1,229	4.76

Total interest-bearing liabilities	140,862	4,932	3.50%	135,678	5,424	4.00%

Non-interest-bearing deposits	3,409			3,803
Other non-interest-bearing liabilities	3,404			2,310

Total liabilities	147,675			141,791

Total equity	13,441			15,163

Total liabilities and equity	$161,116			$156,954

Net interest income		$3,619			$3,552

Interest rate spread (3)			2.22%			2.14%

Net interest margin (4)			2.42%			2.43%

Average interest-earning assets to average interest-bearing liabilities			106.16%			107.81%

(1)	Securities include unamortized premiums and unaccreted discounts. Securities include both available-for-sale and held-to-maturity securities. Fair value adjustments on available-for-sale securities have been included in the average balance for non-interest earning assets.
(2)	The allowance for loan losses has been included in the average balance for non-interest earning assets.
(3)	The interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	The net interest margin represents net interest income as a percent of average interest-earning assets.

Rate/Volume Analysis

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008	Rate	Volume	Net
	(In thousands)
Interest income:
Interest-earning deposits	$3	$85	$88
Securities purchased under agreements to resell	(19)	40	21
Securities, tax-exempt	17	(85)	(68)
Securities, taxable	8	(30)	(22)
Loans	(231)	(334)	(565)
Federal Home Loan Bank stock	—	—	—

Total	(223)	(323)	(546)

Interest expense:
Savings accounts	(65)	15	(50)
NOW and money market accounts	(263)	113	(150)
Certificates of deposit	(414)	(25)	(439)
Brokered certificates of deposit	4	(45)	(41)
Federal Home Loan Bank advances	(33)	(104)	(137)

Total	(772)	(45)	(817)

Increase (decrease) in net interest income	$549	$(278)	$271

2008 Compared to 2007	Rate	Volume	Net
	(In thousands)
Interest income:
Interest-earning deposits	$(65)	$(60)	$(125)
Securities purchased under agreements to resell	(221)	10	(211)
Securities, tax-exempt	(2)	(70)	(72)
Securities, taxable	30	(189)	(159)
Loans	(282)	642	360
Federal Home Loan Bank stock	(218)	—	(218)

Total	(757)	332	(425)

Interest expense:
Savings accounts	(20)	6	(14)
NOW and money market accounts	(143)	51	(92)
Certificates of deposit	(405)	64	(341)
Brokered certificates of deposit	11	54	65
Federal Home Loan Bank advances	(125)	15	(110)

Total	(683)	191	(492)

Increase (decrease) in net interest income	$(74)	$141	$67

2007 Compared to 2006	Rate	Volume	Net
	(In thousands)
Interest income:
Interest-earning deposits	$8	$91	$99
Securities purchased under agreements to resell	5	95	100
Securities, tax-exempt	(6)	107	101
Securities, taxable	(151)	138	(13)
Loans	149	239	388
Federal Home Loan Bank stock	(74)	(138)	(212)

Total	(70)	533	463

Interest expense:
Savings accounts	32	(39)	(7)
NOW and money market accounts	156	27	183
Certificates of deposit	511	310	821
Brokered certificates of deposit	—	10	10
Federal Home Loan Bank advances	61	(97)	(36)

Total	760	211	971

Increase (decrease) in net interest income	$(830)	$322	$(508)

Management of Market Risk

Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal goal of our operations is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates.

Our board of directors is responsible for the review and oversight of our asset/liability strategies. The Asset/Liability Committee of the board of directors meets quarterly and is charged with developing an asset/liability management plan. Our board of directors has established an Asset/Liability Management Committee, consisting of senior management. This committee meets twice per month to review pricing and liquidity needs and to assess our interest rate risk. This committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

Among the techniques we are currently using to manage interest rate risk are: (i) selling into the secondary mortgage market a significant portion of our fixed-rate one- to four-family residential mortgage loan originations; (ii) expanding our commercial real estate and commercial and industrial loans as they generally reprice more quickly than one- to four-family residential mortgage loans; and (iii) emphasizing less interest rate sensitive and lower-cost “core deposits.” We also maintain a portfolio of short term or adjustable rate assets and from time to time have used fixed-rate Federal Home Loan Bank advances and brokered deposits to extend the term to repricing of our liabilities.

While we believe these strategies have helped manage our interest rate exposure, they do pose risks. For example, commercial real estate, commercial and industrial and indirect automobile loans generally present a higher level of credit risk than residential one- to four-family loans. In addition, core deposit accounts generally cost more to maintain and market than certificates of deposit.

An important measure of interest rate risk is the amount by which the net present value of an institution’s cash flow from assets, liabilities and off balance sheet items changes in the event of a range of assumed changes in market interest rates. We have utilize a computer simulation model to provide an analysis of estimated changes to our net portfolio value (“NPV”) under the assumed parallel instantaneous changes in the United States treasury yield curve. The financial model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of the NPV.

Set forth below is an analysis of the changes to the economic value of our equity that would occur to our NPV as of September 30, 2009 in the event of designated changes in the United States treasury yield curve. At September 30, 2009, our economic value of equity exposure related to these hypothetical changes in market interest rates was within the current guidelines we have established.

Change in	Estimated NPV (3)	Estimate Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets (1)
Interest Rates (Basis Points) (2)		Amount	Percent	NPV Ratio (4)	Change in Basis Points
(Dollars in Thousands)

300+	$14,930	$756	5.33%	9.83%	96
200+	14,730	556	3.92	9.52	65
100+	14,661	487	3.44	9.31	44
—	14,174	—	0.00	8.8	—
100-	12,932	(1,242)	(8.76)	8.01	(86)

(1)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(2)	Estimated NPV assumes an instantaneous uniform change in interest rates at all maturities.
(3)	NPV is the discounted present value of expected cash flows from assets, liabilities and off balance sheet contracts.
(4)	NPV Ratio represents NPV divided by the present value of assets.

In addition to modeling changes in NPV, we also analyze estimated changes to net interest income (“NII”) for a prospective twelve-month period under the interest rate scenarios set forth above. The following table sets forth our NII model as of September 30, 2009.

Change in Interest Rates (Basis Points)	Estimated Net Interest Income (1)	Increase (Decrease) in Estimated Net Interest Income
		Amount	Percent

300+	$4,813	$613	14.60%
200+	4,580	380	9.05
100+	4,336	136	3.24
—	4,200	—	—
100-	3,862	(338)	(8.05)

(1)	Estimated net interest income assumes an instantaneous uniform change in interest rates at all maturities.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. The tables also do not measure the changes in credit and liquidity risk that may occur as a result of changes in general interest rates. Accordingly, although the tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our NPV and net interest income and will differ from actual results.

Our policies do not permit hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

Liquidity and Capital Resources

Our primary sources of funds are deposits, principal and interest payments on loans and securities, proceeds from maturities and calls of securities, and Federal Home Loan Bank advances. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments including securities repurchase agreements. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by (used in) operating activities were $369,000 and $(90,000) for the nine months ended September 30, 2009 and 2008, respectively. Net cash from investing activities consisted primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, and proceeds from maturing securities and pay downs on mortgage-backed securities. Net cash provided by (used in) investing activities were $1.9 million and $(1.1) million for the nine months ended September 30, 2009 and 2008, respectively. Net cash provided by financing activities consisted primarily of the activity in deposit accounts and Federal Home Loan Bank borrowings. The net cash provided by (used in) financing activities was $(1.3) million and $3.5 million for the nine months ended September 30, 2009 and 2008, respectively.

At September 30, 2009, we exceeded all of our regulatory capital requirements with a Tier 1 (core) capital level of $11.0 million, or 6.9% of adjusted total assets, which is above the required level of $6.3 million, or 4.0%; and total risk-based capital of $12.2 million, or 11.4% of risk-weighted assets, which is above the required level of $8.6 million, or 8.0%. Accordingly Harvard Savings Bank was categorized as well capitalized at September 30, 2009. Management is not aware of any conditions or events since the most recent notification that would change our category.

At September 30, 2009, we had outstanding commitments to originate loans of $2.3 million, commitments under unused lines of credit of $9.9 million and undisbursed portions of construction loans of $762,000. We anticipate that we will have sufficient funds available to meet our current loan origination commitments. Certificates of deposit that are scheduled to mature in less than one year from September 30, 2009 totaled $30.2 million. Management expects that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with U.S. generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, lines of credit and standby letters of credit. For information about our loan commitments, unused lines of credit and standby letters of credit, see Note 17 of the Notes to our Consolidated Financial Statements.

We have not engaged in any other off-balance-sheet transactions in the normal course of our lending activities.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 1 of the notes to our consolidated financial statements beginning on page F-1 of this prospectus.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF HARVARD ILLINOIS BANCORP, INC.

Harvard Illinois Bancorp, Inc. is incorporated in the State of Maryland. We have not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of Harvard Savings Bank. We intend to contribute at least 50% of the net proceeds from the stock offering to Harvard Savings Bank, plus such additional amounts as may be necessary so that, upon completion of the offering, Harvard Savings Bank will have a tangible capital to assets ratio of at least 10%. Harvard Illinois Bancorp, Inc. will retain the remainder of the net proceeds from the stock offering and use a portion of the retained net proceeds to make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to pay dividends to stockholders and repurchase shares of common stock, subject to our capital needs and regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

After the conversion and the offering is complete, Harvard Illinois Bancorp, Inc., as the holding company of Harvard Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies. We currently have no understandings or agreements to acquire other financial institutions. We may also borrow funds for reinvestment in Harvard Savings Bank.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from Harvard Savings Bank. Initially, Harvard Illinois Bancorp, Inc. will neither own nor lease any property, but will instead pay a fee to Harvard Savings Bank for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Harvard Savings Bank to serve as officers of Harvard Illinois Bancorp, Inc. We will, however, use the support staff of Harvard Savings Bank from time to time. We will pay a fee to Harvard Savings Bank for the time devoted to Harvard Illinois Bancorp, Inc. by employees of Harvard Savings Bank. However, these persons will not be separately compensated by Harvard Illinois Bancorp, Inc. Harvard Illinois Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF HARVARD SAVINGS BANK

General

Harvard Savings Bank is an Illinois-chartered savings bank headquartered in Harvard, Illinois. Harvard Savings Bank was organized in 1934, and reorganized into the mutual holding company structure in 2005. In April 2008, Morris Building & Loan, s.b., a mutual institution, merged into Harvard Savings Bank. Morris Building & Loan, s.b., which had $36 million in assets at the time of the merger, currently operates as a division of Harvard Savings Bank.

Harvard Savings Bank is the wholly owned subsidiary of Harvard Illinois Financial Corporation, a federal corporation, which is the wholly owned subsidiary of Harvard Savings, MHC, a federal mutual holding company. On a consolidated basis, Harvard Savings, MHC had total assets of $157.2 million, net loans of $110.2 million, total deposits of $122.6 million and equity of $12.2 million as of September 30, 2009.

Our principal business consists of attracting retail deposits from the general public in our market area and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential mortgage loans and, to a lesser extent, commercial real estate loans, home equity loans, purchased indirect automobile loans, commercial and industrial loans and construction, agricultural and land loans. We also invest in U.S. Government and federal agency securities, mortgage-backed securities, collateralized mortgage obligations and, to a lesser extent, securities of state and political subdivisions, mutual funds that invest in those securities and other securities. At September 30, 2009, 59.1% of our assets were mortgage loans and lines of credit, and 3.2% were mortgage-backed securities, including collateralized mortgage obligations. Our revenues are derived principally from the interest on loans and securities, loan origination, sales and servicing fees, fees levied on deposit accounts and net income from bank-owned life insurance. Our primary sources of funds are principal and interest payments on loans and securities, deposits and advances from the Federal Home Loan Bank of Chicago.

Our website address is www.harvardsavingsbank.com. The website address for our Morris division is www.morrisbl.com. Information on these websites should not be considered a part of this prospectus.

Market Area and Competition

We conduct business through our main office and one branch office located in Harvard, Illinois and an additional branch office located in Morris, Illinois. All three of our offices are located in McHenry and Grundy Counties, Illinois. Harvard, Illinois is located approximately 70 miles to the Northwest of Chicago while Morris, Illinois is located approximately 60 miles to the Southwest of Chicago.

Our primary market area consists of McHenry, Grundy and, to a lesser extent, Boone counties, Illinois, and Walworth county, Wisconsin. This area includes small towns, rural communities as well as bedroom communities of Chicago. The regional economy is fairly diversified, with services, wholesale/retail trade, manufacturing and government providing the primary support for the area economy. Although Harvard is a small, relatively rural community with a relatively small population base, it is located next to faster-growing commercial and bedroom communities near the Northwest collar counties of Chicago. Morris also is a small town with a relatively small population base, located close to faster-growing commercial and bedroom communities near the Southwest collar counties of Chicago.

While the local economy has been affected by the recession, the downturn in the McHenry and Grundy counties economy has been somewhat mitigated by the diversity of the employment base and the relatively stable housing market. McHenry and Grundy Counties’ and Illinois’ respective September 2009 unemployment rates were 9.3%, 11.4% and 10.2%, as compared to U.S. unemployment rate of 9.5%. In 2009, according to published sources, per capita income for McHenry and Grundy Counties were $34,218 and $27,938, respectively, and the median household incomes were $83,224 and $66,608, respectively, compared to per capita income for the United States and the State of Illinois of $27,277 and $28,587, respectively, and median household income of $54,719 and $60,823, respectively.

We face competition within our market area both in making loans and attracting deposits. Our market area has a moderate concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. As of June 30, 2009, based on the most recent available FDIC data, our market share of deposits represented 1.4% and 3.1% of FDIC-insured deposits in McHenry and Grundy Counties, Illinois, respectively.

Competition for financial services in our primary market area is significant, particularly in light of the large number of institutions that maintain a presence in the counties. Among our competitors are much larger and more diversified institutions, which have greater resources than we maintain. Financial institution competitors in our primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. To meet our competition, we seek to emphasize our community orientation, local and timely decision making and superior customer service.

Lending Activities

Our principal lending activity is originating one- to four-family residential mortgage loans and, to a lesser extent, commercial real estate, commercial and industrial, home equity, construction, agricultural and other loans. Historically, we also have purchased a significant number of indirect automobile loans, although during 2008 we determined to substantially reduce our purchases due to loan concentration issues and economic conditions. In recent years, we have expanded and expect to continue to expand our commercial real estate and commercial and industrial loan portfolios in an effort to diversify our overall loan portfolio, increase the yield of our loans and shorten asset duration. We have focused our efforts in this area on borrowers seeking loans in the $1.0 million or less range. As a long-standing community lender, we believe we can effectively compete for this business by emphasizing superior customer service and local underwriting, which differentiates us from larger commercial banks in our primary market area. Subject to future market, economic and regulatory conditions, we expect commercial real estate and commercial and industrial lending will continue to be an area of loan growth.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

			At December 31,
	At September 30, 2009		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$55,920 (1)	49.93%	$62,809	51.52%	$58,704	48.85%
Home equity line of credit and other 2nd mortgage	11,670	10.42	11,115	9.12	9,778	8.14
Multi-family	178	0.16	1,114	0.91	1,349	1.12
Commercial	19,610	17.51	16,340	13.40	16,425	13.67
Construction and land development	5,572	4.98	6,112	5.01	4,815	4.01

Total real estate loans	92,950	83.00	97,490	79.96	91,071	75.79

Commercial and industrial	5,858	5.23	5,308	4.36	4,785	3.98

Consumer loans:
Purchased indirect automobile	12,625	11.27	18,203	14.93	23,191	19.30
Other	556	0.50	916	0.75	1,123	0.93

Total consumer loans	13,181	11.77	19,119	15.68	24,314	20.23

Total loans	111,989	100.00%	121,917	100.00%	120,170	100.00%

Deferred loan costs (fees)	(30)		(45)		(80)
Loans in process	(458)		(123)		(1,593)
Allowance for losses	(1,275)		(1,000)		(675)

Loans, net	$110,226		$120,749		$117,822

(1)	Includes $5.3 million of loans for non owner occupied properties at September 30, 2009.

Contractual Maturities and Interest Rate Sensitivity. The following table sets forth the contractual maturities of our total loan portfolio at December 31, 2008. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The table presents contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.

	Real Estate
	One- to Four- Family Residential	HELOC & Other 2nd Mortgage	Multi-Family	Commercial Real Estate	Construction & Land Development	Commercial & Industrial	Purchased Indirect Automobile	Other Consumer	Total
	(Dollars in thousands)

Amounts due in:
One year or less	$1,116	$717	$—	$1,069	$1,512	$1,939	$429	$177	$6,959
More than one to two years	1,127	683	927	—	421	358	1,681	211	5,408
More than two to three years	2,711	857	—	2,957	1,033	62	3,465	182	11,267
More than three to five years	7,129	2,163	—	9,888	2,504	2,949	10,084	319	35,036
More than five to ten years	17,239	5,317	49	1,880	17	—	2,544	27	27,073
More than ten to fifteen years	6,584	1,378	—	186	162	—	—	—	8,310
More than fifteen years	26,903	—	138	360	463	—	—	—	27,864

Total	$62,809	$11,115	$1,114	$16,340	$6,112	$5,308	$18,203	$916	$121,917

The following table sets forth our fixed and adjustable-rate loans at December 31, 2008 that are contractually due after December 31, 2009.

	Real Estate
	One- to Four- Family Residential	HELOC & Other 2nd Mortgage	Multi-Family	Commercial Real Estate	Construction & Land Development	Commercial & Industrial	Purchased Indirect Automobile	Other Consumer	Total
	(Dollars in thousands)

Interest rate terms on amounts due after one year:
Fixed-rate loans	$53,068	$2,675	$976	$13,607	$3,416	$1,375	$17,774	$734	$93,625
Adjustable-rate loans	8,625	7,723	138	1,664	1,184	1,994	—	5	21,333

Total	$61,693	$10,398	$1,114	$15,271	$4,600	$3,369	$17,774	$739	$114,958

Loan Approval Procedures and Authority. Pursuant to applicable law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 25% of our total capital plus the allowance for loan losses. At September 30, 2009, our largest loan totaled $3.0 million and was secured by a mortgage on an auto dealership in the Chicagoland area. At September 30, 2009, this loan was performing in accordance with its terms.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers approved by our board of directors as well as internal evaluations, where permitted by regulations. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, financial statements and tax returns.

Under our loan policy, the individual processing an application is responsible for ensuring that all documentation is obtained prior to the submission of the application to an officer for approval. An officer then reviews these materials and verifies that the requested loan meets our underwriting guidelines described below.

All one- to four-family residential loans up to $500,000, vacant land loans up to $250,000, and any consumer loans require approval of our loan committee consisting of three officers. All such loan approvals are reported at the next board meeting following said approval. All secured commercial loans, including agricultural loans, up to $1,500,000 and unsecured loans up to $250,000 must be approved by our commercial credit management committee, which currently consists of our Chief Executive Officer, Executive Vice President and our two Vice Presidents – Commercial Loan Officers. These approvals are reported at the next board meeting following said approval. All other loans must be approved by the board.

Generally, we require title insurance or title searches on our mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan.

One- to Four-Family Residential Real Estate Lending. The cornerstone of our lending program has long been the origination of long-term permanent loans secured by mortgages on owner-occupied one- to four-family residences. At September 30, 2009, $55.9 million, or 49.93% of our total loan portfolio consisted of permanent loans on one- to four-family residences. At that date, our average outstanding one- to four-family residential loan balance was $104,000. Virtually all of the residential loans we originate are secured by properties located in our market area. See “—Originations, Sales and Purchases of Loans.”

Due to consumer demand in the current low market interest rate environment, many of our recent originations are 10- to 30-year fixed-rate loans secured by one- to four-family residential real estate. We generally originate our fixed-rate one- to four-family residential loans in accordance with secondary market standards to permit their sale. During the last several years, consistent with our asset-liability management strategy, we have sold most of the fixed rate one- to four-family residential loans we originated with original terms to maturity in excess of ten years.

During recent years, as a part of our asset/liability management policy, we have also originated seven-year balloon loans with up to 30-year amortization schedules secured by one- to four-family real estate. At September 30, 2009, we had $19.0 million of such loans.

In order to reduce the term to repricing of our loan portfolio, we also originate adjustable-rate one- to four-family residential mortgage loans. However, our ability to originate such loans is limited in the current low interest rate environment due to low consumer demand. Our current adjustable-rate mortgage loans carry interest rates that adjust annually at a margin over the one year U.S. Treasury index. Many of our adjustable-rate one- to four-family residential mortgage loans have fixed rates for initial terms of three to five years. Such loans carry terms to maturity of up to 30 years. The adjustable-rate mortgage loans currently offered by us generally provide for a 200 basis point annual interest rate change cap and a lifetime cap of 600 basis points over the initial rate.

Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase, the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents. Moreover, the interest rates on many of our adjustable-rate loans do not adjust for the first three to five years. As a result, the effectiveness of adjustable-rate mortgage loans may be limited during periods of rapidly rising interest rates. At September 30, 2009, $6.7 million, or 11.93% of our one- to four-family residential loans, had adjustable rates of interest.

We evaluate both the borrower’s ability to make principal, interest and escrow payments and the value of the property that will secure the loan. Our one- to four-family residential mortgage loans do not currently include prepayment penalties, are non-assumable and do not produce negative amortization. Our one- to four-family residential mortgage loans customarily include due-on-sale clauses giving us the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells the property subject to the mortgage. We currently originate residential mortgage loans for our portfolio with loan-to-value ratios of up to 75% for one- to four-family homes, with higher limits applicable to loans with private mortgage insurance on owner-occupied residences.

At September 30, 2009, we had $2.9 million of one- to four-family residential mortgage loans that were 60 days or more delinquent.

Commercial Real Estate Lending. In recent years, in an effort to enhance the yield and reduce the term to maturity of our loan portfolio, we have sought to increase our commercial real estate loans. At September 30, 2009, we had $19.6 million in commercial real estate loans, representing 17.51% of our total loan portfolio. Subject to future economic, market and regulatory conditions, we intend to continue to focus on this kind of lending.

Most of our commercial real estate loans have balloon loan terms of three to ten years with amortization terms of 15 to 25 years and fixed interest rates. The maximum loan-to-value ratio of our commercial real estate loans is generally 75%. At September 30, 2009, our largest commercial real estate loan totaled $3.0 million and was secured by a mortgage on an automobile dealership outside our market area in Cook County, Illinois. At September 30, 2009, this loan was performing in accordance with its terms.

Set forth below is information regarding our commercial real estate loans at September 30, 2009.

Type of Loan	Number of Loans	Balance
		(In thousands)

Auto Dealership	1	$3,045
Retail, Other	14	5,707
Industrial	1	153
Mixed Use	24	9,814
Agricultural	3	479
Other	2	412

Total	45	$19,610

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). All commercial real estate loans are appraised by outside independent appraisers approved by the board of directors or by internal evaluations, where permitted by regulation. Personal guarantees are generally obtained from the principals of commercial real estate loans.

Loans secured by commercial real estate generally are larger than one- to four-family residential loans and involve greater credit risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Repayment of these loans depends to a large degree on the results of operations and management of the properties securing the loans or the businesses conducted on such property, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general, including today’s economic recession. Accordingly, the nature of these loans makes them more difficult for management to monitor and evaluate.

In December 2009, we hired Verne Sisson, a commercial loan officer with over 20 years of agricultural and commercial lending experience in the Harvard community. With this hire, we intend to increase our origination of agricultural operating lines of credit, intermediate-term loans, and real estate loans for the purchase of farmland in our market area.

We generally expect our agricultural mortgage loans will have various terms up to 10 years with a balloon payment based on a 15-25 year amortization schedule. Such loans will be originated with fixed rates and generally will include personal guarantees. In addition, we may sell into the secondary market longer-term fixed rate agricultural mortgage loans, which we service for the secondary market purchaser. Our loan-to-value ratio on agricultural mortgage loans is generally expected to be no higher than 75%.

While we may earn higher yields on agricultural mortgage loans than on single-family residential mortgage loans, agricultural-related lending involves a greater degree of risk than single-family residential mortgage loans because of the typically larger loan amounts and potential volatility in the market. In addition, repayments on agricultural loans are substantially dependent on the successful operation of the underlying business and the value of the property collateralizing the loan, both of which are affected by many factors, such as weather and changing market prices, outside the control of the borrower.

Multi-Family Real Estate Lending. We make a limited number of loans on multi-family residences in our market area. Such loans have terms and are underwritten similarly to our commercial real estate loans and are subject to similar risks.

Home Equity Lending. We originate variable-rate home equity lines-of-credit and, to a lesser extent, fixed- and variable-rate loans secured by a lien on the borrower’s primary residence. Our home equity products are limited to 75% of the property value less any other mortgages. Prior to 2009, we originated home equity loans up to 90% of the property value to our customers where we serviced their first lien mortgage loan. As of September 30, 2009, we had no home equity loans that were originated at loan to value ratios above 90%. We use the same underwriting standards for home equity lines-of-credit and loans as we use for one- to four-family residential mortgage loans. Our home equity line-of-credit product carries an interest rate tied to the prime rate published in the Wall Street Journal. The product has a rate ceiling of 18%. Our home equity line-of-credit loans originated in 2009 have a rate floor of

4 - 4.25%. We currently offer home equity loans with fixed-rate terms that amortize over a period of up to 15 years. Our home equity lines-of-credit provide for an initial draw period of up to ten years, with monthly payments of interest calculated on the outstanding balance. At the end of the initial ten years, the line may be paid in full or restructured at our then current home equity program.

At September 30, 2009, we had $11.7 million or 10.42% of total loans in home equity loans and outstanding advances under home equity lines and an additional $8.7 million of funds committed, but not advanced, under the home equity lines-of-credit. We intend to continue promoting the equity line-of-credit product as an important piece of our loan portfolio and to help us manage our asset/liability position.

Construction and Land Lending. We make construction loans to builders and developers for the construction of one- to four- and multi-family residential units and to individuals for the construction of their primary or secondary residence. We also make a limited amount of land loans to developers, primarily for the purpose of developing residential subdivisions.

At September 30, 2009, we had one outstanding one- to four-family construction loan commitment for $15,000.

The application process includes a submission to us of plans, specifications and costs of the project to be constructed or developed. These items are used as a basis to determine the appraised value of the subject property. Loans are based on the lesser of current appraised value and/or the cost of construction (land plus building). Our construction loan agreements generally provide that loan proceeds are disbursed in increments as construction progresses. Outside independent licensed appraisers or title company representatives under a construction loan escrow agreement inspect the progress of the construction of the dwelling before disbursements are made.

We occasionally make loans to builders and developers “on speculation” to finance the construction of residential property. At September 30, 2009, we had one construction loan secured by a one- to four-family residential property built on speculation. This loan had a balance of $346,000 and was secured by a property located in Cook County, Illinois.

We also make construction loans for commercial development projects such as multi-family, apartment and other commercial buildings. These loans generally have an interest-only phase during construction then convert to permanent financing. Disbursements of construction loan funds are at our discretion based on the progress of construction. The maximum loan-to-value ratio limit applicable to these loans is generally 75%. At September 30, 2009, we had three construction loans with an outstanding aggregate balance of $3.0 million representing 2.7% of the total loan portfolio and $762,000 of undrawn commitments which were secured by commercial property. Our largest construction loan commitment totaled $1.4 million and was made to a builder/developer for a mixed use business development property located outside our market area in Cook County, Illinois. At September 30, 2009, we also had one land loan totaling $450,000 representing 0.40% of our total loan portfolio. This loan was to a developer on a commercial property in our market area.

We also make loans to builders and developers for the development of one- to four-family lots in our market area. These loans have terms of five years or less. Land loans are generally made in amounts up to a maximum loan-to-value ratio of 65% on raw land and up to 75% on developed building lots based upon an independent appraisal. We obtain personal guarantees for our land loans. At September 30, 2009, we had one land development loan of $1.1 million to a builder/developer representing 0.97% of our total loan portfolio on residential development properties. This loan is located in our market area.

Loans to individuals for the construction of their residences typically run for up to seven months and then convert to permanent loans. These construction loans have rates and terms comparable to one- to four-family residential loans offered by us. During the construction phase, the borrower pays interest only at a fixed rate. The maximum loan-to-value ratio of owner-occupied single-family construction loans is 80%. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans.

The following table sets forth the composition of our portfolio of construction, land and land development loans by loan type at the date indicated.

	At September 30, 2009
	Number of Loans	Loans in Process	Net Principal Balance	Non-Performing
	(Dollars in thousands)

One-to-four- family construction	2	$—	$361	$—
Non-residential construction(1)	3	376	3,015	—
Residential land and land development	2	—	1,161	—
Non-residential land and land development	2	—	659	—

Total construction and land development loans	9	$376	$5,196	$—

(1)	At September 30, 2009, unfunded commitments totaled $386,000 on nonresidential construction loans.

Construction and land lending generally affords us an opportunity to receive higher origination and other loan fees. In addition, such loans are generally made for relatively short terms. Nevertheless, construction and land lending to persons other than owner-occupants is generally considered to involve a higher level of credit risk than one- to four-family residential lending due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions (including the current recessionary economy and adverse real estate market) on construction projects, real estate developers and managers. In addition, the nature of these loans is such that they are more difficult to evaluate and monitor. Our risk of loss on a construction or land loan is dependent largely upon the accuracy of the initial estimate of the property’s value upon completion of the project and the estimated cost (including interest) of the project. If the estimate of value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project with a value which is insufficient to assure full repayment and/or the possibility of having to make substantial investments to complete and sell the project. Because defaults in repayment may not occur during the construction period, it may be difficult to identify problem loans at an early stage. When loan payments become due, the cash flow from the property may not be adequate to service the debt. In such cases, we may be required to modify the terms of the loan.

We have significantly decreased our construction loan originations in the last 18 months in light of adverse conditions in our local real estate market and economy.

Commercial and Industrial Lending. We originate commercial and industrial loans and lines of credit to small- and medium-sized companies in our primary market area. Our commercial and industrial loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. Our commercial and industrial loans generally carry a floating-rate indexed to the prime rate as published in The Wall Street Journal and a one-year term. All of our commercial and industrial loans are secured. Subject to future economic, market and regulatory conditions, we intend to focus on this kind of lending.

As noted above, in December 2009, we hired a commercial loan officer with over 20 years of agricultural lending experience to increase our origination of agricultural operating lines of credit and intermediate-term loans. We expect our agricultural operating lines of credit generally will have terms of one year and will be secured by growing crops, livestock and equipment. We generally expect our intermediate-term loans will have terms of 2-7 years and will be secured by machinery and equipment.

The following table sets forth the composition of our commercial and industrial loan portfolio by loan type at September 30, 2009. The balance set forth below do not include $1.2 million committed but undrawn lines of credit on commercial and industrial loans.

Type of Loan	Number of Loans	Total Balance
		(In thousands)

Industrial secured, term loan	4	$1,002
Industrial secured, line of credit	4	296
Retail secured, term loan	21	2,035
Retail secured, line of credit	6	1,357
Healthcare secured, term loan	6	844
Mixed use secured, term loan	5	88
Mixed use secured, line of credit	5	236

Total	51	$5,858

When making commercial and industrial loans, we consider the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. Commercial and industrial loans are generally secured by accounts receivable, inventory, equipment and personal guarantees.

Commercial and industrial loans generally have a greater credit risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial and industrial loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. We seek to minimize these risks through our underwriting standards and personal guarantees.

At September 30, 2009, our largest commercial and industrial loan relationship was a $1.0 million commercial line of credit to an automobile dealer in our market area. At September 30, 2009, this loan was performing in accordance with its terms.

Consumer Lending. We make secured and unsecured loans to consumers. However, during recent years, we have focused most of our consumer lending efforts on purchases of indirect automobile loans.

In an effort to expand and diversify our loan portfolio and increase the overall yield on our loan portfolio, since 1999 we have purchased indirect loans on new and used automobiles located primarily in Cook County, Illinois. Although we do not separately underwrite each purchased loan, we thoroughly review the knowledge and experience of the originators’ management teams, their underwriting standards, and their historical loss rates. In 2008, we dramatically reduced new indirect automobile loan purchases based on the risk concentration in our portfolio, liquidity requirements, and current economic conditions. We may resume purchases in the future depending on our portfolio concentrations, other lending opportunities and the economic environment.

Under the loan purchase arrangement, on a monthly basis the seller aggregates indirect automobile loans into separate loan pools. The pools are then segregated into risk categories with each category having predefined limits as to the maximum amounts allowed. Generally, the pools are sold without recourse. We receive a listing of the individual loans in the pool, including loan and borrower information prior to funding the purchase but we are not generally permitted to substitute loans in a pool or purchase part of a pool.

The seller is responsible for dealer relationships and the monitoring of their performance. The seller performs all servicing functions including the collection of principal, interest, and fees as well as repossessions and recoveries. Thus, we are not involved in the sale of repossessed vehicles.

We perform ongoing semi-annual reviews of loan files and review operational procedures as part of our internal audit function. For the nine months ended September 30, 2009 and the fiscal year ended December 31, 2008, we purchased $0 and $5.5 million of such loans, respectively. At September 30, 2009, we had approximately $12.6 million of purchased indirect automobile loans outstanding, representing 11.27% of our gross loan portfolio. Included in the balance at September 30, 2009 was $3.5 million of automobile loans with no credit score or a credit score below 660 (which loans are considered by the FDIC to have certain features of subprime lending).

Consumer loans may entail greater credit risk than residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances as well as the current slowing economy. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. For the year ended December 31, 2008 and the nine months ended September 30, 2009, we had net charge-offs of $233,000 and $173,000, respectively, on consumer loans. At September 30, 2009 and December 31, 2008, we had nonperforming consumer loans of $74,000 and $47,000, respectively. At September 30, 2009, we had $36,000 of repossessed automobiles. In addition, on the same date, there were 29 purchased indirect automobile loans totaling $284,000 and other consumer loans totaling $43,000 that were delinquent 30 days or more.

Originations, Purchases and Sales of Loans

We originate real estate and other loans through marketing efforts, our customer base, walk-in customers and referrals from real estate brokers, builders and attorneys. All loans originated by us are underwritten pursuant to our policies and procedures.

We may sell certain of the loans we originate into the secondary market. We consider our own balance sheet as well as market conditions in making decisions as to whether to hold the mortgage loans we originate for investment or to sell such loans to investors, choosing the strategy that is most advantageous to us from a profitability and risk management standpoint. We generally do not make loan sale commitments until we receive a corresponding borrower commitment. To date, all of our loan sales have been on a servicing-retained basis. At September 30, 2009, we serviced $61.2 million of loans held by other institutions.

From time to time, to diversify our risk, we purchase interests in commercial loans. We underwrite our participation portion of the loan according to our own underwriting criteria and procedures. At September 30, 2009, we had $10.0 million in loan participation interests.

The following table sets forth our loan origination, purchase, sale and principal repayment activity during the periods indicated.

	Nine Months Ended September 30,		Years Ended December 31,
	2009	2008	2008	2007
	(In thousands)

Total loans at beginning of period	$121,917	$120,170	$120,170	$111,608

Loans originated:
Real estate loans:
One- to four-family	27,518	19,992	23,879	14,163
Home equity line of credit and other 2nd mortgage	3,042	3,499	5,466	6,722
Multi-family	—	—	—	—
Commercial real estate	1,908	2,668	2,787	3,480
Construction and land development	86	783	783	3,769

Total real estate loans	32,554	26,942	32,915	28,134
Commercial and industrial loans	3,051	3,914	4,173	2,657
Consumer loans:
Indirect automobile	—	—	—	—
Other	60	400	460	779

Total loans originated	35,665	31,256	37,548	31,570

Loans purchased:
Real estate loans:
One- to four-family	—	—	—	—
Home equity line of credit and other 2nd mortgage	—	—	—	—
Multi-family	—	—	—	—
Commercial real estate	1,000	894	894	4,074
Construction and land development	—	—	—	—

Total real estate loans	1,000	894	894	4,074
Commercial and industrial loans	481	—	—	—
Consumer loans:
Indirect automobile	—	5,504	5,504	11,312
Other	—	—	—	—

Total loans purchased	1,481	6,398	6,398	15,386

Loans sold:
Real estate loans:
One- to four-family	24,224	6,354	7,838	4,992
Home equity line of credit and other 2nd mortgage	—	—	—	—
Multi-family	—	—	—	—
Commercial real estate	300	537	537	602
Construction and land development	—	—	—	—

Total real estate loans	24,524	6,891	8,375	5,594
Commercial and industrial loans	—	—	—	—
Consumer loans	—	—	—	—

Total loans sold	24,524	6,891	8,375	5,594

Deduct:
Principal repayments:
Real estate loans	13,173	14,729	18,343	19,878
Commercial and industrial	2,782	3,359	3,650	1,652
Other	5,663	8,261	10,654	11,133

Total principal repayments	21,618	26,349	32,647	32,663

Charge-offs	798	226	327	137
Transfers to foreclosed assets	134	747	850	—

Unpaid principal balances at end of year	111,989	123,611	121,917	120,170

Allowance for loan losses	(1,275)	(714)	(1,000)	(675)
Deferred loan origination costs (fees)	(30)	(44)	(45)	(80)
Loans in process, net	(458)	(378)	(123)	(1,593)

Net loans at end of period	$110,226	$122,475	$120,749	$117,822

Delinquencies and Non-Performing Assets

Delinquency Procedures. When a borrower fails to make a required monthly loan payment by the last day of the month, a late notice is generated stating the payment and late charges due. Our policies provide that borrowers that become 60 days or more delinquent are contacted by phone or mail to determine the reason for nonpayment and to discuss future payments. If repayment is not possible or doubtful, the loan will be brought to the board of directors for possible foreclosure. Once the board of directors declares a loan due and payable, a certified letter is sent to the borrower explaining that the entire balance of the loan is due and payable. If the loan is reinstated, foreclosure proceedings will be discontinued and the borrower will be permitted to continue to make payments. If the borrower does not respond, we will initiate foreclosure proceedings.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified foreclosed real estate until it is sold. The real estate is recorded at estimated fair value at the date of acquisition less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for loan losses. Estimated fair value is based on a new appraisal which is obtained as soon as practicable, typically after the foreclosure process has begun but no later than 30 days after acquisition. Subsequent decreases in the value of the property are charged to operations through the creation of a valuation allowance. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

While delinquencies and repossession of purchased indirect automobile loans are handled by the loan seller, we selectively audit this process to ensure that our interests are protected.

Troubled Debt Restructurings. We periodically modify loans to extend the term or make other concessions to help a borrower stay current on his or her loan and to avoid foreclosure. We generally do not forgive principal or interest on loans. We will temporarily modify the terms of loans, typically for one year or less, to lower interest rates (which may be at below market rates), and/or to provide for longer amortization schedules (up to 40 years), and/or provide for interest-only terms. These modifications are made only when there is a reasonable and attainable workout plan that has been agreed to by the borrower and that is in our best interests. At September 30, 2009, we had one loan for $794,000 that was classified as a troubled debt restructuring. This loan was secured by commercial real estate.

Delinquent Loans. The following table sets forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

	At September 30, 2009			At December 31,
				2008			2007
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(In thousands)
Real estate loans:
One- to four-family	$921	$1,182	$1,740	$1,231	$944	$863	$1,147	$375	$584
Home equity line of credit and other 2nd mortgage	105	190	173	77	212	53	29	106	49
Multi-family	—	—	—	—	—	—	—	—	—
Commercial	1,618	—	245	—	—	—	—	—	495
Construction and land development	—	—	—	1,500	—	—	—	—	113

Total real estate loans	2,644	1,372	2,158	2,808	1,156	916	1,176	481	1,241
Commercial and industrial	61	—	5	—	—	—	—	—	—
Consumer loans:
Purchased indirect automobile	205	31	48	125	87	39	259	15	—
Other	8	9	26	23	15	8	24	1	7

Total consumer loans	213	40	74	148	102	47	283	16	7

Total	$2,918	$1,412	$2,237	$2,956	$1,258	$963	$1,459	$497	$1,248

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Federal Deposit Insurance Corporation to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

In connection with the filing of our periodic reports and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations. Loans are listed on the “watch list” initially because of delinquency status, typically when a loan becomes 60 days past due and collection proceedings begin, or if a loan possesses weaknesses although currently performing. The watch list describes the action plan and nature and type of underlying collateral for each problem loan, as well as the date and amount of the most recent appraisal for real estate loans. Management reviews the status of each loan on our watch list on a monthly basis and then with the board of directors. If a loan deteriorates in asset quality, the classification is changed to “special mention,” “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified substandard.

On the basis of this review of our assets, our classified and special mention assets at the dates indicated were as follows:

	At September 30, 2009	At December 31,
		2008	2007
	(Dollars in thousands)

Special mention assets	$—	$—	$76
Substandard assets	3,974	3,824	1,789
Doubtful assets	—	—	—
Loss assets	—	—	—

Total classified assets	$3,974	$3,824	$1,865

Non-Performing Assets. We generally cease accruing interest on our loans when contractual payments of principal or interest have become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans generally is applied against principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt. Restructured loans are restored to accrual status when the obligation is brought current, has performed in accordance with the revised contractual terms for a reasonable period of time (typically six months) and the ultimate collectibility of the total contractual principal and interest is reasonably assured.

The following table sets forth information regarding our nonperforming assets and troubled debt restructurings at the dates indicated. Troubled debt restructurings include loans for which either a portion of interest or principal has been forgiven, or for loans modified at interest rates materially less than current market rates.

	At September 30, 2009	At December 31,
		2008	2007
	(Dollars in thousands)
Non-Accrual:
Real estate loans:
One- to four-family	$2,153	$1,663	$584
Home equity lines of credit and other 2nd mortgage	173	53	49
Multi-family	—	—	—
Commercial	245	794	495
Construction and land development	—	196	113

Total real estate loans	2,571	2,706	1,241
Commercial and industrial	5	—	—
Consumer loans:
Purchased indirect automobile	14	16	—
Other	26	8	7

Total consumer loans	40	24	—

Total nonaccrual loans	$2,616	$2,730	$1,248

Accruing loans past due 90 days or more:
Real estate loans:
One- to four-family	$—	$—	$—
Home equity line of credit and other 2nd mortgage	—	—	—
Multi-family	—	—	—
Commercial	—	—	—
Construction and land development	—	—	—

Total real estate loans	—	—	—
Commercial and industrial	—	—	—
Consumer loans:
Purchased indirect automobile	34	23	—
Other	—	—	—

Total consumer loans	34	23	—

Total accruing loans past due 90 days or more	$34	$23	$—

Total of non-accrual and 90 days or more past due loans	$2,650	$2,753	$1,248

Other real estate owned:
One- to four-family	$180	$182	$—
Commercial	—	400	—
Construction and land development	—	90	—

Total other real estate owned	$180	$672	$—

Repossessed automobiles	36	46	40

Total non-performing assets	$2,866	$3,471	$1,288

Troubled debt restructurings (not included in non-accrual loans above)(1)	794	—	—

Total non-performing assets and troubled debt restructurings	$3,660	$3,471	$1,288

Total non-performing loans to total loans	2.37%	2.26%	1.04%
Total non-performing assets to total assets	1.82%	2.19%	0.81%
Total non-performing loans and troubled debt restructurings to total loans	3.08%	2.26%	1.04%
Total non-performing assets and troubled debt restructurings to total assets	2.33%	2.19%	0.81%

(1)	Troubled debt restructurings included in nonaccrual loans totaled $0, $990 and $0 at September 30, 2009 and December 31, 2008 and 2007, respectively.

Non-accrual one- to four-family real estate loans totaled $2.2 million at September 30, 2009 and consisted of seven non-owner-occupied properties that totaled $472,000 and ten owner-occupied single-family homes that totaled $1.7 million. Four of the seven non-owner-occupied properties have common ownership. All of the non-owner-occupied properties are located in Northern Illinois. New appraisals were obtained for six of the properties in 2009, all of which are in the process of foreclosure. Such appraisals resulted in partial charge-offs of $165,000 in September 2009. We have established no allowance on the other nonperforming non-owner-occupied one- to four-family real estate loans.

All of the owner-occupied one- to four-family real estate loans are located in our market area. Eight of those ten properties totaling $1.3 million are in the process of collection. We have established allowances for these loans of $94,000 at September 30, 2009, based on their original appraisals adjusted for certain factors, including evidence of housing price depreciation in our local market. The other two owner-occupied one- to four-family loans totaling $310,000 are in the process of foreclosure. One of those loans has a balance of $168,000, net of a partial charge-off of $77,000 at September 30, 2009 based upon a new appraisal obtained in October 2009. We have established an allowance of $20,000 on the other loan with a balance of $142,000, based on the original appraisal adjusted for certain factors, including evidence of housing price depreciation in our local market.

We had one nonperforming commercial real estate loan at September 30, 2009 with a balance of $245,000, on property located in McHenry County. The loan was paid off in full in November 2009.

Other nonperforming loans totaled $204,000 at September 30, 2009. We have established allowances of $14,000 on those loans.

Other real estate owned totaled $180,000 at September 30, 2009, which consisted of one single-family home in McHenry County that was foreclosed in 2008. No loss was recognized, based upon a new appraisal obtained in 2008, at the date of acquisition. The property sold in October 2009 for a net loss of $1,000. In addition, we had $36,000 of repossessed automobiles at September 30, 2009.

At September 30, 2009, we had one commercial real estate loan, which totaled $794,000, on a retail strip mall located in McHenry County, in which only 25% of the building is currently leased. Although the loan is classified as a troubled debt restructuring, the loan has remained current over the original terms and terms of all modifications, and has been returned to accrual status. We consider the loan an impaired loan and have established an impairment allowance of $195,000, based on the original 2005 appraisal of $1.1 million, adjusted for certain factors, including an updated cash flows analysis and a recommendation from our federal regulators.

At September 30, 2009, we had $284,000 of purchased indirect automobile loans that were past due 30 days or more, including $48,000 that were non-performing loans. We have established allowances of $71,000 on those loans at September 30, 2009.

There were no other loans at September 30, 2009 that are not already disclosed where there is information about possible credit problems of borrowers that caused us serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

Interest income that would have been recorded for the nine months ended September 30, 2009 and the year ended December 31, 2008, had nonaccruing loans been current according to their original terms amounted to $32,000 and $66,000, respectively. Interest of $123,000 and $219,000 was recognized on these loans and is included in net income for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively.

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses. Our allowance for loan losses is the amount considered necessary to reflect probable incurred losses in our loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements: (1) specific allowances for identified problem loans; and (2) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans, and other loans about which management may have concerns about collectability. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan as well as the shortfall in collateral value would result in our charging off the loan or the portion of the loan that was impaired.

Among other factors, we consider current general economic conditions, including current housing price depreciation, in determining the appropriateness of the allowance for loan losses for our residential real estate portfolio. We use evidence obtained from our own loan portfolio as well as published housing data on our local markets from third party sources we believe to be reliable as a basis for assumptions about the impact of housing depreciation. We have increased general and specific allowances for our residential real estate loans over the past several quarters, in part, because the values of residential real estate in our local markets securing our portfolio have declined significantly and may continue to decline.

Substantially all of our loans are secured by collateral. At September 30, 2009, 83.00% of our loan portfolio was secured by real estate including 60.51% which was secured by residential real estate. Loans 90 days past due and other classified loans are evaluated for impairment and general or specific allowances are established. Typically for a nonperforming real estate loan in the process of collection, the value of the underlying collateral is estimated using the original independent appraisal, adjusted for current economic conditions and other factors, and related general or specific reserves are adjusted on a quarterly basis. If a nonperforming real estate loan is in the process of foreclosure and/or there are serious doubts about further collectability of principal or interest, and there is uncertainty about the value of the underlying collateral, we will order a new independent appraisal. Any shortfall would result in immediately charging off the portion of the loan that was impaired.

Specific Allowances for Identified Problem Loans. We establish a specific allowance when loans are determined to be impaired. Loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. Factors in identifying a specific problem loan include: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency. In addition, for loans secured by real estate, we consider the extent of any past due and unpaid property taxes applicable to the property serving as collateral on the mortgage.

General Valuation Allowance on Certain Identified Problem Loans. Groups of loans with similar risk characteristics, including individually evaluated loans not determined to be impaired, are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions, and other relevant factors that affect repayment of the loans. Accordingly, we generally do not separately identify individual residential and consumer loans for impairment measurements. Instead, we provide for general valuation allowances on certain homogeneous pools of residential and consumer loans classified as substandard.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not classified as substandard to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends and management’s evaluation of the collectibility of the loan portfolio. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current real estate environment.

As an integral part of their examination process, the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation will periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007
	(Dollars in thousands)

Allowance at beginning of period	$1,000	$675	$675	$681
Provision for loan losses	1,048	248	634	(180)
Charge offs:
Real estate loans
One- to four-family	242	31	31	—
Home equity line of credit and other 2nd mortgage	—	—	—	—
Multi-family	—	—	—	—
Commercial	—	45	45	—
Construction and land	162	—	—	—

Total charge-offs, real estate loans	404	76	76	—

Commercial and industrial	196	—	—	—

Consumer loans:
Purchased indirect automobile	198	148	249	126
Other	—	2	2	11

Total charge-offs, consumer loans	198	150	251	137

Total charge-offs	$798	$226	$327	$137

Recoveries:
Real estate loans
One- to four-family	$—	$—	$—	$—
Home equity line of credit and other 2nd mortgage	—	—	—	—
Multi-family	—	—	—	—
Commercial	—	—	—	263
Construction and land	—	—	—	—

Total recoveries, real estate loans	—	—	—	263

Commercial and industrial	—	—	—	—

Consumer loans:
Purchased indirect automobile	21	17	18	48
Other	4	—	—	—

Total recoveries, consumer loans	25	17	18	48

Total recoveries	$25	$17	$18	$311

Net (charge-offs) recoveries	$(773)	$(209)	$(309)	$174

Allowance at end of period	$1,275	$714	$1,000	$675

Allowance for loan losses to total non-performing loans and troubled debt restructurings	37.02%	38.26%	36.32%	54.09%
Allowance to nonperforming loans	48.11%	66.60%	36.32%	54.09%
Allowance to total loans outstanding at the end of the period	1.14%	0.58%	0.82%	0.56%
Net charge-offs (recoveries) to average (annualized) loans outstanding during the period	0.89%	0.23%	0.25%	(0.15)%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the percent of allowance in each loan category to the total allowance, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

				At December 31,
	At September 30, 2009			2008			2007
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family	$384	30.14%	49.93%	$249	24.90%	51.52%	$158	23.41%	48.85%
Home equity line of credit and other 2nd mortgage	74	5.80	10.42	18	1.80	9.12	38	5.63	8.14
Multi-family	2	0.14	0.16	9	0.90	0.91	5	0.74	1.12
Commercial	402	31.50	17.51	355	35.50	13.40	105	15.56	13.67
Construction and land development	78	6.11	4.98	62	6.20	5.01	21	3.11	4.01

Total real estate loans	940	73.70	83.00	693	69.30	79.96	327	48.44	75.79

Commercial and industrial	96	7.53	5.23	66	6.60	4.36	36	5.33	3.98

Consumer loans:
Purchased indirect automobile	227	17.81	11.27	231	23.10	14.93	289	42.81	17.05
Other	12	0.96	0.50	10	1.00	0.75	23	3.41	3.18

Total consumer	239	18.77	11.77	241	24.10	15.68	312	46.22	20.23

Unallocated	—	—	—	—	—	—	—	—	—

Total allowance for loan losses	$1,275	100.00%	100.00%	$1,000	100.00%	100.00%	$675	100.00%	100.00%

At September 30, 2009, our allowance for loan losses represented 1.14% of total loans and 48.11% of nonperforming loans. The allowance for loan losses increased to $1.3 million at September 30, 2009 from $1.0 million at December 31, 2008, due to a provision for loan losses of $1.0 million, offset by net charge-offs of $773,000.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, regulators, in reviewing our loan portfolio, may request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate and increases may be necessary should the quality of any loan deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Investment Activities

General. The goals of our investment policy are to provide and maintain liquidity to meet deposit withdrawal and loan funding needs, to help mitigate our interest rate risk, and to generate a favorable return on idle funds within the context of our interest rate and credit risk objectives.

Our board of directors is responsible for adopting our investment policy. The investment policy is reviewed annually by management and any changes to the policy are recommended to and subject to the approval of the board of directors. Authority to make investments under the approved investment policy guidelines is delegated to our Chief Executive Officer and Chief Financial Officer. All investment transactions are reviewed at regularly scheduled monthly meetings of the board of directors.

Our current investment policy permits, with certain limitations, investments in securities issued by the United States Government and its agencies or government sponsored enterprises, mortgage-backed securities and, to a lesser extent, corporate debt securities, commercial paper, certificates of deposits in other financial institutions, investments in bank-owned life insurance, collateralized mortgage obligations, asset-backed securities, real estate mortgage investment conduits, securities sold under agreements to repurchase, and debt securities of state and political subdivisions.

With the exception of obligations of the U.S. Treasury and other U.S. government agencies and corporations, we held one security, a collateralized mortgage obligation issued by Washington Mutual in 2003 with a book value and fair value of $1.4 million and $1.5 million, respectively, at September 30, 2009, that exceeded 10% of our total equity. At September 30, 2009, this security was performing as anticipated.

U.S. Government and Federal Agency Obligations. At September 30, 2009, our U.S. Government and federal agency securities portfolio totaled $1.6 million. While these securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and for prepayment protection.

Mortgage-Backed Securities. At September 30, 2009, our mortgage-backed securities portfolio totaled $1.5 million. Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of one- to four-family or multifamily mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as Harvard Savings Bank. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. Mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize our borrowings.

Ginnie Mae, a United States Government agency, and government sponsored enterprises, such as Fannie Mae and Freddie Mac, either guarantee the payments or guarantee the timely payment of principal and interest to investors. In September 2008, the Federal Housing Finance Agency placed Freddie Mac and Fannie Mae into conservatorship. The U.S. Treasury Department has established financing agreements to ensure that Freddie Mac and Fannie Mae meet their obligations to holders of mortgage-backed securities that they have issued or guaranteed. These actions have not affected the markets for mortgage-backed securities issued by Freddie Mac or Fannie Mae.

Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Collateralized Mortgage Obligations. Collateralized Mortgage Obligations are backed by mortgages but differ from pass through mortgage-backed securities because the principal and interest payments of the underlying mortgages are financially engineered to be paid to the security holders of pre-determined classes or tranches of these securities at a faster or slower pace. The receipt of these principal and interest payments, which depends on the proposed average life for each class, is contingent on a prepayment speed assumption assigned to the underlying mortgages. Variances between the assumed payment speed and actual payments can significantly alter the average lives of such securities. To quantify and mitigate this risk, we undertake a high level of payment analysis before purchasing these securities. The collateralized mortgage obligations in our portfolio have been packaged by U.S. financial institutions. We invest only in seasoned AAA rated senior CMO classes or tranches in which the payments on the underlying mortgages are passed along at a pace fast enough to provide an average life of one to ten years with no change in market interest rates. At September 30, 2009, our CMO portfolio, which are all classified held-to-maturity and still rated AAA, had a book value and fair value of $3.5 million and $3.7 million, respectively, with a dollar weighted average life of approximately 2.9 years.

State and Political Subdivision Debt Securities. At September 30, 2009, our state and political subdivision securities portfolio totaled $683,000. We have purchased bank-qualified general obligation and revenue bonds of certain state and political subdivisions which provide interest income that is exempt from federal income taxation. Our investment policy permits purchases of these securities so long as they are rated in the top three investment grades, with maximum term to maturity and duration of 15 and ten years, respectively.

Mutual Funds and Other Equity Securities. New purchases of mutual funds and other equity securities are not permitted currently by our investment policy; however, such purchases were permitted prior to 2009. At September 30, 2009, our mutual fund portfolio totaled $419,000, all of which was classified as available-for-sale and all of which was invested in two Shay Asset Management mutual funds, the AMF Ultra Short Mortgage Fund and AMF Ultra Short Fund. Both funds invest primarily in mortgage-related securities. For the year ended December 31, 2008 and the nine-month period ended September 30, 2009, we recognized a loss for other-than-temporary impairment on our mutual funds of $456,000 and $29,000, respectively, due to a decline in the fair value of these funds below our cost.

At September 30, 2009, we held common stock of Fannie Mae and Freddie Mac and community banks with a total fair value of $96,000, all of which were classified as available-for-sale. For the year ended December 31, 2008 and the nine months ended September 30, 2009, we recognized a loss for other-than-temporary impairment on the equity securities of $792,000 and $16,000, respectively, due to a decline in fair value below our cost.

Federal Home Loan Bank Stock. We hold common stock of the Federal Home Loan Bank of Chicago in connection with our borrowing activities totaling $6.5 million at September 30, 2009. The common stock of such entity is carried at cost and classified as restricted equity securities.

On October 10, 2007, the Federal Home Loan Bank of Chicago entered into a consensual cease and desist order with the Federal Housing Finance Board, now known as the Federal Housing Finance Agency. Under the terms of the order, capital stock repurchases and redemptions, including redemptions upon membership withdrawal or other termination, are prohibited unless the Federal Home Loan Bank of Chicago receives the prior approval of the Director of the Office of Supervision of the Federal Housing Finance Agency. The order also provides that dividend declarations are subject to the prior written approval of such Director and required the Federal Home Loan Bank of Chicago to submit a Capital Structure Plan to the Federal Housing Finance Agency. The Federal Home Loan Bank of Chicago has not declared any dividends since the order was issued and it has not received approval of a Capital Structure Plan. In July of 2008, the Federal Housing Finance Agency amended the order to permit the Federal Home Loan Bank of Chicago to repurchase or redeem newly-issued capital stock to support new advances, subject to certain conditions set forth in the order. Our Federal Home Loan Bank of Chicago common stock is not newly-issued and is not affected by this amendment.

Recent published reports indicate that certain member banks of the Federal Home Loan Bank System could have materially lower regulatory capital levels due to the application of certain accounting rules and asset quality issues. In an extreme situation, it is possible that the capitalization of a Federal Home Loan Bank, including the Federal Home Loan Bank of Chicago, could be substantially diminished or reduced to zero. Our FHLBC common stock is accounted for in accordance with the AICPS Statement of Position (“SOP”) No. 01-6, Accounting by Certain Entities that Lend to or Finance the Activities of Others. SOP 01-6 provides that, for impairment testing purposes, the value of long term investments such as our Federal Home Loan Bank of Chicago common stock is based on the “ultimate recoverability” of the par value of the security without regard to temporary declines in value. Management performed an analysis as of September 30, 2009, and deemed its investment in Federal Home Loan Bank stock was not other than temporarily impaired. However, if future events give rise to substantial doubt about the ultimate recoverability of the par value of our Federal Home Loan Bank of Chicago common stock, this investment could be deemed to be other-than-temporarily impaired, and the impairment loss that we would be required to record would cause our earnings to decrease by the after-tax amount of the impairment loss.

Bank-Owned Life Insurance. We invest in bank-owned life insurance to provide us with a funding source for our benefit plan obligations. Bank-owned life insurance also generally provides us non-interest income that is non-taxable. At September 30, 2009, our balance in bank-owned life insurance totaled $4.0 million and was issued by four separate insurance companies.

Securities Purchased Under Agreements to Repurchase. At September 30, 2009, we held securities under agreements to repurchase totaling $12.3 million. These agreements represent a short- term cash investment alternative. These agreements are over-collateralized by 102.5% with collateral consisting of securities guaranteed by the “full faith and credit” of the United States Government.

Securities Portfolio Composition. The following table sets forth the amortized cost and fair value of our securities portfolio at the dates indicated. Securities available for sale are carried at fair value, while securities held to maturity are carried at amortized cost.

	At September 30, 2009		At December 31,
			2008		2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)

Securities available for sale:
U.S. Government and federal agency	$1,017	$1,058	$1,214	$1,243	$2,575	$2,562
Mortgage-backed (1)	1,447	1,482	2,020	2,016	2,574	2,594
State and political subdivisions	582	583	1,240	1,238	4,585	4,646

Total debt securities	3,046	3,123	4,474	4,497	9,734	9,802
Shay Asset Management mutual funds	419	428	931	931	2,387	2,387
Other equity securities (2)	54	96	70	70	971	1,501

Total equity securities	473	524	1,001	1,001	3,358	3,888

Total available for sale	$3,519	$3,647	$5,475	$5,498	$13,092	$13,690

Securities held to maturity:
U.S. Government and federal agency	$500	$544	$500	$566	$849	$811
Mortgage-backed (1)	46	46	52	53	70	70
Collateralized mortgage obligations, privately issued	3,518	3,694	944	963	—	—
State and political subdivisions	100	103	100	102	101	100

Total securities held to maturity	$4,164	$4,387	$1,596	$1,684	$1,020	$981

Total	$7,683	$8,034	$7,071	$7,182	$14,112	$14,671

(1)	All mortgage-backed securities held were issued by government sponsored enterprises.
(2)	Other equity securities include Freddie Mac and Fannie Mae common stock, and shares in other financial institutions.

Securities Portfolio Maturities and Yields. The following table sets forth the stated maturities and weighted average yields of our securities at September 30, 2009. Securities held to maturity are carried at amortized cost, and securities available for sale are carried at fair value. Mortgage-backed securities, including collateralized mortgage obligations, are anticipated to be repaid in advance of their contractual maturities as a result of projected mortgage loan repayments. Certain securities have interest rates that are adjustable and will reprice annually within the various maturity ranges. These repricing schedules have not been reflected in the table below.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Equity Securities		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
U.S. Government and federal agency	$—	—%	$1,017	5.47%	$—	—%	$—	—%	$—	—%	$1,017	5.47%
Mortgage-backed (1)	714	5.15	—	—	165	4.50	568	4.24	—	—	1,447	4.72
State and political subdivisions	32	5.00	143	5.00	228	5.00	179	4.00	—	—	582	4.69

Total debt securities	746	5.14	1,160	5.41	393	4.79	747	4.18	—	—	3,046	4.96
Shay Asset Management mutual funds	—	—	—	—	—	—	—	—	419	5.38	419	5.38
Other equity securities (2)	—	—	—	—	—	—	—	—	54	0.74	54	0.74

Total equity securities	—	—	—	—	—	—	—	—	473	4.85	473	4.85

Total securities available for sale	$746	5.14%	$1,160	5.41%	$393	4.79%	$747	4.18%	$473	4.85%	$3,519	4.95%

Securities held to maturity:
U.S. Government and federal agency	$—	—%	$500	4.00	$—	—	$—	—	$—	—	$500	4.00
Mortgage-backed (1)	—	—	—	—	29	3.89	17	4.40	—	—	46	4.07
Collateralized mortgage obligations, privately issued	—	—	—	—	3,010	5.15	508	6.90	—	—	3,518	5.42
State and political subdivisions	—	—	100	3.40	—	—	—	—	—	—	100	3.40

Total securities held to maturity	—	—	600	3.90	3,039	5.14	525	6.88	—	—	4,164	5.18

Total	$746	5.14%	$1,760	4.89%	$3,432	5.10%	$1,272	5.30%	$473	4.85%	$7,683	5.08%

(1)	All mortgage-backed securities held were issued by government sponsored enterprises.
(2)	Other equity securities include Freddie Mac and Fannie Mae common stock, and shares in other financial institutions.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings, primarily Federal Home Loan Bank of Chicago advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents within our primary market area. We offer a selection of deposit accounts, including demand accounts, NOW accounts, money market accounts, savings accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We occasionally utilize brokered deposits to fund our operations based on our analysis of available rates and maturities, alternative sources of funds and investment opportunities. At September 30, 2009, the Bank had $2.8 million of brokered deposits which mature between 2010 and 2012. The Bank anticipates that it can renew or replace those deposits at competitive rates.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. Personalized customer service, long-standing relationships with customers, and the favorable image of Harvard Savings Bank in the community are relied upon to attract and retain deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. Our ability to gather deposits is impacted by the competitive market in which we operate which includes numerous financial institutions of varying sizes offering a wide range of products. We often use promotional rates to meet asset/liability and market segment goals.

The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on our experience, we believe that statement savings, demand, NOW and money market accounts may be somewhat more stable sources of deposits than certificates of deposits. Also, we believe that our deposits allow us a greater opportunity to connect with our customers and offer them other financial services and products. As a result, we have used marketing and other initiatives to increase such accounts. However, it can be difficult to attract and maintain such deposits at favorable interest rates under current market conditions.

The following table sets forth the distribution of total deposits by account type, at the dates indicated.

	At September 30, 2009			At December 31,
				2008			2007
	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)

Demand deposit accounts	$2,872	2.34%	0.00%	$3,908	3.33%	0.00%	$3,650	3.21%	0.00%
NOW accounts	13,008	10.61	0.61	13,913	11.86	1.35	12,705	11.17	2.19
Savings accounts	13,569	11.07	0.42	12,889	10.99	0.58	11,345	9.97	1.09
Money market accounts	22,171	18.09	1.15	15,475	13.19	2.17	14,025	12.33	3.05
Certificates of deposit	68,141	55.59	3.01	67,289	57.37	3.72	68,225	59.95	4.02
Broker certificates of deposit	2,820	2.30	4.50	3,828	3.26	4.25	3,828	3.37	4.25

Total Deposits	$122,581	100.00%	2.10%	$117,302	100.00%	2.78%	$113,778	100.00%	3.70%

As of September 30, 2009, the aggregate amount of all our certificates of deposit in amounts greater than or equal to $100,000 was approximately $22.3 million. The following table sets forth the maturity of these certificates as of September 30, 2009.

Certificates of Deposit
(In thousands)

Three months or less	$2,686
Over three through six months	1,587
Over six through twelve months	4,169
Over twelve months	13,879

Total	$22,321

The following table sets forth all our certificates of deposit classified by interest rate as of the dates indicated.

	At September 30, 2009	At December 31,
		2008	2007
	(In thousands)

Less than 2%	$14,610	$—	$—
2.00% - 2.99%	20,699	10,589	394
3.00% - 3.99%	17,938	36,676	5,317
4.00% - 4.99%	14,556	19,465	45,453
5.00% - 5.99%	3,158	4,387	20,889

Total	$70,961	$71,117	$72,053

The following table sets forth the amount and maturities of all our certificates of deposit by interest rate at September 30, 2009.

	At September 30, 2009
	Period to Maturity
	Less Than One Year	Over One Year to Two Years	Over Two Years to Three Years	Over Three Years to Four Years	Over Four Years to Five Years	Over Five Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)

Less than 2%	$12,693	$1,893	$24	$—	$—	$—	$14,610	20.59%
2.00% - 2.99%	9,274	7,218	3,868	339	—	—	20,699	29.17
3.00% - 3.99%	3,645	6,671	2,153	7	37	5,425	17,938	25.28
4.00% - 4.99%	4,127	7,451	1,804	1,599	90	205	14,556	20.51
5.00% - 5.99%	416	2,107	635	—	—	—	3,158	4.45

Total	$30,155	$25,340	$7,764	$1,945	$127	$5,630	$70,961	100.00%

Borrowings. We may obtain advances from the Federal Home Loan Bank of Chicago upon the security of our capital stock in the Federal Home Loan Bank of Chicago and certain of our mortgage loans. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. To the extent such borrowings have different terms to repricing than our deposits, they can change our interest rate risk profile.

From time to time during recent years, we have utilized short-term borrowings to fund loan demand. To a limited extent, we have also used borrowings where market conditions permit to purchase securities of a similar duration in order to increase our net interest income by the amount of the spread between the asset yield and the borrowing cost. From time to time, we have obtained advances with terms of more than one year to extend the term of our liabilities.

The following table sets forth certain information regarding our borrowed funds at and for the periods indicated. Average balances are predominantly derived from daily balances, and to a lesser extent, from month end balances. Management does not believe that the limited use of month end balances rather than daily balances has caused any material differences in the information presented.

	At or for the Nine Months Ended September 30,		At or for the Year Ended December 31,
	2009	2008	2008	2007
	(Dollars in thousands)

Federal Home Loan Bank advances:
Balance at end of period	$19,778	$26,514	$26,064	$27,225
Average balances outstanding during the period	22,683	25,931	26,126	25,806
Maximum balance outstanding at any month end	24,814	28,858	28,858	28,557
Weighted average interest rate during the period	4.22%	4.40%	4.28%	4.76%
Weighted average interest rate at the end of period	4.07%	4.08%	4.19%	4.56%

The following table sets forth certain information regarding our borrowed funds that mature in one year or less. Average balances are predominantly derived from daily balances, and to a lesser extent, from month end balances. Management does not believe that the limited use of month end balances rather than daily balances has caused any material differences in the information presented.

	At or for the Nine Months Ended September 30,		At or for the Year Ended December 31,
	2009	2008	2008	2007
	(Dollars in thousands)

Balance at end of period	$6,541	$9,754	$12,315	$9,915
Average balances outstanding during the period	9,163	9,584	10,130	10,882
Maximum balance outstanding at any month end	10,564	10,964	12,315	12,234
Weighted average interest rate during the period	3.89%	3.88%	3.78%	4.94%
Maximum balance outstanding at any month end	4.10%	3.54%	3.47%	4.59%

Properties

As of September 30, 2009, the net book value of our office properties was $3.43 million. The following table sets forth information regarding our offices.

Location	Leased or Owned	Year Acquired or Leased	Square Footage	Net Book Value of Real Property
				(In thousands)
Main Office:

58 North Ayer Street Harvard, Illinois 60033	Owned	1959	6,800	$1,305

Other Properties:

1400 North Division Street Harvard, Illinois 60033	Owned	1998	2,500	884

211 East Jefferson Street Morris, Illinois 60450	Owned	2008	16,948	1,239

Total				$3,428

We believe that our current facilities are adequate to meet our present and foreseeable needs, subject to possible future expansion.

Subsidiary and Other Activities

Harvard Savings Bank has no subsidiaries.

Legal Proceedings

We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At September 30, 2009, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Harvard Savings Bank will enter into an agreement with Harvard Illinois Bancorp, Inc. to provide it with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, Harvard Savings Bank and Harvard Illinois Bancorp, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of September 30, 2009, we had 29 full-time equivalent employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

SUPERVISION AND REGULATION

General

Harvard Savings Bank is examined and supervised by the Division of Banking of the Illinois Department of Financial and Professional Regulation and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance fund and depositors. These regulators are not, however, generally charged with protecting the interests of shareholders of Harvard Illinois Bancorp, Inc. Under this system of state and federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Harvard Savings Bank also is a member of and owns stock in the Federal Home Loan Bank of Chicago, which is one of the twelve regional banks in the Federal Home Loan Bank System. Harvard Savings Bank’s relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of Harvard Savings Bank’s mortgage documents.

The Illinois Department of Financial and Professional Regulation and the Federal Deposit Insurance Corporation have extensive enforcement authority over Illinois-chartered savings banks, such as Harvard Savings Bank. This enforcement authority includes, among other things, the ability to issue cease-and-desist or removal orders, to assess civil money penalties and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe and unsound banking practices.

The Illinois Department of Financial and Professional Regulation has established a schedule for the assessment of “supervisory fees” for all Illinois savings banks to fund the operations of the Illinois Department of Financial and Professional Regulation. These supervisory fees are computed on the basis of each savings bank’s total assets (including consolidated subsidiaries) and are payable at the end of each calendar quarter. A schedule of fees has also been established for certain filings made by Illinois savings banks with the Illinois Department of Financial and Professional Regulation. The Illinois Department of Financial and Professional Regulation also assesses fees for examinations conducted by the Illinois Department of Financial and Professional Regulation’s staff, based upon the number of hours spent by the staff performing the examination. During the year ended December 31, 2008, Harvard Savings Bank paid approximately $25,000 in supervisory fees and no examination fees. The Federal Deposit Insurance Corporation does not assess fees for its examination and supervisory activities.

Certain regulatory requirements applicable to Harvard Savings Bank and Harvard Illinois Bancorp, Inc. are referred to below or appear elsewhere in this Prospectus. The regulatory discussion, however, does not purport to be an exhaustive treatment of applicable laws and regulations and is qualified in its entirety be reference to the actual statutes and regulations. Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Illinois Department of Financial and Professional Regulation, the Office of Thrift Supervision or Congress, could have a material adverse impact on Harvard Illinois Bancorp, Inc. and Harvard Savings Bank, and their operations.

Savings Bank Regulation

As an Illinois savings bank, Harvard Savings Bank is subject to federal regulation and supervision by the Federal Deposit Insurance Corporation and to state regulation and supervision by the Illinois Department of Financial and Professional Regulation. Harvard Savings Bank’s deposit accounts are insured by Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. Harvard Savings Bank is not a member of the Federal Reserve System.

Both federal and Illinois law extensively regulate various aspects of the banking business such as reserve requirements, truth-in-lending and truth-in-savings disclosures, equal credit opportunity, fair credit reporting, trading in securities and other aspects of banking operations. Current federal law also requires savings banks, among other things, to make deposited funds available within specified time periods.

Under Federal Deposit Insurance Corporation regulations, an insured state chartered bank, such as Harvard Savings Bank, is prohibited from engaging as principal in activities that are not permitted for national banks, unless: (i) the Federal Deposit Insurance Corporation determines that the activity would pose no significant risk to the appropriate deposit insurance fund and (ii) the bank is, and continues to be, in compliance with all applicable capital standards.

Branching and Interstate Banking. The establishment of branches by Harvard Savings Bank is subject to approval of the Illinois Department of Financial and Professional Regulation and Federal Deposit Insurance Corporation and geographic limits established by state laws. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”) facilitates the interstate expansion and consolidation of banking organizations by permitting, among other things, (i) bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home state regardless of whether such acquisitions are authorized under the law of the host state, (ii) the interstate merger of banks, subject to the right of individual states to “opt out” of this authority, and (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state.

Qualified Thrift Lender Test. In order for Harvard Illinois Bancorp, Inc. to be regulated as a savings and loan holding company by the Office of Thrift Supervision (rather than as a bank holding company by the Board of Governors of the Federal Reserve System), Harvard Savings Bank must qualify as a “qualified thrift lender” under Office of Thrift Supervision regulations or satisfy the “domestic building and loan association” test under the Internal Revenue Code. Under the qualified thrift lender test, an institution is required to maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) goodwill and other intangible assets; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least nine out of each 12 month period. Harvard Savings Bank currently maintains the majority of its portfolio assets in qualified thrift investments and has met the qualified thrift lender test in each of the last 12 months.

Transactions with Related Parties. A savings bank’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated by the Board of Governors of the Federal Reserve System. An affiliate is generally a company that controls, is controlled by, or is under common control with an insured depository institution such as Harvard Savings Bank. Harvard Illinois Bancorp, Inc. is an affiliate of Harvard Savings Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative and collateral requirements. In addition, applicable regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. Applicable regulators require savings banks to maintain detailed records of all transactions with affiliates.

Harvard Savings Bank’s authority to extend credit to its directors, executive officers and 10% or greater stockholders, as well as to entities controlled by such persons, is governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O promulgated by the Board of Governors of the Federal Reserve System. Among other things, these provisions require that extensions of credit to insiders:

(i)	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and

(ii)	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Harvard Savings Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved in advance by Harvard Savings Bank’s Board of Directors.

Capital Requirements. Under Federal Deposit Insurance Corporation regulations, state chartered banks, such as Harvard Savings Bank, are required to maintain a minimum leverage capital requirement consisting of a ratio of Tier 1 capital to total assets of 3% if the Federal Deposit Insurance Corporation determines that the institution is not anticipating or experiencing significant growth and has well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings, and in general, a strong banking organization, rated composite 1 under the Uniform Financial Institutions Rating System (the CAMELS rating system) established by the Federal Financial Institutions Examination Council. For all but the most highly rated institutions meeting the conditions set forth above, the minimum leverage capital ratio is 4%. Tier 1 capital is the sum of common shareholders’ equity, noncumulative perpetual preferred stock (including any related surplus) and minority interests in consolidated subsidiaries, minus all intangible assets (other than certain mortgage servicing assets, purchased credit card relationships, credit-enhancing interest-only strips and certain deferred tax assets), identified losses, investments in certain financial subsidiaries and non-financial equity investments.

In addition to the leverage capital ratio (the ratio of Tier I capital to total assets), state chartered banks must maintain a minimum ratio of qualifying total capital to risk-weighted assets of at least 8%, of which at least half must be Tier 1 capital. Qualifying total capital consists of Tier 1 capital plus Tier 2 capital (also referred to as supplementary capital) items. Tier 2 capital items include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and preferred stock with a maturity of over 20 years, certain other capital instruments and up to 45% of pre-tax net unrealized holding gains on equity securities. The includable amount of Tier 2 capital cannot exceed the institution’s Tier 1 capital. Qualifying total capital is further reduced by the amount of the bank’s investments in banking and finance subsidiaries that are not consolidated for regulatory capital purposes, reciprocal cross-holdings of capital securities issued by other banks, most intangible assets and certain other deductions. Under the Federal Deposit Insurance Corporation risk-weighted system, all of a bank’s balance sheet assets and the credit equivalent amounts of certain off-balance sheet items are assigned to one of four broad risk-weight categories from 0% to 100%, based on the risks inherent in the type of assets or item. The aggregate dollar amount of each category is multiplied by the risk weight assigned to that category. The sum of these weighted values equals the bank’s risk-weighted assets.

U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program. On October 3, 2008, the Emergency Economic Stabilization Act of 2008 was enacted that provides the U.S. Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets. One of the provisions resulting from the legislation is the Troubled Asset Relief Program Capital Purchase Program, which provides direct equity investment in perpetual preferred stock by the U.S. Treasury Department in qualified financial institutions. The program is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends. The Capital Purchase Program provides for a minimum investment of one percent of total risk-weighted assets and a maximum investment equal to the lesser of three percent of total risk-weighted assets or $25 billion. Participation in the program is not automatic and is subject to approval by the U.S. Treasury Department. We opted not to participate in the Capital Purchase Program.

Dividend Limitations. Harvard Illinois Bancorp, Inc. is a legal entity separate and distinct from Harvard Savings Bank. The primary source of Harvard Illinois Bancorp, Inc.’s cash flow, including cash flow to pay dividends on Harvard Illinois Bancorp, Inc.’s common stock, is the payment of dividends to Harvard Illinois Bancorp, Inc. by Harvard Savings Bank. Under Illinois law, Harvard Savings Bank may pay dividends of so much of its undivided profits (generally, earnings less losses, bad debts, taxes and other operating expenses) as is considered expedient by Harvard Savings Bank’s board. However, Harvard Savings Bank must obtain the approval of the Illinois Department of Financial and Professional Regulation for the payment of a dividend if the total of all dividends declared by Harvard Savings Bank during the current year, including the proposed dividend, would exceed the sum of retained net income for the year to date plus its retained net income for the previous two years. For this purpose, “retained net income” means net income as calculated for call report purposes, less all dividends declared for the applicable period. Also, the Federal Deposit Insurance Corporation has the supervisory authority to prohibit Harvard Savings Bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound banking practice in light of the financial condition of Harvard Savings Bank. In addition, since Harvard Savings Bank will be a subsidiary of a savings and loan holding company, Harvard Savings Bank must file a notice with the Office of Thrift Supervision at least 30 days before the board declares a dividend or approves a capital distribution.

Insurance of Deposit Accounts. Harvard Savings Bank is a member of the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. Deposit accounts at Harvard Savings Bank are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 for each separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. However, the Federal Deposit Insurance Corporation increased the deposit insurance available on all deposit accounts to $250,000, effective until December 31, 2013. In addition, certain noninterest-bearing transaction accounts maintained with financial institutions participating in the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program are fully insured regardless of the dollar amount until December 31, 2009. Harvard Savings Bank has opted to participate in the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. See “—Temporary Liquidity Guarantee Program.”

The Federal Deposit Insurance Corporation imposes an assessment against all depository institutions for deposit insurance. This assessment is based on the risk category of the institution and, prior to 2009, ranged from five to 43 basis points of the institution’s deposits. As a result of decreases in the reserve ratio of the Deposit Insurance Fund, the Federal Deposit Insurance Corporation issued a rule establishing a Restoration Plan for the Deposit Insurance Fund. The rule, which became effective January 1, 2009, increased assessment rates uniformly by seven basis points for the first quarter 2009 assessment period. The rule also changes the way in which the Federal Deposit Insurance Corporation’s risk-based assessment system differentiates for risk and sets new deposit insurance assessment rates, effective April 1, 2009. Under the rule, the Federal Deposit Insurance Corporation first establishes an institution’s initial base assessment rate. This initial base assessment rate would range, depending on the risk category of the institution, from 12 to 45 basis points. The Federal Deposit Insurance Corporation would then adjust the initial base assessment (higher or lower) to obtain the total base assessment rate. The adjustment to the initial base assessment rate would be based upon an institution’s levels of unsecured debt, secured liabilities, and brokered deposits. The total base assessment rate would range from seven to 77.5 basis points of the institution’s deposits.

The Federal Deposit Insurance Corporation is implementing a one-time special assessment of 5 basis points on all insured deposits regardless of the risk or size of the depository institution. This special assessment is payable by September 30, 2009 based on deposits as of June 30, 2009, and resulted in additional non-interest expense of $74,000. In addition, the Federal Deposit Insurance Corporation may assess additional special assessments in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. We do not currently know of any practice, condition or violation that might lead to termination of our deposit insurance.

In addition to the Federal Deposit Insurance Corporation assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended September 30, 2009, the annualized FICO assessment was equal to 1.02 basis points for each $100 in domestic deposits maintained at an institution.

Temporary Liquidity Guarantee Program. On October 14, 2008, the Federal Deposit Insurance Corporation announced a new program – the Temporary Liquidity Guarantee Program. This program has two components. One guarantees newly issued senior unsecured debt of a participating organization, up to certain limits established for each institution, issued between October 14, 2008 and June 30, 2009. The Federal Deposit Insurance Corporation will pay the unpaid principal and interest on a Federal Deposit Insurance Corporation-guaranteed debt instrument upon the uncured failure of the participating entity to make a timely payment of principal or interest in accordance with the terms of the instrument. The guarantee will remain in effect until no later than December 31, 2012. In return for the Federal Deposit Insurance Corporation’s guarantee, participating institutions will pay the Federal Deposit Insurance Corporation a fee based on the amount and maturity of the debt. We opted to participate in this component of the Temporary Liquidity Guarantee Program.

The other component of the program provides full federal deposit insurance coverage for non-interest bearing transaction deposit accounts, regardless of dollar amount, until December 31, 2009. An annualized 10 basis point assessment on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000 will be assessed on a quarterly basis to insured depository institutions that have not opted out of this component of the Temporary Liquidity Guarantee Program. We opted to participate in this component of the Temporary Liquidity Guarantee Program.

Federal Home Loan Bank System. Harvard Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Chicago, Harvard Savings Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of September 30, 2009, Harvard Savings Bank was in compliance with this requirement.

Community Reinvestment Act. Under the Community Reinvestment Act (“CRA”), Harvard Savings Bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the Federal Deposit Insurance Corporation in connection with its examination of Harvard Savings Bank, to assess its record of meeting the credit needs of its community and to take that record into account in its evaluation of certain applications by Harvard Savings Bank. For example, the regulations specify that a bank’s CRA performance will be considered in its expansion (e.g., branching) proposals and may be the basis for approving, denying or conditioning the approval of an application. As of the date of its most recent regulatory examination, Harvard Savings Bank was rated “satisfactory” with respect to its CRA compliance.

Prompt Corrective Regulatory Action. The Federal Deposit Insurance Corporation Improvement Act requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For these purposes, the statute establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

The Federal Deposit Insurance Corporation may order savings banks which have insufficient capital to take corrective actions. For example, a savings bank which is categorized as “undercapitalized” would be subject to growth limitations and would be required to submit a capital restoration plan, and a holding company that controls such a savings bank would be required to guarantee that the savings bank complies with the restoration plan. A “significantly undercapitalized” savings bank would be subject to additional restrictions. Savings banks deemed by the Federal Deposit Insurance Corporation to be “critically undercapitalized” would be subject to the appointment of a receiver or conservator.

Harvard Savings Bank is “well capitalized” under the prompt corrective action rules.

Other Regulations

Interest and other charges collected or contracted for by Harvard Savings Bank are subject to state usury laws and federal laws concerning interest rates. Harvard Savings Bank’s operations are also subject to federal and state laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act;

•	Illinois High Risk Home Loan Act, which protects borrowers who enter into high risk home loans;

•	Illinois Predatory Lending Database Program, which helps provide counseling for homebuyers in connection with certain loans; and

•	rules and regulations of the various federal and state agencies charged with the responsibility of implementing such laws.

The operations of Harvard Savings Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

The USA PATRIOT Act, which requires savings banks operating to, among other things, establish broadened anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•

The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Upon completion of the conversion, Harvard Illinois Bancorp, Inc. will be a non-diversified unitary savings and loan holding company within the meaning of the Home Owners’ Loan Act. As such, Harvard Illinois Bancorp, Inc. will be registered with the Office of Thrift Supervision and subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision will have enforcement authority over Harvard Illinois Bancorp, Inc. and its subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. Unlike bank holding companies, federal savings and loan holding companies are not subject to any regulatory capital requirements or to supervision by the Federal Reserve Board.

Permissible Activities. Under present law, the business activities of Harvard Illinois Bancorp, Inc. will be generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

Federal law prohibits a savings and loan holding company, including Harvard Illinois Bancorp, Inc., directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Federal Securities Laws

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We will be subject to further reporting and audit requirements beginning with the fiscal year ending June 30, 2011 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

TAXATION

Federal Taxation

General. Harvard Illinois Bancorp, Inc. and Harvard Savings Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Harvard Illinois Bancorp, Inc. and Harvard Savings Bank.

Method of Accounting. For federal income tax purposes, Harvard Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31st for filing its consolidated federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At December 31, 2008, Harvard Savings Bank had no minimum tax credit carryforward.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding five taxable years, with certain limits in the fifth year, and forward to the succeeding 20 taxable years. At September 30, 2009, Harvard Savings Bank had net operating loss carryforwards for federal income tax purposes totaling $2.3 million which expire in varying amounts between 2024 and 2028.

General Business Tax Credit Carryover. Harvard Savings Bank has a general business tax credit carryover of $100,000 related to $1 million of qualifying expenditures from the rehabilitation of its home office in 2008. The general business tax credit carryover may be used to offset regular tax liabilities in future years, and has no expiration date.

Corporate Dividends. We may exclude from our income 100% of dividends received from Harvard Savings Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Harvard Savings Bank’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

Illinois State Taxation. Harvard Illinois Bancorp, Inc., and Harvard Savings Bank will be required to file Illinois income tax returns and pay tax at a stated tax rate of 7.30% of Illinois taxable income. For these purposes, Illinois taxable income generally means federal taxable income subject to certain modifications, primarily the exclusion of interest income on United States obligations. As of September 30, 2009, we have net operating losses of approximately $4.7 million which are being carried forward and available to reduce future taxable income. These carryforwards expire beginning 2015 through 2020. Management has not recorded a deferred tax asset for the State portion of its net operating loss carryforwards.

MANAGEMENT OF HARVARD ILLINOIS BANCORP, INC.

Shared Management Structure

The directors of Harvard Illinois Bancorp, Inc. will be those same persons who are the directors of Harvard Savings Bank. In addition, each executive officer of Harvard Illinois Bancorp, Inc. will also be an executive officer of Harvard Savings Bank. Although there are no present plans to do so, both Harvard Illinois Bancorp, Inc. and Harvard Savings Bank may choose to appoint additional or different persons as directors and executive officers in the future. We expect that Harvard Illinois Bancorp, Inc. and Harvard Savings Bank will continue to have common executive officers until there is a business reason to establish separate management structures. To date, directors and executive officers have been compensated for their services to Harvard Savings Bank. These individuals may receive additional compensation for their services to Harvard Illinois Bancorp, Inc.

Directors of Harvard Illinois Bancorp, Inc.

The board of directors of Harvard Illinois Bancorp, Inc. will initially consist of seven members. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the reorganization and offering will consist of Directors Rebhorn and Claussen. The class of directors whose term expires at the second annual meeting of stockholders following completion of the reorganization and offering will consist of Directors Seyller and Walker. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the reorganization and offering will consist of Directors Schack, Feeney and Garrels (assuming Mr. Garrels election as director at Harvard Savings MHC’s annual meeting of members). We intend that a majority, but never less than two, of our directors will be considered independent. Under the NASDAQ corporate governance listing standards, Directors Feeney, Seeley (who intends to retire effective February 25, 2010), Schack, Rebhorn, Walker and proposed Director Garrels would be considered independent.

Executive Officers of Harvard Illinois Bancorp, Inc.

The following individuals will be the executive officers of Harvard Illinois Bancorp, Inc. and will hold the offices set forth below opposite their names.

Name	Age(1)	Position
Duffield J. Seyller III (2)	60	President and Chief Executive Officer
Donn L. Claussen	51	Executive Vice President and Chief Financial Officer
Richard J. Lipinsky	46	Secretary and Treasurer
Michael T. Neese (2)	62	Vice President and Loan Officer
Dennis Lee	51	Vice President and Commercial Loan Officer

(1)	As of September 30, 2009.
(2)	Mr. Seyller is the brother-in-law of Mr. Neese.

The executive officers of Harvard Illinois Bancorp, Inc. will be elected annually and will hold office until their respective successors have been elected or until death, resignation, retirement or removal by the board of directors.

Directors of Harvard Savings Bank

Composition of our Board. We currently have seven directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting of stockholders. One class of directors of Harvard Savings Bank will be elected annually by Harvard Illinois Bancorp, Inc. as its sole stockholder.

The following table states our directors’ names, their ages as of September 30, 2009, and the calendar years when they began serving as directors:

Directors	Age	Position	Director Since	Term Expires
Michael P. Feeney	41	Director	2008	2010
William D. Schack	60	Director	1989	2010
Ronald M. Seeley(1)	72	Chairman of The Board	1977	2010
Donn L. Claussen	51	Chief Financial Officer and Director	2008	2011
John W. Rebhorn	66	Director	1996	2011
Duffield J. Seyller III	60	President, Chief Executive Officer and Director	1988	2012
Richard L. Walker	66	Director	2008	2012

(1)	Mr. Seeley is expected to retire at the 2010 annual meeting of members of Harvard Savings, MHC. The Board of Directors has nominated Steven D. Garrels for election as director to replace Mr. Seeley.

The Business Background of Our Directors and Executive Officers. The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

Donn L. Claussen. Mr. Claussen is the Executive Vice President and Chief Financial Officer of Harvard Savings Bank and oversees the accounting and investment areas. He has been with Harvard Savings Bank since 2007. Previously, Mr. Claussen was a partner with the accounting firm of Lindgren, Callihan, Van Osdol & Co., Ltd., Rockford, Illinois, specializing in financial institution matters.

Michael P. Feeney. Mr. Feeney is the owner and manager of Feeney Package Liquor in Morris, Illinois. Previously, he was the operations manager of a Wal-Mart distribution center in Spring Valley, Illinois. Prior to joining the Harvard Savings Bank board of directors in April, 2008, Mr. Feeney was a director of Morris Building & Loan, S.B.

John W. Rebhorn. Mr. Rebhorn was the owner of Harvard Implement for 22 years and is currently the owner of Harvard All-Store, a storage facility. Mr. Rebhorn has been a director for 15 years.

William D. Schack. Mr. Schack is currently the owner of the Harvard Retirement Home and Harvard Ranch. Mr. Schack has worked in the retirement field for 25 years.

Ronald M. Seeley. Mr. Seeley is currently the Chairman of the Board of Harvard Savings Bank. Mr. Seeley is a retired Pharmacist and was the owner of Seeley Snyder Drugstore from 1966 to 2008. Mr. Seeley is expected to retire in accordance with the normal retirement policy at the annual meeting of members of Harvard Savings, MHC, which will be held on February 25, 2010.

Duffield J. Seyller III. Mr. Seyller is currently the President and Chief Executive Officer of Harvard Savings Bank. He has been employed in the banking industry since 1976 in various positions. He has been employed with Harvard Savings Bank since 1985.

Richard L. Walker. Mr. Walker is presently retired. He was previously the owner and manager of a John Deere dealership for over 30 years. Mr. Walker was also on the board of directors of Morris Building & Loan, S.B. and joined the Harvard Savings Bank board of directors in April 2008.

Anticipated Director Election

Steven D. Garrels. The Board of Directors of Harvard Savings, MHC has nominated Steven D. Garrels for election as director of Harvard Savings, MHC at its 2010 annual meeting of members. If Mr. Garrels is elected, as expected, we anticipate that he will be elected to the board of Harvard Illinois Financial Corporation and Harvard Savings Bank for three-year terms to replace Ronald M. Seeley who has attained retirement age and is retiring. Under the FDIC’s order conditionally approving the transactions incident to our conversion and offering, the service of any new directors and management officials, including Mr. Garrels, must be approved by the FDIC prior to the consummation of the transaction.

Mr. Garrels, age 38, has served as an independent certified public accountant for 17 years. Mr. Garrels is currently a partner with Borhart Spellmeyer & Company, LLC, Elgin, Illinois. Mr. Garrels has experience with internal and external auditing of financial institutions.

Executive Officers Who Are Not Directors

Richard J. Lipinsky. Mr. Lipinsky is the Secretary and Treasurer of Harvard Savings Bank. He oversees the operations and information technology areas of Harvard Savings Bank. Mr. Lipinsky has been with Harvard Savings Bank since 1986.

Michael T. Neese. Mr. Neese is Vice President of Harvard Savings Bank. Mr. Neese is an attorney and oversees Harvard Savings Bank’s lending area. Mr. Neese has been with Harvard Savings Bank since 1993. Mr. Neese is the brother-in-law of Mr. Seyller.

Dennis Lee. Dennis Lee is Vice President and Commercial Loan Officer of Harvard Savings Bank and has been with Harvard Savings Bank since 2007. Mr. Lee has been in the financial services industry for 23 years with 19 years in a management capacity.

Meetings of the Board of Directors and Committees

Our board of directors meets on a monthly basis and may hold additional special meetings. During the year ended December 31, 2008, the board of directors of Harvard Savings Bank held 12 regular meetings and no special meetings.

Committees of Harvard Illinois Bancorp, Inc.

The Board of Directors of Harvard Illinois Bancorp, Inc. will have standing Audit, Nominating and Compensation Committees.

The Audit Committee will be responsible for supervising Harvard Illinois Bancorp, Inc.’s accounting, financial reporting and financial control processes. Generally, the Audit Committee will oversee management’s efforts with respect to the quality and integrity of our financial information and reporting functions and the adequacy and effectiveness of our system of internal accounting and financial controls. The Audit Committee will also review the independent audit process and the qualifications of the independent registered public accounting firm. We intend that each member of the Audit Committee will be deemed “independent” as defined in the Nasdaq corporate governance listing standards. The Audit Committee will be comprised of Directors Michael P. Feeney, William D. Schack and Richard L. Walker, each of whom would be considered independent. Beginning in 2010, the Audit Committee will have sole responsibility for engaging our registered public accounting firm. Based on its review of the criteria of an “audit committee financial expert” under the rules adopted by the Securities and Exchange Commission, the board of directors does not believe that any member of the Audit Committee qualifies as an audit committee financial expert. While the board of directors will consider adding a person who qualifies as an audit committee financial expert should future vacancies arise on the board of directors, it has chosen not to expand the board of directors for the sole purpose of adding an audit committee financial expert because of the significant financial expertise of our current board members. Specifically, we believe that Directors Michael P. Feeney, William D. Schack and Richard L. Walker have an understanding of, and the ability to analyze and evaluate, Harvard Savings Bank’s financial statements, as well as an understanding of an audit committee’s functions. Additionally, each of Messrs. Feeney, Schack and Walker have overseen and assessed the finances of their personal businesses.

The Nominating Committee will meet annually in order to nominate candidates for membership on the board of directors. The Nominating Committee will be comprised of Directors Walker, Feeney and Schack. This committee is expected to be comprised of independent board members who are not standing for election.

The Compensation Committee will establish Harvard Illinois Bancorp, Inc.’s compensation policies and will review compensation matters. The Compensation Committee will be comprised of Directors William D. Schack, Michael P. Feeney and Richard L. Walker. It is expected that the Compensation Committee will consist only of non-employee directors.

Corporate Governance Policies and Procedures

In addition to establishing committees of the board of directors, Harvard Illinois Bancorp, Inc. will adopt several policies to govern the activities of both Harvard Illinois Bancorp, Inc. and Harvard Savings Bank, including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees, including audit, nominating and compensation committees;

•	convening executive sessions of independent directors; and

•	the board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Director Compensation

The following table sets forth the compensation paid to our directors other than Messrs. Seyller and Claussen during the year ended December 31, 2008. Information with respect to director fees and other director compensation paid to Messrs. Seyller and Claussen is included below in “Executive Officer Compensation – Summary Compensation Table.”

Director Compensation

Name	Fees earned or paid in cash ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

David E. Albright(1)	$3,600	$—	$—	$3,600

Michael P. Feeney(2)	$7,200	$—	$—	$7,200

Anthony J. Koss(5)	$10,800	$1,389	$—	$12,189

William D. Schack	$10,800	$1,382	$—	$12,182

Ronald M. Seeley	$9,900	$1,353	$—	$11,253

Carl V. Radebaugh(3)	$1,800	$1,009	$11,799	$14,608

John W. Rebhorn	$10,800	$1,150	$—	$11,950

Richard L. Walker(4)	$7,200	$—	$—	$7,200

(1)	David E. Albright retired from the board in May 2008.
(2)	Michael P. Feeney, formerly a director of Morris Building & Loan, s.b., was appointed as a director of Harvard Savings Bank in April 2008 following the acquisition of Morris Building & Loan, s.b. by Harvard Savings Bank and Harvard Savings, MHC.
(3)	Carl V. Radebaugh retired from the board in March 2008. The amount listed in the “All Other Compensation” column for Mr. Radebaugh equals the payments that he received under his Director Deferred Fee Agreement in 2008 following retirement from the board.
(4)	Richard L. Walker, formerly a director of Morris Building & Loan, s.b., was appointed as a director of Harvard Savings Bank in April 2008 following the acquisition of Morris Building & Loan, s.b. by Harvard Savings Bank and Harvard Savings, MHC.
(5)	Anthony J. Koss retired from the board in March 2009.

Fees. In 2008, Harvard Savings Bank paid each director a fee of $900 for each board meeting attended, provided that a director could miss one board meeting per year and receive fees for such meeting. No separate fees are paid for committee meetings attended or for service as committee chairmen. Harvard Illinois Bancorp, Inc. does not pay any meeting or committee fees. For 2009, Harvard Savings Bank board meeting fees remain at $900 per meeting.

Director Deferred Fee Agreements. In 1995, Harvard Savings Bank entered into deferred fee agreements with Directors Koss, Schack and Seeley. In 1996, 1997 and 1998, Harvard Savings Bank entered into deferred fee agreements with Directors Radebaugh, Rebhorn and Seyller, respectively. The agreements allow the directors to defer the payment of a percentage of their board fees to a deferral account established by Harvard Savings Bank. Compensation deferred under the plan and interest thereon (equal to the rate on high grade long-term corporate bonds) are payable upon the director’s termination of service, disability, or upon a change in control of Harvard Savings Bank followed by termination of service. Payment will be made either in a lump sum or in monthly installments, as elected by the director at the time of entry into the agreement. In the event of a director’s death while the director is employed, the director’s beneficiary will receive a death benefit payable in 120 monthly installments. If the director dies during the distribution of benefits, his beneficiary will receive a continuation of such benefits, payable at the same time and in the same amount as if the benefits were paid to the director. Harvard Savings Bank has acquired bank-owned life insurance to informally fund its benefit obligations under these agreements.

In 2009, Harvard Savings Bank also entered into similar deferred fee agreements with Directors Claussen, Feeney and Walker; however, bank-owned life insurance was not purchased to informally fund the benefits under these agreements.

Executive Officer Compensation

Summary Compensation Table. The following table sets forth the total compensation paid to or earned by our President and Chief Executive Officer Duffield J. Seyller III, our Executive Vice President and Chief Financial Officer Donn L. Claussen and our Vice President and Loan Officer Michael T. Neese for the fiscal year ended December 31, 2008. We refer to these individuals as “Named Executive Officers.”

Summary Compensation Table

Name and principal position	Year	Salary(1) ($)	Bonus ($)	Non-qualified deferred compensation earnings ($)	All other compensation(2) ($)	Total ($)
Duffield J. Seyller III, President and Chief Executive Officer	2008	$140,220	$15,500	$538	$26,929	$183,187

Donn L. Claussen, Chief Financial Officer	2008	$132,080	$15,000	$—	$22,668	$171,964

Michael T. Neese, Vice President and Loan Officer	2008	$116,125	$9,000	$—	$3,754	$128,879

(1)	Mr. Seyller deferred $9,343 from his base salary to the Pentegra Deferred Contribution Plan for Financial Instructions (“401(k) Plan”) and $2,400 to the banks cafeteria plan. Mr. Claussen deferred $3,542 from his base salary to the 401(k) Plan and $480 to the cafeteria plan. Mr. Neese deferred $11,862 from his base salary to the 401(k) Plan.
(2)	The amount listed in this column for Mr. Seyller consists of $10,800 in board fees, $4,672 in matching contributions under Harvard Savings Banks 401(k) Plan, $10,704 in employer-paid health benefits and $752 in life insurance costs. The amount listed for Mr. Claussen consists of $9,000 in board fees, $1,770 in matching contributions under the 401(k) Plan, $10,704 in employer-paid health benefits and $1,194 in life insurance costs. The amount listed for Mr. Neese represents $3,754 in matching contributions under the 401(k) Plan. The executives listed in this table also participate in certain medical coverage plans not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. With respect to employer-paid health benefits, we have listed only the portion that is in excess of that portion that we pay for all employees.

Benefit Plans

Employment Agreements. Harvard Savings Bank entered into an employment agreement with Donn L. Claussen, effective January 1, 2008. The agreement has an initial term of three years. Unless notice of non-renewal is provided, the agreement renews annually so that the remaining term reverts to three years. The agreement provides for payment of base salary, which will be reviewed at least annually, and which may be increased, but not decreased (except for a decrease not in excess of any decrease that is applicable generally to all employees). In addition to base salary, Mr. Claussen is entitled to participate in the bonus plans and other employee benefit and fringe benefit plans applicable to senior executive officers, and will be reimbursed for business expenses incurred, including continuing education necessary to improve skills of a senior bank executive. Harvard Savings Bank will provide Mr. Claussen with four weeks of paid vacation and term life insurance with a death benefit equal to $350,000. In addition, the employment agreement states that the Bank will provide Mr. Claussen with a Salary Continuation Agreement that will provide him with an annual benefit of $52,000 for a term of 15 years following his retirement.

Mr. Claussen is entitled to severance payments and benefits in the event of termination of employment under specified circumstances, including his termination of employment for reasons other than cause, disability, death or retirement, or in the event Mr. Claussen resigns during the term of the agreement for good reason (as defined in the employment agreement). If Mr. Claussen’s employment was terminated under these circumstances, based on his level of compensation as of September 30, 2009, Mr. Claussen would be entitled to severance payments of approximately $307,584 under the employment agreement.

In connection with the conversion and offering, Harvard Savings Bank intends to enter into an employment agreement with Duffield Seyller and to update and replace its employment agreement with Mr. Claussen with new three year employment agreements. The new employment agreements contain the same terms as set forth above except that Mr. Seyller’s employment agreement provides for term life insurance with a death benefit of $250,000 and states that Harvard Savings Bank shall provide Mr. Seyller with a Salary Continuation Agreement that provides for an annual benefit of $40,800 for a term of 15 years following his retirement. Under the new employment agreements, the executives will receive base salary of $145,128, with respect to Mr. Seyller, and $136,703, with respect to Mr. Claussen. The executive’s will be entitled to severance benefits in the event of an involuntary termination of employment (other than due to death or disability) or in the event of the executive’s resignation for “good reason,” which would include:

(1)	failure to appoint or reappoint the executive to his executive position;

(2)	failure to appoint or reappoint the executive to the board of Harvard Savings Bank and Harvard Illinois Financial Corporation, provided that a failure of the Harvard Illinois Financial Corporation shareholders to elect executive to the Harvard Illinois Financial Corporation board will not constitute good reason;

(3)	a material change in the executive’s functions, duties or responsibilities, which change would cause the executive’s position to become one of lesser responsibility, importance or scope;

(4)	a relocation of the executive’s principal place of employment by more than 15 miles from its location as of the date of the agreement;

(5)	material reduction in the benefits and perquisites provided to The executive as of the effective date of the agreement;

(6)	a liquidation or dissolution of Harvard Savings Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the executive; or

(7)	a material breach of the agreement by Harvard Savings Bank.

Under any of these circumstances, the executive will be entitled to a lump sum severance payment equal the base salary due to the executive for the remaining unexpired term of the agreement (or $326,538 in the case of Mr. Seyller and $307,584 in the case of Mr. Claussen, if employment was terminated on September 30, 2009). Any such payments would be made from the general funds of Harvard Savings Bank. If the executive’s employment is involuntarily terminated or if the executive resigns for good reason (as defined above) following the occurrence of a change in control of Harvard Savings Bank or Harvard Illinois Financial Corporation, the executive will be entitled to a lump sum severance payment equal to the greater of: (i) three times the sum of: (A) his highest annual rate of base salary paid at anytime under the agreement, plus (B) the greater of: (x) his average annual cash bonus paid to him with respect to the three completed fiscal years prior to his termination or (y) the cash bonus paid in the fiscal year prior to his termination; or (ii) 299% of his “base amount” as defined in Section 280G of the Code (or $482,000 in the case of Mr. Seyller and $455,000 in the case of Mr. Claussen, if employment was terminated on September 30, 2009). The executive’s severance payment will be made within 30 days following his termination date, provided, however, if the executive is a “specified employee,” as defined in Section 409A of the Internal Revenue Code, then the payment will commence on the first day of the seventh month following his date of termination. Any such payments would be made from the general funds of Harvard Savings Bank (or its acquiror) if termination occurs following a change in control. In addition, Harvard Savings Bank will continue to provide continued life insurance coverage and non-taxable medical and dental coverage substantially comparable to the coverage maintained for the executive prior to his termination date for the remaining unexpired term of the agreement or, in the event of a change in control, for 36 months.

If the executive becomes disabled, he is entitled to all disability benefits under any disability plan of Harvard Savings Bank. Upon termination of employment due to retirement (as defined therein), the executive would only be entitled to his benefits under any retirement plan of Harvard Savings Bank and other plans to which he is a party. In the event that the executive’s employment is terminated for cause, the executive would have no right to receive compensation or other benefits for any period after his termination.

Upon a termination of employment for which the executive receives a severance payment under the employment agreement, other than in connection with a change in control, the executive agrees not to compete with Harvard Savings Bank for one year following termination within 15 miles of the locations in which Harvard Savings Bank has business operations.

Change in Control Agreement. In connection with the conversion and offering, Harvard Savings Bank intends to enter into a change in control agreement with Richard J. Lipinsky, Secretary and Treasurer of Harvard Savings Bank. The term of the agreement is for two years, renewable for an additional year on each anniversary date of the agreement, such that the remaining term of the agreement will always be for two years, unless the board determines not to renew the change in control agreement after a comprehensive review of executive’s performance, which will be conducted annually.

In the event of a change in control of Harvard Illinois Bancorp, Inc. or Harvard Savings Bank followed by the executive’s voluntary termination for “good reason” or involuntary termination, other than for cause, the executive will be entitled to a severance payment. “Good reason” is defined as follows:

(1)	failure to appoint or reappoint executive to his executive position;

(2)	a material change in the executive’s functions, duties or responsibilities, which change would cause the executive’s position to become one of lesser responsibility, importance or scope;

(3)	a liquidation or dissolution of Harvard Savings Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the executive;

(4)	a material reduction in base salary, benefits or perquisites from those being provided at the effective date of the agreement;

(5)	a relocation of executive’s principal place of employment by more than 15 miles from its location as of the date of the agreement; or

(6)	a material breach of the change in control agreement by Harvard Savings Bank.

In the event of a change in control followed by the executive’s involuntary termination, including a termination for good reason, but not including a termination for cause, the executive will be entitled to a severance payment equal to two times the sum of (i) executive’s base salary in effect as of the termination date, plus (ii) the highest level of incentive cash compensation earned by the executive during either the calendar year in which the termination occurs or the two calendar years immediately preceding the year in which the termination occurs (or $173,000 if employment was terminated on September 30, 2009). Such payment will be made from the general funds of Harvard Savings Bank. In addition, the executive will be entitled to life insurance coverage and non-taxable medical and dental coverage for two years following termination. Any cash severance payment will be made in a lump sum within 30 days following the executive’s termination date. The agreement provides that in the event the severance payments would include an “excess parachute payment” under Section 280G of the Internal Revenue Code, such benefits will be reduced by the minimum amount necessary to avoid penalties.

Salary Continuation Agreements. Harvard Savings Bank entered into salary continuation agreements with Mr. Seyller and Mr. Neese on December 28, 2006, and with Mr. Claussen on January 1, 2008, in order to provide the executives with supplemental retirement benefits. Under the salary continuation agreement, the executive is entitled to a normal retirement benefit upon termination of employment on or after attaining age 65. The normal retirement benefit is an annual benefit equal to $52,000 for Mr. Claussen, $40,800 for Mr. Seyller, and $25,000 for Mr. Neese, payable in 12 equal monthly installments for 15 years. In the event the executive terminates employment prior to normal retirement age, other than due to disability or death, the executive will be entitled to an early termination benefit. If the executive’s termination is due to his involuntary termination, the executive’s early termination benefit will be an amount equal to his accrued benefit determined as of the end of the month preceding his termination, annuitized and paid for 15 years, on a monthly basis, commencing in the month following his separation from service. In such event, the annual benefit, if involuntary termination occurred at September 30, 2009, would be $14,353 for Mr. Seyller, $3,677 for Mr. Claussen and $12,707 for Mr. Neese. If the executive’s termination is due to his voluntary resignation, the executive’s early termination benefit will be an amount equal to his vested accrued benefit as of the end of the month preceding his termination, where the early termination benefit will vest at a rate of 10% per year, beginning January 1, 2009 for Mr. Claussen and the first day of the plan year for Messrs. Seyller and Neese following the execution of their agreements. The early termination benefit is payable in 180 monthly installments, commencing on the first day of the month following termination of employment.

In the event of a change in control with respect to Mr. Claussen, or in the event of a change in control followed by the executive’s termination of employment within 24 months thereafter with respect to Messrs. Seyller and Neese, or in the event of the executive’s termination due to disability, the executive will be entitled to the normal retirement benefit, payable in 12 equal monthly installments for 15 years commencing on the date on which the executive attains age 65, provided, however, that in the event of a change in control, such benefit would be reduced to avoid an excess parachute payment. The benefits payable following an executive’s termination of employment without cause or following a change in control, would be paid from the general funds of Harvard Savings Bank.

In the event of the executive’s death while employed, the executive’s beneficiary will receive an annual benefit equal to the executive’s normal retirement benefit, payable in 12 equal monthly installments for 15 years commencing immediately following the executive’s death. If the executive dies during the distribution of benefits, the beneficiary will receive a continuation of such benefits at the same time and in the same amount as if the benefits were paid to the executive.

In the event the executive is a “specified employee,” as defined in Section 409A of the Internal Revenue Code, then the portion of the normal retirement benefit or the early termination benefit that is to be paid during the six month period following termination, other than due to death or disability, will be accumulated and paid to the executive in a lump sum on the first day of the seventh month following termination.

Split Dollar Life Insurance Agreement. Harvard Savings Bank has entered into a split dollar life insurance agreement with Mr. Claussen. The agreement is intended to be a non-equity endorsement split dollar agreement with respect to certain insurance policies purchased and owned by Harvard Savings Bank. Pursuant to the agreement, Harvard Savings Bank will pay the premium payments that are due on the insurance policies and Harvard Savings Bank and Mr. Claussen’s beneficiaries will share in the death benefit at his death.

In the event of Mr. Claussen’s death while employed with Harvard Savings Bank, Mr. Claussen’s beneficiary will be paid $350,000 and the bank will be paid $650,000. However, Mr. Claussen’s beneficiary will have no rights or interests under the agreement if Mr. Claussen’s employment terminates for any reason other than due to his death.

Tax Qualified Plans

401(k) Plan. Harvard Savings Bank participates in the Pentegra Defined Contribution Plan for Financial Institutions, a multiple employer tax-qualified 401(k) plan, for the benefit of employees of Harvard Savings Bank who have satisfied the 401(k) plan’s eligibility requirements. All eligible employees can begin participation in the 401(k) plan on the earliest date that coincides with or next follows the date the employee completes one year of employment and attains age 21. A participant may contribute up to 50% of his or her salary, which includes basic salary, plus overtime and bonus, to the 401(k) plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2009, the salary deferral contribution limit is $16,500, provided, however, that a participant over age 50 may contribute an additional $5,500 to the 401(k) plan as a “catch-up” contribution. A participant is always 100% vested in his or her salary deferral and catch-up contributions. In addition, the 401(k) plan provides that Harvard Savings Bank will make matching contributions to the account of a participant in an amount equal to 50% of the participant’s contributions on the first six percent of the participant’s compensation for the year. A participant will become fully vested in his or her matching contributions upon completion of the participant’s third year of credited service. A participant also becomes 100% vested in his or her matching contributions upon the participant’s death, disability or attainment of age 65 while employed with Harvard Savings Bank. Failure to complete three years of employment will result in a forfeiture of the participant’s matching contributions and earnings thereon credited to the participant’s account. Unless elected otherwise by the participant, the benefits under the 401(k) plan are generally distributed in the form of a lump sum payment following the participant’s termination of employment.

Each participant has an individual account under the 401(k) plan and may direct the investment of his or her account among a variety of investment options available under the plan. In connection with the conversion, Harvard Saving Bank will transfer the assets attributable to Harvard Savings Bank’s employees from the Pentegra multiple employer plan to a single employer plan and will add the Harvard Illinois Financial Corporation Stock Fund as an investment alternative. This change will permit Harvard Savings Bank 401(k) Plan participants to invest their account balances in the Harvard Illinois Financial Corporation Stock Fund, both in the offering and afterwards. An independent trustee will purchase the common stock in the offering on behalf of plan participants, to the extent that shares are available. A participant will have the right to direct the trustee regarding the voting of shares purchased for his or her plan account.

Defined Benefit Plan. Harvard Savings Bank participates in the Pentegra Defined Benefit Plan for Financial Institutions, a multiple employer plan. Employees who were hired prior to January 1, 2008 by Harvard Savings Bank and who completed one year of employment and have attained age 21 were eligible to participate in the plan. No employees hired after January 1, 2008 are eligible to participate in the plan. A participant becomes vested in his or her retirement benefit upon completion of five years of employment, provided that a participant who has reached age 65 becomes 100% vested, regardless of the number of completed years of employment.

Upon termination of employment at or after age 65, a participant will be entitled to an annual normal retirement benefit equal to 1.5% of the participant’s average annual salary for the five highest paid consecutive years of benefit service multiplied by the number of years of benefit service. A participant who terminates employment prior to age 65 will be entitled to an annual early retirement benefit. The early retirement benefit is equal to the vested amount of the normal retirement benefit accrued at the participant’s termination date. Payment of the early retirement benefit can begin as early as 55, in which case the accrued benefit will be reduced by applying an early retirement factor based on the participant’s age when payments begin. Normal and early retirement benefits are generally payable over the longer of the lifetime of the participant or 120 monthly installments, unless one of the optional forms of distribution has been selected. The optional forms of distribution under the plan include various annuities or a lump sum payment option. In the event a participant dies while in active service, the participant’s beneficiary will be entitled to a lump sum death benefit equal to 100% of the participant’s last 12 months’ salary, plus an additional 10% of such salary for each year of benefit service until a maximum of 300% of such salary is reached for 20 or more years. Messrs. Seyller, Claussen and Neese have approximately 20, 0 and 15 years, respectively, of credited service under the plan.

Stock-Based Benefit Plans

Employee Stock Ownership Plan. In connection with the conversion and offering, Harvard Savings Bank plans to adopt an employee stock ownership plan for eligible employees. An employee stock ownership plan is a tax-qualified retirement plan that primarily invests in the common stock of Harvard Illinois Financial Corporation. Eligible employees who have attained age 21 and who are employed for one year will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of Harvard Illinois Financial Corporation common stock issued in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Harvard Illinois Financial Corporation equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Harvard Saving Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 15-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as Harvard Savings Bank repays the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. A participant becomes vested in his or her retirement benefit only after three years of service in accordance with a three-year cliff vesting schedule. Participants who were employed by Harvard Savings Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Harvard Savings Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Harvard Illinois Financial Corporation’s earnings.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, Harvard Illinois Bancorp, Inc. intends to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the shares issued in the offering. These limitations will not apply if the plan is implemented more than one year after the conversion.

The stock-based incentive plan will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, would require the approval by stockholders owning a majority of the outstanding shares of Harvard Illinois Bancorp, Inc. common stock eligible to be cast. If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based incentive plan only if the plan is adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Harvard Savings Bank or Harvard Illinois Bancorp, Inc.

These restrictions do not apply to plans adopted after one year following the completion of the stock offering.

We have not yet determined whether we will present the stock-based incentive plan for stockholder approval within one year following the completion of the conversion or whether we will present this plan for stockholder approval more than one year after the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Transactions with Certain Related Persons

Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk or repayment or present other unfavorable features. Harvard Savings Bank is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a program generally available to all other employees and that does not give preference to any executive officer or director over any other employee. Additionally, all future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to legal counsel.

Harvard Savings Bank has adopted a lending program that provides eligible employees, officers and directors of the bank the opportunity to obtain one mortgage loan (primary residence only) at an interest rate below what is offered to customers in the normal course of business. The interest rate is 1% below the Fannie Mae rate on the date of entering the program or the date the loan is scheduled to re-price. Prior to February 2009, the interest rate was based upon the “Applicable Federal Rate” as published monthly in the Federal Register. Employees who have been employed full-time for three months or have accumulated 1,000 hours of employment are eligible to participate in the program. The outstanding balance of such loans totaled approximately $2.4 million, $1.9 million and $1.4 million at September 30, 2009 (unaudited), and December 31, 2008 and 2007, respectively. Approximately $872,000, $566,000 and $753,000, respectively, were loans to executive officers or directors. Effective April 2008, directors are no longer eligible to obtain new loans through the program.

Set forth below is certain information as to loans made by Harvard Savings Bank to certain of its directors and executive officers, or their affiliates, whose aggregate indebtedness to Harvard Savings Bank under the above-referenced Employee Loan Program exceeded $120,000 at any time since January 1, 2008. All of the loans in the following table are first mortgage loans secured by the borrower’s principal place of residence. All of such loans were being repaid in accordance with their contractual terms as of September 30, 2009.

Name of Individual	Highest Balance Since January 1, 2008	Balance on September 30, 2009	Amount of Principal Paid Since January 1, 2008	Amount of Interest Paid Since January 1, 2008	Interest Rate On September 30, 2009
William D. Schack	$155,000	$126,678	$31,498	$8,879	2.83%
Carl V. Radebaugh	125,419	—	125,419	6,573	n/a
Michael T. Neese	191,208	177,701	13,508	5,821	1.62%

Other than as described above, all loans the principal balances of which exceeded $120,000 at any time during the period beginning January 1, 2009, made by Harvard Savings Bank to executive officers, directors, immediate family members of executive officers and directors, or organizations with which executive officers and directors are affiliated, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Harvard Savings Bank.

The aggregate amount of our loans to our officers and directors and their related entities was $1.3 million at September 30, 2009. These loans were performing according to their original terms at September 30, 2009.

Additionally, neither Harvard Illinois Bancorp, Inc. nor Harvard Savings Bank have made loans to, or have engaged in material transactions with, promoters. Harvard Illinois Bancorp, Inc. has no intention of engaging in any material transactions with promoters in the future.

SUBSCRIPTIONS BY DIRECTORS, OFFICERS AND ADVISORY DIRECTORS

The following table sets forth information regarding intended common stock subscriptions by each of the directors (excluding director Seeley who has attained normal retirement age and who is expected to retire on February 25, 2010 and including Steven D. Garrels, who has been nominated for election as director on February 25, 2010), officers and advisory directors of Harvard Savings Bank and their associates, and by all directors, officers and advisory directors as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors (including proposed director Garrels), officers and advisory directors will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors (including proposed director Garrels), officers and advisory directors have indicated their intention to subscribe in the offering for an aggregate of 54,100 shares of common stock, equal to 7.1% of the number of shares of common stock to be sold in the offering at the minimum of the offering range, assuming shares are available. Purchases by directors (including proposed director Garrels), officers, advisory directors and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors (including proposed director Garrels), executive officers, advisory directors and their associates are being acquired for investment purposes, and not with a view towards resale. Subscriptions by management through our 401(k) Plan will be counted as part of the maximum number of shares such individuals may subscribe for in the offering.

Name and Title	Number of Shares	Aggregate Purchase Price	Percent at Minimum of Offering Range
Duffield J. Seyller, III, President, Chief Executive Officer and Director	10,000	$100,000	1.3%
Donn L. Claussen, Executive Vice President, Chief Financial Officer and Director	10,000	100,000	1.3
William D. Schack, Director	2,500	25,000	*
Richard L. Walker, Director	5,000	50,000	*
John W. Rebhorn, Director	9,500	95,000	1.2
Michael P. Feeney, Director	500	5,000	*
Richard J. Lipinsky, Secretary and Treasurer	7,500	75,000	*
Michael T. Neese, Vice President and Loan Officer	2,500	25,000	*
Cindy Rowe, Marketing Officer	1,500	15,000	*
Dennis Lee, Vice President and Commercial Loan Officer	500	5,000	*
All directors (including proposed director Garrels) and officers as a group (11 persons)	50,500	$505,000	6.6%

Morris Advisory Directors as a group (3 persons)	3,600	$36,000	*

Total	54,100	$541,000	7.1%

*	Less than 1%.

THE CONVERSION; PLAN OF DISTRIBUTION

The Board of Directors of Harvard Savings, MHC has approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by Harvard Savings, MHC’s members. A special meeting of members has been called for this purpose. The Office of Thrift Supervision, Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation have conditionally issued the required approvals with respect to the plan of conversion and reorganization; however, such approvals do not constitute a recommendation or endorsement of the plan of conversion and reorganization by such agencies.

General

The Board of Directors of Harvard Savings, MHC adopted the plan of conversion and reorganization on July 23, 2009. Pursuant to the plan of conversion and reorganization, Harvard Savings,

MHC will convert from the mutual form of organization to the fully stock form and we will sell shares of common stock to the public in our offering. In the conversion, we will organize a new Maryland stock holding company named Harvard Illinois Bancorp, Inc. When the conversion is completed, all of the capital stock of Harvard Savings Bank will be owned by Harvard Illinois Bancorp, Inc., and all of the common stock of Harvard Illinois Bancorp, Inc. will be owned by public stockholders.

We intend to retain between $6.8 million and $9.5 million of the net proceeds of the offering, or $11.0 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds plus such additional amounts as may be necessary so that, upon completion of the offering, Harvard Savings Bank will have a tangible capital to assets ratio of at least 10%. The conversion will be consummated only upon the issuance of at least 765,000 shares of our common stock offered pursuant to the plan of conversion and reorganization.

The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, supplemental eligible account holders and other members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in the Illinois Counties of Boone, McHenry and Grundy and the Wisconsin county of Walworth.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval, to the extent such approvals are required, of the Office of Thrift Supervision, Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of Harvard Illinois Bancorp, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion and reorganization in its entirety for more information. A copy of the plan of conversion and reorganization is available for inspection at each branch office of Harvard Savings Bank and at the Central Regional Office and the Washington, D.C. Office of the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to Harvard Savings, MHC’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. The application filed with the Federal Deposit and Insurance Corporation may be inspected, without charge, at the Chicago Regional Office and the application filed with the Illinois Department of Financial and Professional Regulation may be inspected without charge, at the Illinois Department of Financial and Professional Regulation at the Chicago office. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are to: (1) compete more effectively in the financial services marketplace; (2) offer our depositors, employees, management and directors an equity ownership interest in Harvard Savings Bank and thereby obtain an economic interest in its future success; (3) increase our capital to support future growth and profitability; and (4) increase our flexibility to structure and finance expansion of our operations, including the potential acquisition of other financial institutions.

The reorganization and the capital raised in the offering are expected to:

•	increase our lending capacity by providing us with additional capital to support new loans and higher lending limits; and

•	support the growth of our banking franchise, including the modernization and, if practicable, expansion of our branch network.

In the stock holding company structure, we will have greater flexibility in structuring mergers and acquisitions. Our current mutual structure prevents us from offering shares of our common stock as consideration for a merger or acquisition. Potential sellers often want stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

We have no current arrangements or agreements to acquire other banks, thrifts, credit unions, financial service companies or branch offices. However, we have had, and intend to continue to have, discussions with local financial institutions to determine whether they would be interested in exploring the possibility of our acquiring them after the offering is completed, and we have sufficient capital resources to fund an acquisition. In addition, we have participated in, and intend to continue to participate in, sales processes initiated on behalf of local financial institutions that have made a decision to explore the possibility of a sale. We have also explored, and intend to continue to explore, the possibility of acquiring financial service companies. There can be no assurance that we will be able to consummate any acquisitions or establish any new branches.

We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. We are not subject to a directive or a recommendation from the any regulatory agency to raise capital.

Approvals Required

The affirmative vote of a majority of the total eligible votes of members of Harvard Savings, MHC at the special meeting of members is required to approve the plan of conversion and reorganization. The reorganization also must be approved by the Office of Thrift Supervision, Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation, which agencies have given their conditional approvals to the plan of conversion and reorganization.

A special meeting of members to consider and vote upon the plan of conversion and reorganization has been set for April 1, 2010.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be an Illinois chartered savings bank and will continue to be regulated by the Office of Thrift Supervision, Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Harvard Savings Bank at the time of the conversion will be the directors of Harvard Savings Bank and of Harvard Illinois Bancorp, Inc., a Maryland corporation, after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of Harvard Savings Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Harvard Savings Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all of our depositors and certain of our borrowers have voting rights in, Harvard Savings, MHC as to all matters requiring membership action. Upon completion of the conversion, depositors and borrowers will cease to be members of Harvard Savings, MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in Harvard Savings Bank will be vested in Harvard Illinois Bancorp, Inc. as the sole stockholder of Harvard Savings Bank. The stockholders of Harvard Illinois Bancorp, Inc. will possess exclusive voting rights with respect to Harvard Illinois Bancorp, Inc. common stock.

Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Harvard Savings Bank or its members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Harvard Savings Bank has both a deposit account in Harvard Savings Bank and a pro rata ownership interest in the net worth of Harvard Savings Bank based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Harvard Savings Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Harvard Savings Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Harvard Savings Bank, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the association is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Harvard Savings Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Harvard Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the “liquidation account” to depositors as of June 30, 2008 and December 31, 2009 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Harvard Illinois Bancorp, Inc. as the holder of Harvard Savings Bank’s capital stock. Pursuant to applicable rules and regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC will receive a fee of $35,000, and will be reimbursed for its expenses. RP Financial, LC will receive an additional fee of $5,000 for each update to the valuation appraisal. We have agreed to indemnify RP Financial, LC and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

RP Financial, LC has estimated that, as of November 27, 2009, this market value ranged from $7.7 million to $10.4 million, with a midpoint of $9.0 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 765,000 shares to 1,035,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

Consistent with applicable appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach.

RP Financial, LC also considered the following factors, among others:

•	our present and projected results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the aggregate size of the offering of common stock;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our potential to pay cash dividends; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The appraisal is based in part on an analysis of a peer group of ten publicly traded savings bank and thrift holding companies that RP Financial, LC considered comparable to us. The peer group consists of the following ten thrifts or thrift holding companies with assets between $192 million and $547 million as of September 30, 2009:

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(in thousands)
Citizens Community Bancorp, Inc. – CZWI	NASDAQ	Eau Claire, WI	$547	(1)
Elmira Savings Bank – ESBK	NASDAQ	Elmira, NY	$506
FFD Financial Corp – FFDF	NASDAQ	Dover, OH	$192
First Capital, Inc. – FCAP	NASDAQ	Corydon, IN	$457
LSB Financial Corp. – LSBI	NASDAQ	Lafayette, IN	$364
Liberty Bancorp, Inc. – LBCP	NASDAQ	Liberty, MO	$384	(1)
River Valley Bancorp – RIVR	NASDAQ	Madison, IN	$385
Rome Bancorp, Inc. – ROME	NASDAQ	Rome, NY	$338
WVS Financial Corp. – WVFC	NASDAQ	Pittsburgh, PA	$370
Wayne Savings Bancshares, Inc. – WAYN	NASDAQ	Wooster, OH	$400

(1)	Assets as of June 30, 2009

The following are various averages for the peer group companies:

•	average assets of $394 million;

•	average non-performing assets of 1.4% of total assets;

•	average loans of 69.7% of total assets;

•	average equity of 10.3% of total assets; and

•	average net income of 0.42% of average assets.

The following table presents a summary of selected pricing ratios for Harvard Illinois Bancorp, Inc. and the peer group companies identified by RP Financial, LC. Ratios are based on earnings for the twelve months ended September 30, 2009 and book value as of September 30, 2009. Tangible book value is total equity, less intangible assets. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 37.1% on a price-to-book value basis and a discount of 38.0% on a price-to-tangible book value basis. The pricing ratios resulted from our generally having higher levels of equity but lower core earnings than the companies in the peer group on a pro forma basis. The pricing ratios also took into account that on a pro forma basis compared to the peer group, we have a lower rate of asset growth, a lower capacity to pay dividends and a lower pro forma market value and shares outstanding. Additionally, RP Financial, LC took into account the less favorable economic conditions and demographic characteristics of our market area compared to the market area of the peer group companies, and the after-market pricing characteristics of recently converting savings institutions. The pricing ratios also reflected recent volatile market conditions, particularly for stock of financial institution holding companies, and the effect of such conditions on the trading market for recent mutual-to-stock conversions. Our Board of Directors, in reviewing and approving the valuation, considered the pro forma earnings and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other.

	Price-to-earnings multiple	Price-to-book value ratio	Price-to-tangible book value ratio
Harvard Illinois Bancorp, Inc. (pro forma)
Maximum, as adjusted	NM*	54.64%	54.64%
Maximum	NM*	50.68%	50.68%
Minimum	NM*	42.41%	42.41%

Valuation of peer group companies using stock prices as of November 27, 2009
Averages	15.74x	72.57%	79.77%
Medians	14.19x	80.59%	81.73%

*	Not Meaningful

Pro forma earnings multiples were not meaningful (“NM”) for Harvard Illinois Bancorp, Inc. due to its negative pro forma earnings per share.

RP Financial, LC advised the Board of Directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date, and as a result of this analysis, RP Financial, LC determined that our pro forma price-to-book and price-to-tangible book ratios were lower than the peer group companies. See “—How We Determined the Offering Range.”

Our Board of Directors carefully reviewed the information provided to it by RP Financial, LC through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the board draw any conclusions regarding how the historical data reflected above may affect Harvard Illinois Bancorp, Inc.’s appraisal. Instead, we engaged RP Financial, LC to help us understand the regulatory process as it applies to the appraisal and to advise the Board of Directors as to how much capital Harvard Illinois Bancorp, Inc. would be required to raise under the regulatory appraisal guidelines.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of Harvard Illinois Bancorp, Inc. as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial, LC to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP

Financial, LC did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC independently value our assets or liabilities. The independent valuation considers Harvard Savings Bank as a going concern and should not be considered as an indication of the liquidation value of Harvard Savings Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $11.9 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 1,190,250 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $11.9 million and a corresponding increase in the offering range to more than 1,190,250 shares, or a decrease in the minimum of the valuation range to less than $7.7 million and a corresponding decrease in the offering range to fewer than 765,000 shares, then we may promptly return with interest at our current passbook savings rate of interest all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Office of Thrift Supervision, Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation, we may terminate the plan of conversion and reorganization. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted, to the extent that permission is required, by the Office of Thrift Supervision, Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation in order to complete the conversion and the offering. In the event that a resolicitation is commenced, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval, to the extent approval is required, of the Office of Thrift Supervision, Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial, LC and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our main office and as specified under “Where You Can Find Additional Information.”

After-Market Stock Price Performance Provided by Independent Appraiser

The following table presents stock price appreciation information for all standard mutual-to-stock conversions completed between January 1, 2008 and November 27, 2009. These companies did not constitute the group of ten comparable public companies utilized in RP Financial, LC’s valuation analysis.

Mutual-to-Stock Conversion Offerings with Closing Dates

between January 1, 2008 and November 27, 2009

			Percentage Price Appreciation (Depreciation) From Initial Trading Date
Company Name and Ticker Symbol	Conversion Date	Exchange	One Day	One Week	One Month	Through November 27, 2009
Territorial Bancorp, Inc. (TBNK)	07/13/2009	NASDAQ	49.9%	47.5%	48.7%	67.7%
St. Joseph Bancorp, Inc. (SJBA)	02/02/2009	OTC	0.0%	0.0%	0.0%	0.0%
Hibernia Homestead Bancorp, Inc. (HIBE)	1/28/2009	OTC	5.0%	5.0%	5.0%	37.5%
First Savings Financial Group, Inc. (FSFG)	10/7/2008	NASDAQ	(1.0%)	(0.1%)	(7.8%)	4.8%
Home Bancorp, Inc. (HBCP)	10/3/2008	NASDAQ	14.9%	2.5%	3.5%	22.3%
Cape Bancorp, Inc. (CBNJ)	2/1/2008	NASDAQ	0.5%	(1.0%)	(2.0%)	(36.1%)
Danvers Bancorp, Inc. (DNBK)	1/10/2008	NASDAQ	(2.6%)	(3.1%)	2.6%	33.5%

Average			9.5%	7.3%	7.1%	18.5%
Median			0.5%	0.0%	2.6%	22.3%

Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Harvard Illinois Bancorp, Inc., the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Harvard Illinois Bancorp, Inc.’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings.

Subscription Offering and Subscription Rights

In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and reorganization and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on June 30, 2008 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 20,000 shares of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order and certification form all deposit accounts in which he or she has an ownership interest on June 30, 2008. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding June 30, 2008.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit on December 31, 2009 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 20,000 shares of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order and certification form all deposit accounts in which he or she has an ownership interest at December 31, 2009. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans and Supplemental Eligible Account Holders, each depositor on the voting record date of February 4, 2010 who is not an Eligible Account Holder or Supplemental Eligible Account Holder, and each former borrower of Morris Building & Loan, s.b. as of April 18, 2008 whose borrowings remain outstanding as of February 4, 2010 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 20,000 shares of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

Expiration Date. The Subscription Offering will expire at 4:30 p.m., Central Time, on March 18, 2010, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation, if necessary. Subscription rights will expire whether or not each eligible depositor or borrower can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 765,000 shares within 45 days after the expiration date and the Office of Thrift Supervision, Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation have not consented, to the extent such consent is required, to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at our current passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond May 2, 2010 is granted by the required regulatory agencies, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Extensions may not go beyond April 1, 2012, which is two years after the special meeting of our members to vote on the conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with a preference to natural persons residing in the Illinois counties of Boone, McHenry and Grundy and the Wisconsin county of Walworth.

Subscribers in the community offering may purchase up to 20,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Illinois counties of Boone, McHenry and Grundy and the Wisconsin county of Walworth, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the Illinois counties of Boone, McHenry and Grundy and the Wisconsin county of Walworth, whose orders remain unsatisfied on an equal number of shares basis per order. If, after the allocation of shares to natural persons residing in suchcounties, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Illinois counties of Boone, McHenry and Grundy and the Wisconsin county of Walworth, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. It is currently expected to terminate at the same time as the subscription offering, although it must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond May 2, 2010. If an extension beyond May 2, 2010 is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond April 1, 2012, which is two years after the special meeting of our members to vote on the conversion.

Syndicated Community Offering

The plan of conversion and reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than May 2, 2010, unless extended by us, with any required approvals of the Office of Thrift Supervision, Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation. See “—Community Offering” above for a discussion of rights of persons who place orders in the syndicated community offering in the event an extension is granted.

The opportunity to order shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Purchasers in the syndicated community offering are eligible to purchase up to 20,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” We may begin the syndicated community offering at any time following the commencement of the subscription offering.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must receive any required approvals of the Office of Thrift Supervision, Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and reorganization and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may do any of the following: terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the appropriate regulatory agencies.

Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•

No person or entity together with any associate or group of persons acting in concert may purchase more than 40,000 shares of common stock in the offering, except that our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering (including shares issued in the event of an increase in the offering range of up to 15%);

•

The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate, may not exceed 32% of the shares issued in the offering; and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, our Board of Directors, with any required approvals of the Office of Thrift Supervision, Federal Deposit Insurance Corporation and the Illinois

Department of Financial and Professional Regulation and without further approval of our members, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

(1)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering;

(2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Illinois counties of Boone, McHenry and Grundy and the Wisconsin county of Walworth.

The term “associate” of a person means:

(1)	any corporation or organization, other than Harvard Savings, MHC, Harvard Illinois Financial Corporation, Harvard Savings Bank, Harvard Illinois Bancorp, Inc. or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or officer of Harvard Savings Bank or Harvard Illinois Bancorp, Inc.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below. Any purchases made by any associate of Harvard Savings Bank or Harvard Illinois Bancorp, Inc. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of Harvard Illinois Bancorp, Inc.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

We have engaged Keefe, Bruyette & Woods, Inc., a broker-dealer registered with the Financial Industry Regulatory Authority, as a financial advisor in connection with the offering of our common stock. In its role as financial advisor, Keefe, Bruyette & Woods, Inc., will:

•	provide advice on the financial and securities market implications of the plan of conversion and reorganization and related corporate documents, including our business plan;

•	assist in structuring our stock offering, including developing and assisting in implementing a market strategy for the stock offering;

•	review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

•	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, including printers, transfer agents and appraisal firms;

•	assist us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering

•	meet with the board of directors and management to discuss any of these services; and

•	provide such other financial advisory and investment banking services in connection with the stock offering as may be agreed upon by Keefe, Bruyette & Woods, Inc. and us.

For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $30,000 and a success fee of $140,000 for shares of common stock sold in the subscription offering. In addition, Keefe, Bruyette & Woods, Inc. will receive a success fee equal to 2.5% of the dollar amount of the shares of common stock sold in the community offering, with the total success fee capped at $180,000. The success fee will be reduced by the management fee. If there is a syndicated offering, Keefe, Bruyette & Woods, Inc. will receive a fee in an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of common stock sold at a comparable price per share in a similar market environment. However, the total fees payable to Keefe, Bruyette & Woods, Inc. and other FINRA member firms in the syndicated offering shall not exceed 6.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

The plan of conversion and reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. This fee will be in addition to the success fees earned by Keefe, Bruyette & Woods, Inc. in connection with the subscription and community offerings set forth above. Of this amount, Keefe, Bruyette & Woods, Inc. will pass on to selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.

We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its marketing effort, up to $10,000. In addition, we will reimburse Keefe, Bruyette & Woods, Inc. for fees and expenses of its counsel not to exceed $37,500. The foregoing expense caps may be increased with our consent, including in the event of a material delay in the offering that would require an update to the financial data included in this prospectus, in an aggregate amount not to exceed $15,000 per update, provided, however, that the total amount reimbursed will not exceed $75,000. If the plan of conversion and reorganization is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will only receive reimbursement of its reasonable out-of-pocket expenses and the portion of the management fee payable and will return any amounts paid or advanced by us in excess of these amounts. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our financial advisor and performance of services as our financial advisor.

We have also engaged Keefe, Bruyette & Woods, Inc. to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Keefe, Bruyette & Woods, Inc. will, among other things:

•	consolidate accounts and develop a central file;

•	prepare proxy forms and proxy materials;

•	tabulate proxies and ballots;

•	act as inspector of election at the special meeting of members;

•	assist us in establishing and managing the Stock Information Center;

•	assist our financial printer with labeling of stock offering materials;

•	process stock order forms and certification forms and produce daily reports and analysis;

•	assist our transfer agent with the generation and mailing of stock certificates;

•	advise us on interest and refund calculations; and

•	create tax forms for interest reporting.

For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of $15,000, and we have made an advance payment of $10,000 to Keefe, Bruyette & Woods, Inc. with respect to this fee. If the plan of conversion and reorganization is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will be entitled to the advance payment. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our conversion agent and performance of services as our conversion agent.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Harvard Savings Bank or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of our main office facility apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 4:30 p.m., Central Time, on March 18, 2010, unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond May 2, 2010 would require the Office of Thrift Supervision’s, Federal

Deposit Insurance Corporation’s and the Illinois Department of Financial and Professional Regulation’s approval. If an extension beyond May 2, 2010 is granted by the appropriate regulatory agencies, we will resolicit subscribers/persons who place orders, giving them an opportunity to change or cancel their orders. We will notify these persons of the extension of time and of the rights to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, subscribers may be resolicited with any required approvals of the Office of Thrift Supervision, Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation.

To ensure that each purchaser receives a prospectus at least 48 hours before March 18, 2010, the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at Harvard Savings Bank or at another insured depository institution and will earn interest at our current passbook savings rate from the date of receipt.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our current passbook savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms, orders submitted on photocopied or facsimiled order forms. We must receive all order forms prior to 4:30 p.m., Central Time, on March 18, 2010. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to March 18, 2010 will not entitle you to purchase shares of common stock unless we receive the envelope by March 18, 2010. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center or to any branch office or by overnight delivery to the indicated address on the order form. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final, subject to any required approvals of the Office of Thrift Supervision, Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Harvard Savings Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to Harvard Illinois Bancorp, Inc.; or

(2)	authorization of withdrawal from Harvard Savings Bank deposit accounts designated on the order form.

Appropriate means for designating withdrawals from deposit accounts at Harvard Savings Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our current passbook savings rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Harvard Savings Bank and/or another insured depository institution and will earn interest at our current passbook savings rate from the date payment is received until the offering is completed or terminated.

You may not use a check drawn on an Harvard Savings Bank line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Harvard Illinois Bancorp, Inc. If you request that we place a hold on your checking account for the subscription amount, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Harvard Savings Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in an Harvard Savings Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Harvard Savings Bank individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the syndicated community offering at any time prior to the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Harvard Illinois Bancorp, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit Harvard Savings Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and Harvard Savings Bank checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Applicable regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

If you have any questions regarding the offering, please call or visit our Stock Information Center, toll free, at 877-860-2094, Monday through Friday, between 8:30 a.m. and 4:30 p.m., Central Time. Or visit us at our Harvard office, at 58 North Ayer Street, Harvard, Illinois, Tuesdays, Thursdays or Fridays between 8:30 a.m. and 4:30 p.m., or at our Morris office at 211 E. Jefferson Street, Morris, Illinois, on Monday, March 1st, 8th and 15th or Thursday, March 18th, between 9:00 a.m. and 5:00 p.m. The Stock Information Center will be closed weekends and bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of Harvard Savings Bank prior to the conversion, all claims of creditors of Harvard Savings Bank, including those of depositors of Harvard Savings Bank (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Harvard Savings Bank remaining, members of Harvard Savings Bank would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Harvard Savings Bank immediately prior to liquidation. In the unlikely event that Harvard Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Harvard Illinois Bancorp, Inc. as the holder of Harvard Savings Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Harvard Savings, MHC as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Harvard Savings Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Harvard Savings Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Harvard Savings Bank, would be entitled, on a complete liquidation of Harvard Savings Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Harvard Illinois Bancorp, Inc. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Harvard Savings Bank on June 30, 2008 and December 31, 2009, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on June 30, 2008 and December 31, 2009, respectively, bears to the balance of all deposit accounts in Harvard Savings Bank on such dates.

If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2008 and December 31, 2009, as applicable, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Harvard Illinois Bancorp, Inc., as the sole stockholder of Harvard Savings Bank.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Harvard Savings, MHC, Harvard Illinois Financial Corporation, Harvard Savings Bank, Harvard Illinois Bancorp, Inc., Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Harvard Savings, MHC, Harvard Illinois Financial Corporation, Harvard Savings Bank or Harvard Illinois Bancorp, Inc. would prevail in a judicial proceeding.

Harvard Savings, MHC, Harvard Illinois Financial Corporation, Harvard Savings Bank and Harvard Illinois Bancorp, Inc. have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of Harvard Illinois Financial Corporation to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and the merger of Harvard Illinois Financial Corporation with and into Harvard Savings Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	Neither Harvard Illinois Financial Corporation, Harvard Savings Bank, nor Harvard Savings, MHC will recognize any gain or loss upon the transfer of assets of Harvard Illinois Financial Corporation to Harvard Savings Bank in exchange for shares of common stock of Harvard Savings Bank, which will be constructively received by Harvard Savings, MHC. (Sections 361 and 1032(a) of the Internal Revenue Code).

3.	The basis of the assets of Harvard Illinois Financial Corporation and the holding period of such assets to be received by Harvard Savings Bank will be the same as the basis and holding period in such assets in the hands of Harvard Illinois Bancorp, Inc. immediately before the exchange. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

4.	The conversion of Harvard Savings, MHC to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and the merger of Harvard Savings, MHC with and into Harvard Savings Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

5.	The exchange of Eligible Account Holders’ and Supplemental Account Holders’ interests in Harvard Savings, MHC for interests in a liquidation account established in Harvard Savings Bank will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

6.	None of Harvard Savings, MHC, Harvard Savings Bank, nor Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, will recognize any gain or loss on the transfer of the assets of Harvard Savings, MHC to Harvard Savings Bank in exchange for an interest in a liquidation account established in Harvard Savings Bank for the benefit of Eligible Account Holders and Supplemental Eligible Account holders who remain depositors of Harvard Savings Bank and nontransferable subscription rights to purchase shares of Harvard Illinois Bancorp, Inc. common stock.

7.	It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Harvard Illinois Bancorp, Inc. common stock, provided that the amount to be paid for Harvard Illinois Bancorp, Inc. common stock is equal to the fair market value of Harvard Illinois Bancorp, Inc. common stock.

8.	The basis of the shares of Harvard Illinois Bancorp, Inc. common stock purchased in the offering will be the purchase price. The holding period of the Harvard Illinois Bancorp, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

9.	No gain or loss will be recognized by Harvard Illinois Bancorp, Inc. on the receipt of money in exchange for shares of Harvard Illinois Bancorp, Inc. common stock sold in the offering.

In the view of RP Financial, LC (which is acting as independent appraiser of the value of the shares of Harvard Illinois Bancorp, Inc. common stock in connection with the conversion), which view is not binding on the Internal Revenue Service, the subscription rights do not have any value for the reasons set forth above. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and Harvard

Illinois Bancorp, Inc. could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service has announced that it will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Harvard Savings, MHC, Harvard Illinois Financial Corporation, Harvard Savings Bank, the members of Harvard Savings, MHC, Harvard Illinois Bancorp, Inc. and the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Harvard Savings, MHC, Harvard Illinois Financial Corporation, Harvard Illinois Bancorp, Inc. or Harvard Savings Bank would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Harvard Illinois Bancorp, Inc.’s registration statement. Advice regarding the Illinois state income tax consequences consistent with the federal tax opinion has been issued by Lindgren, Callihan, Van Osdol & Co., Ltd., tax advisors to Harvard Savings, MHC, Harvard Illinois Financial Corporation, Harvard Savings Bank and Harvard Illinois Bancorp, Inc.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an officer of Harvard Savings Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Harvard Illinois Bancorp, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Applicable regulations prohibit Harvard Illinois Bancorp, Inc. from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, applicable regulations do not impose any repurchase restrictions.

RESTRICTIONS ON ACQUISITION OF HARVARD ILLINOIS BANCORP, INC.

Although the Board of Directors of Harvard Illinois Bancorp, Inc. is not aware of any effort that might be made to obtain control of Harvard Illinois Bancorp, Inc. after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Harvard Illinois Bancorp, Inc.’s articles of incorporation to protect the interests of Harvard Illinois Bancorp, Inc. and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Harvard Savings Bank, Harvard Illinois Bancorp, Inc. or Harvard Illinois Bancorp, Inc.’s stockholders.

The following discussion is a general summary of the material provisions of Harvard Illinois Bancorp, Inc.’s articles of incorporation and bylaws, Harvard Savings Bank’s articles of incorporation and bylaws, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Harvard Illinois Bancorp, Inc.’s articles of incorporation and bylaws and Harvard Savings Bank’s articles of incorporation and bylaws, reference should be made in each case to the document in question, each of which is part of Harvard Savings Bank’s applications with the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation and Harvard Illinois Bancorp, Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Harvard Illinois Bancorp, Inc.’s Articles of Incorporation and Bylaws

Harvard Illinois Bancorp, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Harvard Illinois Bancorp, Inc. more difficult.

Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including prohibition on service as a director or officer of competitors of Harvard Savings Bank and disqualification based on certain prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of Harvard Illinois Bancorp, Inc. provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of Harvard Illinois Bancorp, Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Harvard Illinois Bancorp, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Harvard Illinois Bancorp, Inc.’s stockholders, including stockholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Harvard Illinois Bancorp, Inc. and its subsidiaries and on the communities in which Harvard Illinois Bancorp, Inc. and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Harvard Illinois Bancorp, Inc.;

•	whether a more favorable price could be obtained for Harvard Illinois Bancorp, Inc.’s stock or other securities in the future;

•

the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Harvard Illinois Bancorp, Inc. and its subsidiaries;

•	the future value of the stock or any other securities of Harvard Illinois Bancorp, Inc. or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

the ability of Harvard Illinois Bancorp, Inc. to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Call of Special Meetings. The bylaws provide that, unless approved by unaffiliated directors, special meetings of stockholders can be called by only the President, a majority of the total number of directors that Harvard Illinois Bancorp, Inc. would have if there were no vacancies on the Board of Directors (the “whole board”), or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit; provided that such 10% limit shall not apply if a majority of the unaffiliated directors approve the acquisition of shares in excess of the 10% limit prior to such acquisition.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.

Authorized but Unissued Shares. After the conversion, Harvard Illinois Bancorp, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 1,000,000 shares of serial preferred stock. Harvard Illinois Bancorp, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the whole board may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Harvard Illinois Bancorp, Inc. has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Harvard Illinois Bancorp, Inc. that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Harvard Illinois Bancorp, Inc. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “— Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the Board of Directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our Board of Directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the board;

(iv)	The requirement that a majority of the voting power of stockholders must vote to remove directors, and can only remove directors for cause;

(v)	The ability of the board of directors to amend and repeal the bylaws;

(vi)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Harvard Illinois Bancorp, Inc.;

(vii)	The authority of the board of directors to provide for the issuance of preferred stock;

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of stockholders constituting a quorum or required for stockholder consent;

(x)	The indemnification of current and former directors and officers, as well as employees and other agents, by Harvard Illinois Bancorp, Inc.; and

(xi)	The limitation of liability of officers and directors to Harvard Illinois Bancorp, Inc. for money damages.

(xii)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xi) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this supermajority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Conversion Regulations

Office of Thrift Supervision and Illinois Department of Financial and Professional Regulation regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision and the Illinois Department of Financial and Professional Regulation, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision and the Illinois Department of Financial and Professional Regulation have defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. A person who is found to have violated these restrictions may face prosecution or other legal action.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Office of Thrift Supervision. Also, under the Illinois Savings Bank Act and regulations issued by the Illinois Department of Financial and Professional Regulation, no person or entity may acquire control of a savings bank holding company without the prior approval of the Illinois Department of Financial and Professional Regulation.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Under state law, control is defined to mean the ability of any person or entity, acting individually or in concert, to own, hold, direct with power to vote, or hold proxies representing 10% or more of the voting shares or rights of an institution, the ability to achieve in any manner the election or appointment of a majority of directors of an institution, or the power to direct or exercise significant influence over the management or policies of an institution.

Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under Office of Thrift Supervision regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings and loan holding company’s stock who do not intend to participate in or seek to exercise control over a savings and loan holding company’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

DESCRIPTION OF CAPITAL STOCK

General

At the effective date, Harvard Illinois Bancorp, Inc. will be authorized to issue 30,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Harvard Illinois Bancorp, Inc. currently expects to issue in the offering up to 1,190,250 shares of common stock. Harvard Illinois Bancorp, Inc. will not issue shares of preferred stock in the conversion. Each share of Harvard Illinois Bancorp, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Harvard Illinois Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Harvard Illinois Bancorp, Inc. can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Harvard Illinois Bancorp, Inc. were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of Harvard Illinois Bancorp, Inc. will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor. If Harvard Illinois Bancorp, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Harvard Illinois Bancorp, Inc. will have exclusive voting rights in Harvard Illinois Bancorp, Inc. They will elect Harvard Illinois Bancorp, Inc.’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Harvard Illinois Bancorp, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Harvard Illinois Bancorp, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

As a stock savings bank, corporate powers and control of Harvard Savings Bank are vested in its Board of Directors, who elect the officers of Harvard Savings Bank and who fill any vacancies on the Board of Directors. Voting rights of Harvard Savings Bank are vested exclusively in the owners of the shares of capital stock of Harvard Savings Bank, which will be Harvard Illinois Bancorp, Inc., and voted at the direction of Harvard Illinois Bancorp, Inc.’s Board of Directors. Consequently, the holders of the common stock of Harvard Illinois Bancorp, Inc. will not have direct control of Harvard Savings Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Harvard Savings Bank, Harvard Illinois Bancorp, Inc., as the holder of 100% of Harvard Savings Bank’s capital stock, would be entitled to receive all assets of Harvard Savings Bank available for distribution, after payment or provision for payment of all debts and liabilities of Harvard Savings Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Harvard Illinois Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Harvard Illinois Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Harvard Illinois Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the Board of Directors. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Harvard Illinois Bancorp, Inc.’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Harvard Illinois Bancorp, Inc.’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The consolidated financial statements of Harvard Savings, MHC and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the two-year period ended December 31, 2008, have been included herein and in the registration statement in reliance upon the report of BKD, LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC has consented to the publication herein of the summary of its report to Harvard Illinois Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL AND TAX MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Harvard Illinois Bancorp, Inc. and Harvard Savings Bank, will issue to Harvard Illinois Bancorp, Inc. its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinions. Lindgren, Callihan, Van Osdol & Co., Ltd. will issue to Harvard Savings, MHC, Harvard Illinois Financial Corporation, Harvard Illinois Bancorp, Inc. and Harvard Savings Bank its opinion regarding the Illinois income tax consequences of the conversion. Lindgren, Callihan, Van Osdol & Co., Ltd., Rockford, Illinois has consented to the reference in this prospectus to its opinion. Certain legal matters will be passed upon for Keefe, Bruyette and Woods, Inc. by Vedder Price P.C., Chicago, Illinois.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Harvard Illinois Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Harvard Illinois Bancorp, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Harvard Savings Bank has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Central Regional Office of the Office of Thrift Supervision, located at One South Wacker Drive, Suite 200, Chicago, Illinois 60606. The application filed with the Federal Deposit and Insurance Corporation may be inspected, without charge, at the Chicago Regional Office, 500 West Monroe Street, Suite 3300, Chicago, Illinois 60661. The application filed with the Illinois Department of Financial and Professional Regulation may be inspected without charge, at the Illinois Department of Financial and Professional Regulation, 122 South Michigan Avenue, Suite 1900 Chicago, Illinois 60603. Our Plan of conversion and reorganization is available, upon request, at each of our branch offices.

In connection with the offering, Harvard Illinois Bancorp, Inc. will register its common stock under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, Harvard Illinois Bancorp, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, Harvard Illinois Bancorp, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

HARVARD SAVINGS, MHC

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets at September 30, 2009 (Unaudited); December 31, 2008 and 2007	F-3

Consolidated Statements of Income for the nine months ended September 30, 2009 and 2008 (Unaudited) and the years ended and December 31, 2008 and 2007	F-5

Consolidated Statements of Equity	F-7

Consolidated Statements of Cash Flows for the nine months ended September 30, 2009 and 2008 (Unaudited) and the years ended and December 31, 2008 and 2007	F-8

Notes to Consolidated Financial Statements Nine months ended September 30, 2009 and 2008 (Unaudited) and the years ended December 31, 2008 and 2007	F-10

***

Separate financial statements for Harvard Illinois Bancorp Inc. have not been included in this prospectus because Harvard Illinois Bancorp Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

All financial information as of and for the nine months ended September 30, 2009 and 2008 is unaudited.

Pursuant to Securities and Exchange Commission regulations, Harvard Illinois Bancorp, Inc. is a smaller reporting company as it will have a public float of less than $75 million.

Report of Independent Registered Public Accounting Firm

Audit Committee and Board of Directors

Harvard Savings, MHC

Harvard, Illinois

We have audited the accompanying consolidated balance sheets of Harvard Savings, MHC (Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedure that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Harvard Savings, MHC as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 18, during 2008 Morris Building & Loan, s.b. (Bank) merged with and into the Company in a transaction accounted for in a manner similar to a pooling of interest method with the Company being the surviving entity. The Company’s financial statements have been restated as though the Company and Bank had been combined for all periods presented.

As discussed in Note 15, in 2008 the Company changed its method of accounting for fair value measurements in accordance with Statement of Financial Accounting Standards No. 157.

Decatur, Illinois

May 26, 2009, except for Notes 20, 21 and 22 as to which the date is December 23, 2009

Harvard Savings, MHC

Consolidated Balance Sheets

(in thousands)

Assets

	September 30, 2009 (Unaudited)	December 31,
		2008	2007 (See Note 18)

Cash and due from banks	$1,016	$996	$1,236
Interest-bearing demand deposits	1,743	3,473	2,458
Securities purchased under agreements to resell	12,250	9,550	7,300

Cash and cash equivalents	15,009	14,019	10,994

Interest-bearing deposits with other financial institutions	7,216	—	—

Available-for-sale securities	3,647	5,498	13,690

Held-to-maturity securities, at amortized cost (estimated fair value of $4,387 at September 30, 2009 (unaudited), and $1,684 and $981 at December 31, 2008 and 2007, respectively)	4,164	1,596	1,020

Loans, net of allowance for loan losses of $1,275 at September 30, 2009 (unaudited), and $1,000 and $675 at December 31, 2008 and 2007, respectively	110,226	120,749	117,822

Premises and equipment, net	3,663	3,684	3,229

Federal Home Loan Bank stock, at cost	6,549	6,549	6,549

Foreclosed assets held for sale	216	718	40

Accrued interest receivable	472	491	584

Deferred income taxes	1,280	1,092	—

Bank-owned life insurance	3,957	3,892	3,752

Mortgage servicing rights	380	301	329

Other	417	64	326

Total assets	$157,196	$158,653	$158,335

See Notes to Consolidated Financial Statements

Harvard Savings, MHC

Consolidated Balance Sheets

(in thousands)

Liabilities and Equity

	September 30, 2009 (Unaudited)	December 31,
		2008	2007 (See Note 18)

Liabilities
Deposits
Demand	$2,872	$3,908	$3,650
Savings, NOW and money market	48,748	42,277	38,075
Certificates of deposit	68,141	67,289	68,225
Brokered certificates of deposit	2,820	3,828	3,828

Total deposits	122,581	117,302	113,778

Federal Home Loan Bank advances	19,778	26,064	27,225
Advances from borrowers for taxes and insurance	180	453	427
Deferred compensation	2,071	1,913	1,514
Deferred income taxes	—	—	168
Accrued interest payable	93	139	154
Other	313	255	975

Total liabilities	145,016	146,126	144,241

Commitments and Contingencies

Equity
Retained earnings	12,096	12,512	13,703
Accumulated other comprehensive income, net of tax	84	15	391

Total equity	12,180	12,527	14,094

Total liabilities and equity	$157,196	$158,653	$158,335

See Notes to Consolidated Financial Statements

Harvard Savings, MHC

Consolidated Statements of Income

(in thousands)

	Nine Months Ended September 30,		Years Ended December 31,
	2009	2008		2007
	(Unaudited)	(Unaudited)	2008	(See Note 18)
Interest and Dividend Income
Interest and fees on loans	$5,379	$5,944	$7,837	$7,477
Securities
Taxable	268	290	348	507
Tax-exempt	26	94	108	180
Dividends on Federal Home Loan Bank stock	—	—	—	218
Securities purchased under agreements to resell	185	164	204	415
Other	121	33	54	179

Total interest and dividend income	5,979	6,525	8,551	8,976

Interest Expense
Deposits	2,270	2,950	3,813	4,195
Federal Home Loan Bank advances and other borrowings	718	855	1,119	1,229

Total interest expense	2,988	3,805	4,932	5,424

Net Interest Income	2,991	2,720	3,619	3,552

Provision for (Credit to) Loan Losses	1,048	248	634	(180)

Net Interest Income After Provision for (Credit to) Loan Losses	1,943	2,472	2,985	3,732

Noninterest Income (Loss)
Customer service fees	179	182	125	152
Brokerage commission income	51	76	113	75
Net realized gains on loan sales	265	45	16	56
Net realized gains (losses) on sales of available-for-sale securities	(7)	(67)	(66)	11
Losses on other than temporary impairment of equity securities	(45)	(1,074)	(1,248)	(167)
Loan servicing fees, net	124	112	152	82
Bank-owned life insurance income, net	122	107	135	134
Other	10	9	115	110

Total noninterest income (loss)	699	(610)	(658)	453

See Notes to Consolidated Financial Statements

Harvard Savings, MHC

Consolidated Statements of Income

(in thousands)

	Nine Months Ended September 30,		Years Ended December 31,
	2009 (Unaudited)	2008 (Unaudited)	2008	2007 (See Note 18)

Noninterest Expense
Compensation and benefits	$1,683	$1,746	$2,396	$2,297
Office occupancy	395	438	627	599
Data processing	389	495	555	451
Professional fees	54	82	115	238
Marketing expense	91	78	109	110
Office supplies	41	58	90	51
Federal deposit insurance	227	46	48	10
Indirect automobile servicing fee	164	208	276	277
Losses on foreclosed assets, net	113	61	172	6
Bank merger expenses	—	55	55	618
Other	125	203	140	198

Total noninterest expense	3,282	3,470	4,583	4,855

Loss Before Income Taxes	(640)	(1,608)	(2,256)	(670)

Provision (Benefit) for Income Taxes	(224)	(865)	(1,065)	4

Net Loss	$(416)	$(743)	$(1,191)	$(674)

See Notes to Consolidated Financial Statements

Harvard Savings, MHC

Consolidated Statements of Equity

(in thousands)

	Retained Earnings	Accumulated Other Comprehensive Income, net of tax	Total Equity

Balance, January 1, 2007 (See Note 18)	$14,377	$1,051	$15,428

Comprehensive loss

Net loss	(674)	—	(674)

Change in unrealized appreciation on available-for-sale securities, net of tax benefit of $(381)	—	(660)	(660)

Total comprehensive loss			(1,334)

Balance, December 31, 2007	13,703	391	14,094

Comprehensive loss

Net loss	(1,191)	—	(1,191)

Change in unrealized appreciation on available-for-sale securities, net of tax benefit of ($199)	—	(376)	(376)

Total comprehensive loss			(1,567)

Balance, December 31, 2008	12,512	15	12,527

Comprehensive loss (unaudited)

Net Loss (unaudited)	(416)	—	(416)

Change in unrealized appreciation on available-for-sale securities, net of tax expense of $36 (unaudited)	—	69	69

Total comprehensive loss (unaudited)			(347)

Balance, September 30, 2009 (unaudited)	$12,096	$84	$12,180

See Notes to Consolidated Financial Statements

Harvard Saving, MHC

Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30,		Years Ended December 31,
	2009 (Unaudited)	2008 (Unaudited)	2008	2007 (See Note 18)

Operating Activities
Net loss	$(416)	$(743)	$(1,191)	$(674)
Items not requiring (providing) cash
Depreciation	161	169	180	240
Provision for (credit to) loan losses	1,048	248	634	(180)
Amortization of premiums and discounts on securities	(10)	(9)	44	8
Deferred income taxes	(224)	(855)	(1,061)	(3)
Net realized gains on loan sales	(186)	(23)	(34)	(8)
Net realized (gains) losses on sales of available-for-sale securities	7	67	66	(11)
Loss on other than temporary impairment of equity securities	45	1,074	1,248	167
Loss on foreclosed assets held for sale	66	12	75	—
Bank-owned life insurance income, net	(65)	(106)	(140)	(134)
Originations of loans held for sale	(24,224)	(6,354)	(7,838)	(4,992)
Proceeds from sales of loans held for sale	24,410	6,377	7,872	5,000
Changes in
Accrued interest receivable	19	33	93	29
Other assets	(432)	226	289	716
Accrued interest payable	(46)	2	(15)	(14)
Other liabilities	216	(208)	(325)	489

Net cash provided by (used in) operating activities	369	(90)	(103)	633

Investing Activities
Net change in interest-bearing deposits	(7,216)	—	—	—
Purchases of available-for-sale securities	(17)	(156)	(170)	(3,330)
Proceeds from the sales of available-for-sale securities	495	4,496	4,140	1,724
Proceeds from maturities and pay-downs of available-for-sale securities	1,427	1,818	2,336	4,479
Purchases of held-to-maturity securities	(4,460)	(1,004)	(1,048)	—
Proceeds from maturities and pay-downs of held-to-maturity securities	1,901	150	430	141
Net change in loans	9,319	(5,768)	(4,323)	(6,715)
Purchase of premises and equipment	(140)	(660)	(645)	(846)
Proceeds from sale of premises and equipment	—	8	10	—
Proceeds from sale of foreclosed assets	592	18	9	—
Purchase of bank-owned life insurance	—	—	—	(877)

Net cash provided by (used in) investing activities	1,901	(1,098)	739	(5,424)

See Notes to Consolidated Financial Statements

Harvard Saving, MHC

Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30,		Years Ended December 31,
	2009 (Unaudited)	2008 (Unaudited)	2008	2007 (See Note 18)

Financing Activities
Net increase (decrease) in demand deposits, money market, NOW and savings accounts	$5,435	$3,204	$4,460	$(1,336)
Net increase (decrease) in certificates of deposit	(156)	1,070	(936)	3,501
Net increase (decrease) in advances from borrowers for taxes and insurance	(273)	(95)	26	13
Proceeds from Federal Home Loan Bank advances	4,928	12,393	8,972	12,460
Repayments of Federal Home Loan Bank advances	(11,214)	(13,104)	(10,133)	(12,820)

Net cash provided by (used in) financing activities	(1,280)	3,468	2,389	1,818

Net Increase (Decrease) in Cash and Cash Equivalents	990	2,280	3,025	(2,973)

Cash and Cash Equivalents, Beginning of Period	14,019	10,994	10,994	13,967

Cash and Cash Equivalents, End of Period	$15,009	$13,274	$14,019	$10,994

Supplemental Cash Flows Information

Interest paid	$3,034	$3,803	$4,947	$5,348

Income taxes paid (net of refunds)	—	—	—	—

Foreclosed assets acquired in settlement of loans	156	867	850	—

See Notes to Consolidated Financial Statements

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Harvard Savings, MHC (Company) owns 100% of the outstanding shares of common stock of Harvard Illinois Financial Corporation, a federal corporation, which in turn owns 100% of the outstanding shares of common stock of Harvard Savings Bank (Bank). The Company is primarily engaged in providing a full range of banking and mortgage services to individual and corporate customers in McHenry and Grundy Counties. The Company also provides other services, such as accounting and brokerage services. The Company is subject to competition from other financial institutions. The Company also is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

The financial information included herein as of September 30, 2009 and for the interim periods ended September 30, 2009 and 2008 is unaudited; however, in the opinion of management the information reflects all adjustments (consisting solely of normal recurring adjustments) that are necessary for a fair presentation. The results shown for nine months ended September 30, 2009 are not necessarily indicative of the results to be obtained for a full year.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Harvard Savings Bank and Harvard Illinois Financial Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

Operating Segment

The Company provides community banking services, including such products and services as loans, certificates of deposits, savings accounts, mortgage originations and brokerage services. These activities are reported as a single operating segment.

The Company does not derive revenues from, or have assets located in, foreign countries, nor does it derive revenues from any single customer that represents 10% or more of the Company’s total revenues.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of foreclosed assets held for sale, review for other-than-temporary impairment of securities, Federal Home Loan Bank stock impairment, and income tax accruals and deferrals. In connection with the determination of the allowance for loan losses and valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties. In connection with the determination of other-than-temporary impairment of securities and Federal Home Loan Bank stock impairment, management performed an analysis based on the present value of the cash flows of securities and the Federal Home Loan Bank’s current activities. The Company performed an analysis to determine that deferred tax assets are realizable based upon the historical level of taxable income and estimates of future taxable income.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At September 30, 2009 (unaudited), and December 31, 2008 and 2007, cash equivalents consisted primarily of interest-bearing demand deposits and securities purchased under agreements to resell.

The financial institutions holding the Company’s cash accounts are participating in the FDIC’s Transaction Account Guarantee Program. Under that program, through December 31, 2009, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account. On May 20, 2009, the increased coverage levels were extended to December 31, 2013.

Effective October 3, 2008, the FDIC’s insurance limits increased to $250,000. The increase in federally insured limits is currently set to expire December 31, 2009. At September 30, 2009 (unaudited), and December 31, 2008, none of the Company’s interest-bearing cash accounts exceeded federally insured limits.

Securities

Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income (loss).

Held-to-maturity securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on non-accrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection. When interest accrual is discontinued, all unpaid accrued interest is reversed against interest income. The interest on these loans is generally accounted for on a cost recovery basis, meaning interest is not recognized until the full past due balance has been collected. Loans may be returned to accrual status when all the principal and interest amounts contractually due are brought current, and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Groups of loans with similar risk characteristics, including individually evaluated loans not determined to be impaired, are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. Estimated useful lives for premises and equipment are: Buildings and improvements 5 – 50 years; Furniture and equipment 5 – 10 years, including software of 3 years.

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

The Company owned $6,549 of Federal Home Loan Bank stock as of September 30, 2009 (unaudited), and December 31, 2008 and 2007. During the third quarter of 2007, the Federal Home Loan Bank of Chicago (FHLB) received a Cease and Desist Order from their regulator, the Federal Housing Finance Board. The order prohibits capital stock repurchases and redemptions until a time to be determined by the Federal Housing Finance Board. The FHLB will continue to provide liquidity and funding through advances. With regard to dividends, the FHLB will continue to assess their dividend capacity each quarter and make appropriate request for approval. The FHLB did not pay a dividend during 2008 or through September 30, 2009 (unaudited). Management performed an analysis as of September 30, 2009 (unaudited), and as of December 31, 2008 and 2007 and deemed the investment in FHLB stock was not other than temporarily impaired.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Banks-owned Life Insurance

Bank-owned life insurance policies are reflected on the consolidated balance sheets at the estimated cash surrender value. Changes in the cash surrender value are reflected in noninterest income in the consolidated statements of income.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Fee Income

Loan origination fees, net of direct origination costs, are recognized as income using the level-yield method over the term of the loans. Brokerage commissions represents fees earned on brokerage activities and are recognized when earned.

Mortgage Servicing Rights

Mortgage servicing rights on originated loans that have been sold are recorded at fair value with changes in fair value included in earnings in the period the change occurs.

Income Taxes

Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. The Company files consolidated income tax returns with its subsidiaries. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

Reclassifications

Certain reclassifications have been made to the 2007 financial statements to conform to the 2008 financial statement presentation. Certain reclassifications have been made to the 2008 financial statements to conform to the 2009 (unaudited) financial statement presentation. These reclassifications had no effect on net income or equity.

Recent and Future Accounting Requirements

On January 1, 2008, Harvard Savings, MHC adopted SFAS No. 157, Fair Value Measurements (SFAS No. 157), which defines fair value, establishes a comprehensive framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. Specifically, SFAS No. 157 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. The adoption and application of SFAS No. 157 did not have a material impact on the Company’s 2008 consolidated financial statements.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment to FASB Statement No. 115. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in Statement 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. The FASB’s stated objective in issuing this standard is as follows: “to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.”

The fair value option established by Statement 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. Statement 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Harvard Savings, MHC did not elect to apply the provisions of FASB Statement No. 159.

In December 2007, the FASB issued Statement No. 141R (revised 2007), Business Combinations, which replaced Statement No. 141. Statement No. 141R retains the fundamental requirements of Statement No. 141, but revises certain principles, including the definition of a business combination, the recognition, and measurement of assets acquired and liabilities assumed in a business combination, the accounting for goodwill, and financial statement disclosure. This statement is effective for annual periods beginning after December 15, 2008. The Company is evaluating the impact, if any, the adoption of FASB Statement No. 141R did not have an effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting No. 160 (“FAS 160”), “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.” The Statement requires that a noncontrolling interest in a subsidiary be reported separately within equity and the amount of consolidated net income specifically attributable to the noncontrolling interest be identified in the consolidated financial statements. It also calls for consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any noncontrolling equity investment retained in deconsolidation. FAS 160 is effective for fiscal years beginning after December 15, 2008. Subsequent to year end, the Company adopted FAS 160, which did not have a material impact on the Company’s consolidated financial statements.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

In March 2008, the FASB issued Statement of Financial Accounting No. 161 (“FAS 161”), “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133.” This Statement requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative agreements. FAS 161 is effective for fiscal years beginning after November 15, 2008. The implementation of FAS 161 did not have a material impact on the Company’s consolidated financial statements.

In May 2008, the FASB issued Statement of Financial Accounting No. 162 (“FAS 162”), “The Hierarchy of Generally Accepted Accounting Principles.” This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This Statement became effective on November 15, 2008. The application of FAS 162 did not have a material impact on the Company’s consolidated financial statements.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment and Interest Income Measurement Guidance of EITF Issue 99-20,” to amend the impairment guidance in EITF Issue No. 99-20 in order to achieve more consistent determination of whether an other-than-temporary impairment (‘OTTI”) has occurred. Prior to this FSP, the impairment model in EITF 99-20 was different from FASB Statement No. 115 (“FAS 115”), “Accounting for Certain Investments in Debt and Equity Securities.” This FSP amended EITF 99-20 to more closely align the OTTI guidance therein to the guidance in FAS 115. Retrospective application to a prior interim or annual period is prohibited. The implementation of this FSP did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued three amendments to the fair value measurement, disclosure and other-than-temporary impairment standards:

•	FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions that are Not Orderly.”

•	FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments.”

•	FAS 107 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.”

FASB Statement of Financial Accounting No. 157 (“FAS 157”), “Fair value Measurements,” defines fair value as the price that would be received to sell the asset or transfer the liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. FAS 157-4 provided additional guidance on identifying circumstances when a transaction may not be considered orderly.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

FAS 157-4 provides a list of factors that a reporting entity should evaluate to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability. When the reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability, further analysis of the information from that market is needed and significant adjustments to the related prices may be necessary to estimate fair value in accordance with FAS 157.

FAS 157-4 clarifies that when there has been a significant decrease in the volume and level of activity for the asset or liability, some transactions may not be orderly. In those situations, the entity must evaluate the weight of evidence to determine whether the transaction is orderly. It also provides a list of circumstances that may indicate that a transaction is not orderly. A transaction price that is not associated with an orderly transaction is given little, if any, weight when estimating fair value.

FAS 115-2 and FAS 124-2 clarifies the interaction of the factors that should be considered when determining whether a debt security is other–than-temporarily impaired. For debt securities, management must assess whether (a) it has the intent to sell the security and (b) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. These steps are done before assessing whether the entity will recover the cost basis of the investment. Previously, this assessment required management to assert it has both the intent and the ability to hold a security for a period of time sufficient to allow for anticipated recovery in fair value to avoid recognizing an other-than-temporary impairment. This change does not affect the need to forecast recovery of the value of the security through either cash flows or market price.

In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell the debt security and it is not more likely than not that it will be required to sell the debt security prior to its anticipated recovery, FAS 115-2 and FAS 124-2 changes the presentation and amount of the other-than-temporary impairment recognized in the income statement. The other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

FAS 107-1 and APB 28-1 amends FASB Statement No. 107 (“FAS 107”), “ Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FAS 107-1 also amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in summarized financial information at interim reporting periods.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

All three FASB Staff Positions discussed herein include substantial additional disclosure requirements. The effective date for these new standards is the same: interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. However, early adoption is allowed only if certain FASB Staff Positions are early adopted together. The Company adopted the new standards as of June 30, 2009, and the adoption did not have a material impact on the Company’s consolidated financial statements.

Note 2: Securities

The amortized cost and approximate fair values of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Available-for-sale Securities:
September 30, 2009 (Unaudited):
U.S. government agencies	$1,017	$41	$—	$1,058
Mortgage-backed securities	1,447	35	—	1,482
State and political subdivisions	582	1	—	583
Equity securities	473	51	—	524

	$3,519	$128	$—	$3,647

December 31, 2008:
U.S. government agencies	$1,214	$29	$—	$1,243
Mortgage-backed securities	2,020	14	(18)	2,016
State and political subdivisions	1,240	16	(18)	1,238
Equity securities	1,001	—	—	1,001

	$5,475	$59	$(36)	$5,498

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
December 31, 2007:
U.S. government agencies	$2,575	$—	$(13)	$2,562
Mortgage-backed securities	2,574	34	(14)	2,594
State and political subdivisions	4,585	64	(3)	4,646
Equity securities	3,358	530	—	3,888

	$13,092	$628	$(30)	$13,690

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Held-to-maturity Securities:
September 30, 2009 (Unaudited):
U.S. government agencies	$500	$44	$—	$544
Mortgage-backed securities	46	—	—	46
Collateralized mortgage obligations	3,518	176	—	3,694
State and political subdivisions	100	3	—	103

	$4,164	$223	$—	$4,387

December 31, 2008:
U.S. government agencies	$500	$66	$—	$566
Mortgage-backed securities	52	1	—	53
Collateralized mortgage obligation	944	19	—	963
State and political subdivisions	100	2	—	102

	$1,596	$88	$—	$1,684

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Held-to-maturity Securities:

December 31, 2007:
U.S. government agencies	$849	$—	$(38)	$811
Mortgage-backed securities	70	—	—	70
State and political subdivisions	101	—	(1)	100

	$1,020	$—	$(39)	$981

With the exception of obligations of U.S. Treasury and other U.S. government agencies and corporations and a collateralized mortgage obligation with a book value and fair value of $1.4 million at September 30, 2009, the Company held no securities at September 30, 2009 with a book value that exceeded 10% of total equity.

All mortgage-backed securities at September 30, 2009 (unaudited), and December 31, 2008 and 2007 were issued by government sponsored enterprises.

As of September 30, 2009 (unaudited), and December 31, 2008 and 2007, the Company had held to maturity investments in privately-issued collateralized mortgage obligations with a carrying value of $3,518, $944, and $0, respectively. The investments had market values of $3,694, $963, and $0, respectively. Management performed an analysis and deemed the investments in private-issued collateralized mortgage obligations were not impaired.

Available for sale equity securities consist of shares in the Shay Asset Management mutual funds, shares of FHLMC and FNMA common stock, and shares in other financial institutions.

The Company recorded an other-than-temporary impairment on the FNMA and FHLMC common stock included in equity securities of $5, $757, $792 and $106 in the nine-month periods in 2009 and 2008 (unaudited), and for 2008 and 2007, respectively. As of September 30, 2009 (unaudited), and December 31, 2008, the Company held investments in FNMA and FHLMC common stock with an amortized cost of $23 and $28, respectively. The investments in FNMA and FHLMC common stock are valued using available market prices. Management performed an analysis and deemed the remaining investment in FNMA and FHLMC common stock was not other than temporarily impaired as of September 30, 2009 (unaudited).

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

The Company also recorded an other than temporary impairment on the Shay Asset Management mutual funds included in equity securities in the amount of $29, $317, $456 and $61 for the nine-month periods in 2009 and 2008 (unaudited), and for 2008 and 2007, respectively. As of September 30, 2009 (unaudited), and December 31, 2008, the Company held investments in the mutual funds with an amortized cost of $419 and $931, respectively. The investments in mutual funds are valued using available market prices. Management performed an analysis and deemed the remaining investment in the mutual funds was not other than temporarily impaired as of September 30, 2009 (unaudited).

The Company recorded an other-than-temporary impairment on other equity securities of $11 and $0 for the months ended September 30, 2009 and 2008, respectively. As of September 30, 2009 (unaudited), and December 31, 2008. The Company held investments in other equity securities with an amortized cost of $31 and $42, respectively.

The amortized cost and fair value of available-for-sale securities and held-to-maturity securities at September 30, 2009 (unaudited), and December 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

September 30, 2009 (unaudited):

	Available-for-sale		Held-to-maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within one year	$32	$32	$—	$—
One to five years	1,160	1,201	600	647
Five to ten years	228	228	—	—
After ten years	179	180	—	—

	1,599	1,641	600	647
Mortgage-backed securities	1,447	1,482	46	46
Collateralized mortgage obligations	—	—	3,518	3,694
Equity securities	473	524	—	—

Totals	$3,519	$3,647	$4,164	$4,387

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

December 31, 2008:

	Available-for-sale		Held-to-maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within one year	$30	$30	$—	$—
One to five years	1,351	1,380	100	102
Five to ten years	845	857	500	566
After ten years	228	214	—	—

	2,454	2,481	600	668

Mortgage-backed securities	2,020	2,016	52	53
Collateralized mortgage obligations	—	—	944	963
Equity securities	1,001	1,001	—	—

Totals	$5,475	$5,498	$1,596	$1,684

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $3,100 at September 30, 2009 (unaudited), $3,057 at December 31, 2008 and $1,797 at December 31, 2007.

Gross gains of $0, $23, $23 and $25 and gross losses of $7, $90, $89 and $14 resulting from sales of available-for-sale securities were realized for the nine-month periods in 2009 and 2008 (unaudited), and for 2008 and 2007, respectively. The tax provision (benefit) applicable to these net realized gains (losses) amounted to $(2), $(23), $(22), and $4, respectively.

Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at September 30, 2009 (unaudited), and December 31, 2008 and 2007, was $0, $1,011 and $3,766, respectively, which is approximately 0%, 14% and 26% of the Company’s available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from recent increases in market interest rates and failure of certain investments to maintain consistent credit quality ratings.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified. Other than temporary impairment was recorded during the nine-month periods in 2009 and 2008 (unaudited), and for 2008 and 2007 and totaled $45, $1,074, $1,248 and $167, respectively as previously described.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

The following table shows our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:

September 30, 2009 (Unaudited)
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$—	$—	$—	$—	$—	$—
State and political subdivisions	—	—	—	—	—	—

Total temporarily impaired securities	$—	$—	$—	$—	$—	$—

December 31, 2008
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. government agencies	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	557	(18)	—	—	557	(18)
State and political subdivisions	290	(3)	164	(15)	454	(18)
Equity securities	—	—	—	—	—	—

Total temporarily impaired securities	$847	$(21)	$164	$(15)	$1,011	$(36)

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

	December 31, 2007
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. government agencies	$239	$(9)	$2,514	$(42)	$2,753	$(51)
Mortgage-backed securities	—	—	735	(14)	735	(14)
State and political subdivisions	—	—	278	(4)	278	(4)

Total temporarily impaired securities	$239	$(9)	$3,527	$(60)	$3,766	$(69)

Note 3: Securities Purchased Under Agreements to Resell

The Company enters into purchases of securities under agreements to resell. The amounts advanced under these agreements were $12,250, $9,550 and $7,300 at September 30, 2009 (unaudited), and December 31, 2008 and 2007, respectively, and represent short-term SBA loans. The securities underlying the agreements are book-entry securities. During the period, the securities were delivered by appropriate entry into the third-party custodian’s account designated by the Company under a written custodial agreement that explicitly recognizes the Company’s interest in the securities. At September 30, 2009 (unaudited), and December 31, 2008, these agreements mature by notice by the Company or 30 days by the custodian. At September 30, 2009 (unaudited), and December 31, 2008 and 2007, $6,200, $8,800 and $7,300 of the agreements to resell securities purchased were outstanding with the BCM High Income Fund, LP. As of December 31, 2008, the remainder of the agreements were with Coastal Securities. As of September 30, 2009 (unaudited), the remainder of the agreements were with Solomon Hoss and Coastal Securities. The Company’s policy requires that all securities purchased under agreements to resell be fully collateralized.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Note 4: Loans and Allowance for Loan Losses

Categories of loans include:

	September 30, 2009	December 31,
	(Unaudited)	2008	2007
Real estate
One-to-four family	$55,920	$62,809	$58,704
Home equity lines of credit and other 2nd mortgages	11,670	11,115	9,778
Multi-family residential	178	1,114	1,349
Commercial	19,610	16,340	16,425
Construction and land development	5,572	6,112	4,815
Commercial and industrial	5,858	5,308	4,785
Indirect automobile, net of dealer reserve	12,625	18,203	23,191
Other consumer	556	916	1,123

Total loans	111,989	121,917	120,170

Less
Loans in process	458	123	1,593
Net deferred loan fees and costs	30	45	80
Allowance for loan losses	1,275	1,000	675

Net loans	$110,226	$120,749	$117,822

Activity in the allowance for loan losses was as follows:

	September 30,
	2009	2008	December 31,
	(Unaudited)	(Unaudited)	2008	2007
Balance, beginning of period	$1,000	$675	$675	$681
Provision for (credit to) loan losses	1,048	248	634	(180)
Recoveries	25	17	18	311
Loans charged off	(798)	(226)	(327)	(137)

Balance, end of period	$1,275	$714	$1,000	$675

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

The Company has a program of purchasing participations in indirect new and used vehicle loans from two different sources. The amount of vehicle loan participations outstanding as of September 30, 2009 (unaudited), and December 31, 2008 and 2007, represented 11%, 15% and 17%, respectively of the total loans outstanding. The amounts shown in the previous table are net of the dealer reserve amount of $218, $373 and $461 as of September 30, 2009 (unaudited), and December 31, 2008 and 2007, respectively.

Impaired loans totaled $3,758, $3,106 and $1,660 at September 30, 2009 (unaudited), and December 31, 2008 and 2007, respectively. An allowance for loan losses of $394, $411 and $145 relates to impaired loans of $1,872, $1,856 and $988, at September 30, 2009 (unaudited), and December 31, 2008 and 2007, respectively. At September 30, 2009 (unaudited), and December 31, 2008 and 2007, impaired loans of $1,886, $1,250 and $672, respectively, had no related allowance for loan losses.

Interest of $68, $31, $54 and $67 was recognized on average impaired loans of $3,432, $1,921, $2,383 and $1,399 for the nine-month periods in 2009 and 2008 (unaudited), and for 2008 and 2007, respectively. Interest of $123, $160, $219 and $54 was recognized on impaired loans on a cash basis during the nine-month period in 2009 and 2008 (unaudited), and for 2008 and 2007, respectively.

At September 30, 2009 (unaudited), and December 31, 2008 and 2007, accruing loans delinquent 90 days or more totaled $34, $23 and $0, respectively. Non-accruing loans at September 30, 2009 (unaudited), and December 31, 2008 and 2007 were $2,616, $2,730 and $1,248, respectively. The following table includes the amount of restructured loans as of September 30, 2009 (unaudited) and December 31, 2008 and 2007.

	September 30,	December 31,
	2009	2008	2007
Amount restructured	$794	$990	$—
Weighted average interest rate
Pre-restructuring	6.75%	7.05%	—
Post-restructuring	4.50%	4.39%	—

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Note 5: Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	September 30, 2009	December 31,
	(Unaudited)	2008	2007
Land	$403	$403	$403
Buildings and improvements	5,940	5,833	4,551
Furniture and equipment	2,414	2,293	2,165
Construction in progress	—	—	817

	8,757	8,529	7,936
Less accumulated depreciation	5,094	4,845	4,707

Net premises and equipment	$3,663	$3,684	$3,229

Construction work in progress represented a remodeling project at the main bank. The project was completed in February 2008 and transferred to buildings and improvements.

Note 6: Loan Servicing

Residential mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $61,235, $50,513, $47,683 and $50,624 at September 30, 2009 and 2008 (unaudited), and December 31, 2008 and 2007, respectively. The Company has a credit enhancement obligation to individual loan losses, to the limit of $932, $987 and $814 at September 30, 2009 (unaudited) and December 31, 2008 and 2007, respectively. Management has determined that the allowance for losses on loans is adequate to cover possible future losses from its credit enhancement obligation.

Custodial escrow balances in connection with the foregoing loan servicing were approximately $167, $143, $329 and $296 at September 30, 2009 and 2008 (unaudited), and December 31, 2008 and 2007, respectively.

Other aggregate fair value of capitalized mortgage servicing rights at September 30, 2009 and 2008 (unaudited), and December 31, 2008 and 2007 was $380, $341, $301 and $329, respectively. Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as costs to service, a discount rate, custodial earnings rate, default rates and losses, and prepayment speeds.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Activity in the balance of servicing assets was as follows:

	September 30,
	2009	2008	December 31,
	(Unaudited)	(Unaudited)	2008	2007
Fair value, beginning of period	$301	$329	$329	$367
Additions
Purchase of servicing assets	151	41	46	43
Less loans refinanced	(67)	(42)	—	—
Changes in fair value, due to changes in valuation inputs or assumptions	(5)	13	(74)	(81)

Fair value, end of period	$380	$341	$301	$329

Note 7: Deposits

Interest-bearing deposits in denominations of $100,000 or more were $22,321, $19,448 and $20,562 on September 30, 2009 (unaudited), and December 31, 2008 and 2007, respectively.

The following table represents deposit interest expense by deposit type:

	September 30,		December 31,
	2009	2008	2008	2007
Demand	$78	$168	$206	$234
Savings, NOW and Money Market	312	422	538	616
Certificates of deposit	1,780	2,219	2,879	3,211
Brokered certificates of deposit	100	141	190	134

Total deposit interest expense	$2,270	$2,950	$3,813	$4,195

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

At September 30, 2009, the scheduled maturities of time and brokered time deposits are as follows:

October 1 – December 31, 2009	$8,084
2010	32,698
2011	17,955
2012	6,028
2013	441
Thereafter	5,755

$70,961

At December 31, 2008, the scheduled maturities of time and brokered time deposits are as follows:

2009	$41,101
2010	8,117
2011	13,737
2012	2,374
2013	105
Thereafter	5,683

$71,117

Note 8: Federal Home Loan Bank Advances

The Federal Home Loan Bank (“FHLB”) advances and lines of credit consisted of the following components:

	September 30, 2009	December 31,
	(Unaudited)	2008	2007
Open line of credit, 3.96% at December 31, 2007	$—	$—	$218
Advances	19,778	26,064	27,007

Total	$19,778	$26,064	$27,225

The Federal Home Loan Bank advances and line of credit are secured by mortgage loans totaling $45,457 and $45,713 at September 30, 2009 (unaudited) and December 31, 2008, respectively. Advances at September 30, 2009 (unaudited) and December 31, 2008 at interest rates from 2.08% to 5.36% and 0.45% to 6.95%, are subject to restrictions or penalties in the event of prepayment.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Annual maturities of the advances at September 30, 2009 (unaudited) are:

October 1 – December 31, 2009	$2,850
2010	5,731
2011	3,638
2012	2,228
2013	3,386
Thereafter	1,945

$19,778

Annual maturities of the advances at December 31, 2008, are:

2009	$12,315
2010	5,731
2011	3,638
2012	953
2013	1,603
Thereafter	1,824

$26,064

Note 9: Income Taxes

The provision (benefit) for income taxes includes these components:

	September 30,
	2009	2008	December 31,
	(Unaudited)	(Unaudited)	2008	2007
Taxes currently payable (refundable)	$—	$(10)	$(4)	$7
Deferred income taxes	(224)	(855)	(1,061)	(3)

Income tax expense (benefit)	$(224)	$(865)	$(1,065)	$4

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

A reconciliation of income tax expense (benefit) at the statutory rate to the Company’s actual income tax expense is shown below:

	September 30,
	2009	2008	December 31,
	(Unaudited)	(Unaudited)	2008	2007
Computed at the statutory rate (34%)	$(218)	$(547)	$(767)	$(228)
Decrease resulting from
Tax exempt interest	(8)	(27)	(31)	(51)
Nondeductible expenses	1	17	18	39
State income taxes	—	—	—	(40)
Changes in deferred tax valuation allowance	(74)	(344)	(344)	319
Cash surrender value of life insurance	(42)	(33)	(43)	(46)
Other	117	69	102	11

Actual tax expense (benefit)	$(224)	$(865)	$(1,065)	$4

Tax rate (benefit) as a percentage of pre-tax loss	(35.0)%	(53.8)%	(47.2)%	.6%

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	September 30, 2009 (Unaudited)	December 31,
		2008	2007
Deferred tax assets
Allowance for loan losses	$519	$213	$6
Accrued employee benefits	704	650	305
Net operating loss carryforwards	794	680	542
Loss on other than temporary impairment of equity securities	334	519	57
Deferred compensation	—	—	329
Deductible merger expenses	—	—	199
Other	—	137	47

	2,351	2,199	1,485

Deferred tax liabilities
Depreciation	(99)	(134)	(98)
FHLB stock dividends	(415)	(415)	(438)
Unrealized gains on available-for-sale securities	(44)	(8)	(207)
Mortgage servicing rights	(129)	(102)	(118)
Other	(10)	—	—

	(697)	(659)	(861)

Net deferred tax asset before valuation allowance	1,654	1,540	624

Valuation allowance
Beginning balance	448	792	473
Increase (decrease) during the period	(74)	(344)	319

Ending balance	374	448	792

Net deferred tax asset (liability)	$1,280	$1,092	$(168)

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

At September 30, 2009 (unaudited), December 31, 2008 and 2007, the Company’s deferred tax asset relating to losses on other than temporary impairment of equity securities resulted in capital losses. Management has established a valuation allowance for the portion of the deferred tax asset as realization of the asset does not meet the “more likely than not” criteria. The carryback period on these losses is three years and the carryforward period is five years from the date of sale. As of December 31, 2008, the Company had not sold any of these securities. During the period ended September 30, 2009 (unaudited), the Company sold securities and was able to carryback the capital losses to prior periods, thereby decreasing the deferred tax asset and related valuation allowance. The carryback of the capital losses generated additional net operating losses for the prior carryback years.

At September 30, 2009 (unaudited), and December 31, 2008 and 2007, the Company had federal net operating loss carryforwards totaling approximately $2,335, $2,000 and $1,095, respectively, which expire in varying amounts between 2024 and 2028.

At September 30, 2009 (unaudited), and December 31, 2008 and 2007, the Company had Illinois net operating loss carryforwards totaling approximately $4,776, $4,396 and $3,482, respectively, which will expire in varying amounts between 2015 and 2020. Management has not recorded a deferred tax asset for the state net operating loss carryforwards.

The decrease in the valuation allowance for the year ended December 31, 2008, was due to the reversal of the previous valuation allowance related to the net operating losses for Morris Building and Loan, s.b. The decrease in the valuation allowance for the period ended September 30, 2009 (unaudited) was due to the carryback of capital losses realized to previous years. Management believes Harvard Savings, MHC will produce taxable earnings in the future which will enable the net operating loss carryforwards to be utilized prior to expiration.

Retained earnings at September 30, 2009 (unaudited), and December 31, 2008 and 2007, include approximately $2,434 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liability on the preceding amount that would have been recorded if they were expected to reverse into taxable income in the foreseeable future was approximately $925 at September 30, 2009 (unaudited) and December 31, 2008 and 2007.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of SFAS No, 109 (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 as of January 1, 2007, and the adoption had no significant impact on the Company’s consolidated financial statements. The Company and subsidiaries file income tax returns in the U.S federal jurisdiction and the state jurisdiction of Illinois. With few exceptions, the Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2005.

Note 10: Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes were as follows:

	September 30, 2009 (Unaudited)	December 31,
		2008	2007

Net unrealized gains (losses) on securities available-for-sale	$53	$(1,889)	$(1,197)
Less reclassification adjustment for realized gains (losses) on sales of securities included in income	(7)	(66)	11
Less reclassification adjustment for loss on other than temporary impairment of equity securities	(45)	(1,248)	(167)

Other comprehensive income (loss), before tax effect	105	(575)	(1,041)
Less tax expense (benefit)	36	(199)	(381)

Other comprehensive income (loss)	$69	$(376)	$(660)

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows:

	September 30, 2009 (Unaudited)	December 31,
		2008	2007
Net unrealized gain on securities available-for-sale	$128	$23	$598
Tax effect	(44)	(8)	(207)

Net-of-tax amount	$84	$15	$391

Note 11: Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table). Management believes, as of September 30, 2009 (unaudited) and December 31, 2008 and 2007, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2008, the most recent notification from regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Then Bank’s actual capital amounts and ratios are also presented in this table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2009 (Unaudited)
Total capital (to risk-weighted assets)	$12,236	11.4%	$8,581	8.0%	$10,726	10.0%

Tier I capital (to risk-weighted assets)	10,961	10.2%	4,291	4.0%	6,436	6.0%

Tier I capital (to average assets)	10,961	6.9%	6,338	4.0%	7,923	5.0%

As of December 31, 2008
Total capital (to risk-weighted assets)	$12,369	11.0%	$8,959	8.0%	$11,199	10.0%

Tier I capital (to risk-weighted assets)	11,369	10.2%	4,480	4.0%	6,719	6.0%

Tier I capital (to average assets)	11,369	7.2%	6,329	4.0%	7,912	5.0%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007
Total capital (to risk-weighted assets)	$14,484	12.9%	$9,053	8.0%	$11,317	10.0%

Tier I capital (to risk-weighted assets)	13,570	12.1%	4,527	4.0%	6,790	6.0%

Tier I capital (to average assets)	13,570	8.6%	6,271	4.0%	7,839	5.0%

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

The following is a reconciliation of the Bank equity amount included in the consolidated balance sheets to the amounts reflected above for regulatory capital purposes:

	September 30, 2009 (Unaudited)	December 31,
		2008	2007
Bank equity	$12,083	$12,414	$13,996
Less net unrealized gains (losses)	84	15	391
Less disallowed servicing amounts	38	30	35
Less disallowed deferred tax assets	1,000	1,000	—

Tier 1 capital	10,961	11,369	13,570

Plus allowance for loan losses	1,275	1,000	675
Plus unrealized gains on available-for-sale equity securities	—	—	239

Total risked-based capital	$12,236	$12,369	$14,484

Note 12: Restriction on Dividends

Without prior approval, the Bank is restricted by Illinois law and regulations of the Illinois Department of Financial and Professional Regulation, State of Illinois, and the Federal Deposit Insurance Corporation as to the maximum amount of dividends it can pay to the Company to the balance of the undivided profits account, adjusted for defined bad debts. As a practical matter, the Bank restricts dividends to a lesser amount because of the need to maintain an adequate capital structure.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Note 13: Related Party Transactions

At September 30, 2009 (unaudited), December 31, 2008 and 2007, the Company had loans outstanding to executive officers, directors and their affiliates (related parties). Changes in loans to executive officers and directors are summarized as follows:

	September 30, 2009 (Unaudited)	December 31,
		2008	2007

Balance beginning of year	$1,200	$1,469	$1,682
New loans	306	—	—
Repayments	(252)	(269)	(213)

Balance, end of year	$1,254	$1,200	$1,469

Deposits from related parties held by the Company at September 30, 2009 (unaudited), and December 31, 2008 and 2007 totaled $3,852, $3,765 and $3,505, respectively.

The Company also has an employee loan program which is described more fully in Note 14.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

Note 14: Employee Benefit Plans

The Company participates in a multi-employer defined benefit retirement plan covering all employees under 65 years of age. Although employees will receive defined benefits under the multi-employer plan, the multi-employer plan does not provide for the accrual of defined pension benefits for the future services of the present employees. The Company’s expense for this plan was $90, $115, $141 and $166 for the nine-month period ended September 30, 2009 and 2008 (unaudited), and the years ended December 31, 2008 and 2007, respectively. The contribution is based on a fixed rate; however, the Employee Retirement Security Act (ERISA) imposes certain contingent liabilities on contributors to multi-employer plans such as this. In the event of plan termination under certain other conditions, a contributor to a multi-employer pension plan may be liable to the government-established Pension Benefit Guarantee Corporation (PBGC) for the pension benefits guaranteed to ERISA in accordance with formulas established by the PBGC. At September 30, 2009 (unaudited), December 31, 2008 and 2007, the Company was unable to determine its share of liability, if any, in the event of such conditions on plan termination. Effective January 1, 2008, the Board approved to close the plan to new employees.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

The Company has a retirement savings 401(k) profit sharing plan covering substantially all employees. The Company matches 50% (25% in 2007) of the employee’s contribution on the first 6% of the employee’s compensation. Employer contributions charged to expense for the nine-month period in 2009 and 2008 (unaudited), and for 2008 and 2007 were $28, $27, $41 and $28, respectively.

The Company has a liability of $1,098, $1,079 and $798 as of September 30, 2009 (unaudited), and December 31, 2008 and 2007, respectively, for deferred compensation agreements with certain directors of the Company. The agreements provide for 120 monthly payments upon retirement of the directors. The charge to expense for the agreements was $83 and $93 for the nine-month period in 2009 and 2008 (unaudited), $120 for 2008 and $181 for 2007. Such charges reflect the deferred director fees plus the interest accrued at the rate of 6.00-8.50% on the contributions to the deferred compensation accounts.

The Company has a supplemental employee retirement plan with certain active officers of the Company. The plan provides for benefits to be paid upon retirement of the officers. The charge to the expense for the plan was $205, $132, $177 and $88 in the nine-month period in 2009 and 2008 (unaudited), and for 2008 and 2007, respectively. Such charges reflect the straight-line accrual over the period until full eligibility of the present value of benefits due each participant on the full eligibility date, using a 6.00% to 8.50% discount factor. The liability for the plan was $973, $834 and $716 at September 30, 2009 (unaudited), and December 31, 2008 and 2007, respectively.

The Company has adopted a lending policy which provides eligible employees, officers, and directors of the Company the opportunity to obtain one mortgage loan (primary residence only) at an interest rate below what is offered to customers in the normal course of business. The interest rate is based upon 1% below the Fannie Mae rate on the date of entering the program or the date the loan is scheduled to re-price. Employees who have been employed full-time for 3 months or have accumulated 1000 hours of employment are eligible to participate in the plan. The outstanding balance of such loans totaled approximately $2,449, $1,949 and $1,422 at September 30, 2009 (unaudited), and December 31, 2008 and 2007, respectively. Approximately $872, $566 and $753, respectively, were loans to executive officers and directors. Effective April 2008, directors are no longer eligible to obtain new loans through this program.

Note 15: Disclosures About Fair Value of Assets and Liabilities

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (FAS 157). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 has been applied prospectively as of the beginning of the year.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include equity securities in FNMA and FHLMC common stock as well as shares in publicly traded financial institutions. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include U.S. government agencies, mortgage-backed securities, collateralized mortgage obligations, municipal securities, and mutual funds. Municipal securities are generally priced using a matrix pricing model. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. These securities include municipal securities with no observable market inputs.

Mortgage Servicing Rights

Mortgage servicing rights do not trade in an active, open market with readily observable prices. Accordingly, fair value is estimated using discounted cash flow models. Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the FAS 157 fair value hierarchy in which the fair value measurements fall:

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

September 30, 2009 (unaudited):

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available-for-sale securities:
US government agencies	$1,058	$—	$1,058	$—
Mortgage-backed securities	1,482	—	1,482	—
State and political subdivisions	583	—	180	403
Equity securities	524	31	493	—

Mortgage servicing rights	380	—	—	380

December 31, 2008:

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available-for-sale securities:
US government agencies	$1,243	$—	$1,243	$—
Mortgage-backed securities	2,016	—	2,016	—
State and political subdivisions	1,238	—	805	433
Equity securities	1,001	70	931	—

Mortgage servicing rights	301	—	—	301

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

The following is a reconciliation of the beginning and ending balances of recurring fair value measurements recognized in the accompanying balance sheet using significant unobservable (Level 3) inputs:

	Available-for-sale Securities	Mortgage Servicing Rights

Balance, January 1, 2009	$433	$301

Total realized and unrealized gains and losses
Included in net income (unaudited)	—	(5)
Included in other comprehensive income (unaudited)	—	—
Purchases, issuances and settlements (unaudited)	(30)	84
Transfers in and/or out of Level 3 (unaudited)	—	—

Balance, September 30, 2009 (unaudited)	$403	$380

Total gains or losses for the period included in net income attributable to the change in unrealized gains or losses related to assets and liabilities still held at the reporting date	$—	$—

	Available-for-sale Securities	Mortgage Servicing Rights

Balance, January 1, 2008	$433	$329

Total realized and unrealized gains and losses
Included in net income	—	(74)
Included in other comprehensive income	—	—
Purchases, issuances and settlements	—	46
Transfers in and/or out of Level 3	—	—

Balance, December 31, 2008	$433	$301

Total gains or losses for the period included in net income attributable to the change in unrealized gains or losses related to assets and liabilities still held at the reporting date	$—	$—

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Following is a description of the valuation methodologies used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

Impaired Loans

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment in accordance with the provisions of Financial Accounting Standard No. 114 (FAS 114), Accounting by Creditors for Impairment of a Loan. Allowable methods for estimating fair value include using the fair value of the collateral for collateral dependent loans or, where a loan is determined not to be collateral dependent, using the discounted cash flow method.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value.

If the impaired loan is determined not to be collateral dependent, then the discounted cash flow method is used. This method requires the impaired loan to be recorded at the present value of expected future cash flows discounted at the loan’s effective interest rate. The effective interest rate of a loan is the contractual interest rate adjusted for any net deferred loan fees or costs, premiums or discount existing at origination or acquisition of the loan.

Impaired loans are classified within Level 3 of the fair value hierarchy.

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the FAS 157 fair value hierarchy in which the fair value measurements fall:

September 30, 2009 (unaudited):

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans	$1,844	$—	$—	$1,844

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

December 31, 2008:

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans	$1,608	$—	$—	$1,608

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value.

Cash and Cash Equivalents, Interest-Bearing Deposits, Federal Home Loan Bank Stock, Interest Receivable, Interest Payable and Advances from Borrowers for Taxes and Insurance

The carrying amount approximates fair value.

Securities

Fair value is based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

Deposits

Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Federal Home Loan Bank Advances

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

The following table presents estimated fair values of the Company’s financial instruments in accordance with FAS 107 not previously disclosed at September 30, 2009 (unaudited), December 31, 2008 and 2007.

	September 30, 2009 (Unaudited)		December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$15,009	$15,009	$14,019	$14,019	$10,994	$10,994
Interest-bearing deposits	7,216	7,216	—	—	—	—
Available-for-sale securities	3,647	3,647	5,498	5,498	13,690	13,690
Held-to-maturity securities	4,164	4,387	1,596	1,684	1,020	981
Loans, net of allowance for loan losses	110,226	112,378	120,749	121,949	117,822	119,465
Federal Home Loan Bank stock	6,549	6,549	6,549	6,549	6,549	6,549
Interest receivable	472	472	491	491	584	584

Financial liabilities
Deposits	122,581	122,501	117,302	118,328	113,778	114,337
Federal Home Loan Bank advances	19,778	20,451	26,064	26,914	27,225	27,358
Advances from borrowers for taxes and insurance	180	180	453	453	427	427
Interest payable	93	93	139	139	154	154

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	0	0	0	0	0	0
Letters of credit	0	0	0	0	0	0
Lines of credit	0	0	0	0	0	0

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Note 16: Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk. Estimates related to other than temporary impairment of securities, Federal Home Loan Bank stock impairment, valuation of foreclosed assets held for sale, and income tax accruals and deferrals are described in Note 1. Other significant estimates and concentrations not discussed in those footnotes include:

Current Economic Conditions

The current economic environment presents financial institutions with unprecedented circumstances and challenges which in some cases have resulted in large declines in the fair values of investments and other assets, constraints on liquidity and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans. The financial statements have been prepared using values and information currently available to the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

Note 17: Commitments and Credit Risk

The Company generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in McHenry and Grundy Counties. The Company’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon economic conditions in McHenry and Grundy Counties.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Commitments to Originate Loans

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At September 30, 2009 (unaudited), and December 31, 2008 and 2007, the Company had outstanding commitments to originate loans aggregating approximately $2,345, $2,077 and $1,064, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period. All loan commitments at September 30, 2009 (unaudited) and December 31, 2008 were at fixed rates of interest. The range of fixed rates was 4.50% to 6.50% as of September 30, 2009 and 4.88% to 7.50% as of December 31, 2008.

Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Company be obligated to perform under the standby letters of credit, the Company may seek recourse from the customer for reimbursement of amounts paid.

The Company had total outstanding standby letters of credit amounting to $388, $388 and $0, at September 30, 2009 (unaudited), and December 31, 2008 and 2007, respectively. The term of the standby letters of credit outstanding at September 30, 2009 (unaudited) and December 31, 2008 expire in 2009. At September 30, 2009 (unaudited), the Company’s deferred revenue under standby letters of credit agreements was nominal.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At September 30, 2009 (unaudited), the Company had granted unused lines of credit to borrowers aggregating approximately $1,923 and $8,731 from commercial lines and open-end consumer lines, respectively. At December 31, 2008, the Company had granted unused lines of credit to borrowers aggregating approximately $2,916 and $8,339 for commercial lines and open-end consumer lines, respectively. At December 31, 2007, unused lines of credit to borrowers aggregated approximately $2,474 for commercial lines and $7,897 for open-end consumer lines.

Other Credit Risk

The Company had a concentration of funds on deposit with the Federal Home Loan Bank totaling $1,743, $3,473 and $2,458 at September 30, 2009 (unaudited), and December 31, 2008 and 2007, respectively.

The Company had a concentration of funds in securities purchased under agreements to resell with BCM High Income Fund, LP totaling $6,200, $8,800 and $7,300 at September 30, 2009 (unaudited), and December 31, 2008 and 2007, respectively.

Note 18: Merger

The Company consummated an agreement to merge Morris Building & Loan, s.b. (Bank) on July 24, 2007. Pursuant to this agreement, all assets and liabilities of the Bank were merged with and into the Company as of April 18, 2008. Accordingly, the financial information for all periods presents the combined financial condition and results of operations as if the combination had been in effect for all periods presented. Under accounting principles generally accepted in the United States of America, a business combination of mutual savings entities, such as this, are accounted for in a manner similar to a pooling-of interest, with the Company recording the assets and liabilities assumed at the carrying value of the Bank as of April 18, 2008.

Costs of the merger have been expensed as incurred and the total amount incurred during 2008 and 2007 was approximately $55 and $618, respectively. The expense amount for 2007 includes $467 of data processing early termination fees incurred by Morris Building & Loan, s.b. The remainder of the merger expenses during 2008 and 2007 were incurred by the Company.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Separate financial information of the Company and Bank is as follows:

	January 1, 2008 through April 18, 2008		Year Ended December 31, 2007
	Harvard	Morris	Harvard	Morris

Net interest income	$791	$229	$2,666	$886
Provision for (credit to) loan losses	24	4	(184)	4
Noninterest income	173	29	499	121
Nonintrest expense	967	424	3,174	1,848
Income taxes	(35)	—	4	—
Net income (loss)	8	(170)	171	(845)
Retained earnings as of April 18, 2008 and December 31, 2007, respectively	11,214	2,327	11,206	2,497
Total assets as of April 18, 2008 and December 31, 2007, respectively	128,575	35,894	125,386	32,949

Note 19: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	September 30, 2009 (Unaudited)	December 31,
		2008	2007
Assets
Cash and due from banks	$8	$9	$9
Investment in common stock of subsidiary	12,172	12,518	14,086
Other assets	351	—	—

Total assets	$12,531	$12,527	$14,095

Liabilities
Other liabilities	$351	$—	$1

Total liabilities	351	—	1

Stockholders’ Equity	12,180	12,527	14,094

Total liabilities and stockholders’ equity	$12,531	$12,527	$14,095

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Condensed Statements of Income

	Period Ending September 30,		Year Ending December 31,
	2009 (Unaudited)	2008 (Unaudited)	2008	2007

Income	$—	$—	$—	$—

Expenses
Other expenses	1	—	—	1

Total expenses	1	—	—	1

Loss Before Income Tax and Equity in Undistributed Income of Subsidiary	(1)	—	—	(1)

Provision (Benefit) for Income Taxes	—	—	—	—

Income Before Equity in Undistributed Loss of Subsidiary	(1)	—	—	(1)

Equity in Undistributed Loss of Subsidiary	(415)	(743)	(1,191)	(673)

Net Loss	$(416)	$(743)	$(1,191)	$(674)

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Condensed Statements of Cash Flows

	Period Ending September 30,		Year Ending December 31,
	2009 (Unaudited)	2008 (Unaudited)	2008	2007

Operating Activities
Net loss	$(416)	$(743)	$(1,191)	$(674)
Items not providing cash, net
Change in other assets and liabilities, net	415	743	1,191	674

Net cash used in operating activities	(1)	—	—	—

Net Change in Cash and Cash Equivalents	(1)	—	—	—

Cash and Cash Equivalents at Beginning of Period	9	9	9	9

Cash and Cash Equivalents at End of Period	$8	$9	$9	$9

Note 20: Subsequent Event

On May 22, 2009, the FDIC adopted a final rule to impose a 5 basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009 which was collected on September 30, 2009. The amount of the special assessment for any institution, however, will not exceed 10 basis points times the institution’s assessment base for the second quarter 2009 risk-based assessment. The special assessment was collected on September 30, 2009. The final rule also provided that if, after June 30, 2009, the reserve ratio of the Deposit Insurance Fund falls to a level that the Board believes would adversely affect public confidence or to a level that shall be close to or below zero at the end of any calendar quarter, the Board, by vote, may impose additional special assessments of up to 5 basis points on all insured depository institutions based on each institution’s total assets minus Tier 1 capital reported on the report of condition for that calendar quarter. As of September 30, 2009 (unaudited), the 5 basis point assessment based on total assets less Tier 1 capital paid by the Company was $74.

Harvard Savings, MHC

Notes to Consolidated Financial Statements

(in thousands)

Note 21: Subsequent Event (Unaudited)

For the period ending September 30, 2009, subsequent events have been evaluated through December 23, 2009 which is the date the financial statements were issued.

Subsequent to December 31, 2008, the increased FDIC insurance limits referred to in Note 1 were extended until December 31, 2013.

Note 22: Plan of Conversion (Unaudited)

On July 16, 2009, the Company’s Board of Directors approved a plan (the “Plan”) to convert from a federally-chartered mutual holding company to a federally-chartered stock holding company. The Plan is subject to approval by the Office of Thrift Supervision (OTS) and includes the filing of a registration statement with the Securities and Exchange Commission.

The Plan calls for the common stock of the holding company to be offered to various parties in a subscription offering at a price based on an independent appraisal of the Company. It is anticipated that any shares not purchased in the subscription offering will be offered in a community offering. The Company may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account discussed below or the regulatory capital requirements imposed by the OTS.

At the time of conversion, the Company will establish a liquidation account in an amount equal to its retained earnings as reflected in the latest balance sheet used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their deposit accounts in the Company after conversion. In the event, eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock.

Total expenses related to the conversion were $350,967 at September 30, 2009. These costs are being capitalized and will be offset against proceeds from the offering, should the conversion be successful. If the conversion is not successful, these costs will immediately be recorded as an expense in the income statement.

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Harvard Illinois Bancorp, Inc. or Harvard Savings Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Harvard Illinois Bancorp, Inc. or Harvard Savings Bank since any of the dates as of which information is furnished herein or since the date hereof.

HARVARD ILLINOIS BANCORP, INC.

(Proposed Holding Company for

Harvard Savings Bank)

Up to 1,035,000 Shares of

Common Stock

Par value $0.01 per share

(Subject to Increase to up to 1,190,250 Shares)

PROSPECTUS

KEEFE, BRUYETTE & WOODS

February 12, 2010

Until March 18, 2010 or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.